Filed pursuant to Rule 424(b)(3)
File No. 333-132352

Prospectus

Gran Tierra Energy Inc.

17,572,745 shares of common stock

This prospectus relates to the offering by the selling stockholders of Gran Tierra Energy Inc. of up to 17,572,745 shares of our common stock, par value $0.001 per share. Those shares of common stock include 10,336,434 shares of common stock and 7,236,311 shares of common stock underlying warrants, issued to certain investors in three private offerings. We are registering the offer and sale of the common stock, including common stock underlying warrants, to satisfy registration rights we have granted to the selling stockholders.

We will not receive any proceeds from the sale of common stock by the selling stockholders. We may receive proceeds from the exercise price of the warrants if they are exercised by the selling stockholders. We intend to use any proceeds received from the selling stockholders’ exercise of the warrants for working capital and general corporate purposes.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

Our common stock is traded on the OTC Bulletin Board under the symbol “GTRE.OB”. On February 2, 2007 the closing price of the common stock was $1.46 per share.

Investing in our common stock involves risks. Before making any investment in our securities, you should read and carefully consider risks described in the Risk Factors beginning on page 4 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 6, 2007

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SUMMARY

This summary highlights information contained elsewhere in this prospectus but might not contain all of the information that is important to you. Before investing in our common stock, you should read the entire prospectus carefully, including the “Risk Factors” section and our financial statements and the note thereto included elsewhere in this prospectus.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “Gran Tierra,” “we,” “us,” and “our,” refer to Gran Tierra Energy Inc., a Nevada corporation, and our subsidiaries.

Our Company

On November 10, 2005 (the “Closing Date”), Goldstrike Inc. (the previous public reporting entity), Gran Tierra Energy Inc., a privately held Canadian corporation (“Gran Tierra Canada”) and the holders of Gran Tierra Canada’s capital stock entered into a share purchase agreement, and Goldstrike and Gran Tierra Goldstrike, Inc. (“Goldstrike Exchange Co.”), a Canadian subsidiary of Goldstrike, entered into an assignment agreement. In these two transactions, the holders of Gran Tierra Canada’s capital stock acquired shares of either Goldstrike common stock or exchangeable shares of Goldstrike Exchange Co., and Goldstrike Exchange Co. acquired substantially all of Gran Tierra Canada’s capital stock. Immediately following these transactions, Goldstrike Exchange Co. acquired the remaining shares of Gran Tierra Canada outstanding after the initial share exchange for shares of common stock of Gran Tierra Energy Inc. using the same exchange ratio as used in the initial exchange. This two step process was part of a single transaction, whereby Gran Tierra Canada became a wholly-owned subsidiary of Goldstrike Inc.  Additionally, Goldstrike changed its name to Gran Tierra Energy Inc. with the management and business operations of Gran Tierra Canada, remaining incorporated in the State of Nevada.

Following the above-described transaction, our operations and management are substantially the operations and management of Gran Tierra Canada prior to the transactions. The former Gran Tierra Canada was formed by an experienced management team in early 2005, which collectively has over 100 years of hands-on experience in oil and natural gas exploration and production in most of the world’s principal petroleum producing regions. Our objective is to acquire and exploit international opportunities in oil and natural gas exploration, development and production, focusing on South America. We made our initial acquisition of oil and gas producing and non-producing properties in Argentina in September 2005 for a total purchase price of approximately $7 million. In addition, we recently acquired assets in Colombia and other minor interests in Argentina and Peru.

Goldstrike Inc. was incorporated on June 9, 2003 in the State of Nevada and commenced operations as an exploration stage company to pursue opportunities in the field of mineral exploration. Goldstrike was engaged in the acquisition, and exploration of mineral properties with a view to exploiting any discovered mineral deposits that demonstrate economic feasibility. Goldstrike owned a 100% undivided interest in 32 contiguous mineral claim units located in British Columbia, Canada. Immediately following the share exchange described above, Goldstrike disposed of its mineral claims and its resulting operations consisted primarily of the operations of Gran Tierra Canada before the share exchange.

Recent Developments

In the above-described transactions between Goldstrike and the holders of Gran Tierra Canada common stock, Gran Tierra Canada shareholders were permitted to elect to receive, for each share of Gran Tierra Canada’s common stock: (1) 1.5873016 exchangeable shares of Goldstrike Exchange Co. (and ancillary rights), or (2) 1.5873016 shares of common stock of Goldstrike, or (3) a combination of Goldstrike Exchange Co. exchangeable shares and Goldstrike common stock. All of Gran Tierra Canada’s shares were, through a series of exchanges, exchanged for shares of Goldstrike and/or exchangeable shares of Goldstrike Exchange Co. Each exchangeable share of Goldstrike Exchange Co. is exchangeable into one share of our common stock.

The share exchange between the former shareholders of Gran Tierra Canada and the former Goldstrike brought the assets, management, business operations and business plan of the former Gran Tierra into the framework of the company formerly known as Goldstrike and it is treated as a recapitalization of Gran Tierra for financial accounting purposes. Accordingly, the historical financial statements of Goldstrike before the share purchase and assignment transactions will be replaced with the historical financial statements of Gran Tierra Canada before the share exchange in all future filings with the SEC.

Before the share purchase and assignment transactions and in contemplation of such, Goldstrike provided Gran Tierra Canada with financing to allow Gran Tierra Canada to acquire properties in Argentina on September 1, 2005. Goldstrike derived the funds necessary to provide this financing from the proceeds of the initial closing of a private offering of its securities, described in more detail below. Gran Tierra Canada’s financing was evidenced by a loan agreement and promissory note dated September 1, 2005, under which Goldstrike committed to loan Gran Tierra Canada up to $8,337,916, of which Gran Tierra Canada borrowed an initial $6,665,198.30.

On September 1 and October 7, 2005, Goldstrike completed closings on a first private placement offering (the “First 2005 Offering”) to accredited investors raising $9,353,507 from the sale of 11,691,884 units of Goldstrike’s securities, each unit consisting of one share of common stock and a warrant to purchase one-half share of common stock. Canaccord Capital Corporation received $52,178 in cash and 250,000 shares of Goldstrike’s common stock in payment of fees for services to Goldstrike as placement agent. The proceeds from the September 1, 2005 closing of the sale of Goldstrike’s units were used to fund the September 1, 2005 loan from Goldstrike to Gran Tierra Canada. Proceeds derived from the October 7, 2005 closing were used to increase Goldstrike’s loan commitment to Gran Tierra Canada from $8,337,916 to $9,313,492, and Gran Tierra Canada borrowed an additional $800,000 from Goldstrike. On April 12, 2006, one investor from the First 2005 Offering exercised options underlying a total of 37,500 shares of our common stock.

On October 27, 2005, Goldstrike completed a first closing on a second private placement offering of units to accredited investors in which it sold 1,250,000 units for consideration of $1,000,000. Goldstrike used the proceeds of the October 27, 2005 closing to increase its loan commitment to Gran Tierra Canada from $9,313,492 to $10,313,492. Gran Tierra Canada borrowed an additional $700,000 under the Goldstrike loan commitment. The terms of the original agreement for the loan commitment stated that the amounts borrowed by Gran Tierra Canada under the loan commitment would be deemed forgiven upon the consummation of the merger between Goldstrike and Gran Tierra Canada.  However, on November 11, 2005 Goldstrike and Gran Tierra Canada agreed to amend the terms of the agreement to provide that all amounts borrowed under the loan commitment would remain outstanding after the merger, and that the promissory note evidencing such amounts would be amended to a demand note without a stated due date.  Gran Tierra has executed an amended and restated bridge loan promissory note and an amendment to the loan agreement.  This loan is currently outstanding.  We have not presented the note to Gran Tierra Canada or otherwise made a demand on Gran Tierra Canada to pay any portion of the outstanding principal or accrued interest on the loan.

Following the October 27, 2005 closing date, on December 14, 2005, we completed a sale of units in a second closing of the second offering to accredited investors (together with the October 27, 2005 closing, the “Second 2005 Offering”). In this second closing of the Second 2005 Offering, we sold an additional 1,343,222 units for consideration of $1,074,578. The net proceeds from the second closing of the second offering were used for working capital and general corporate purposes. In total, we sold 2,593,222 units for an aggregate of $2,074,578 in the second private offering.

A final sale of unregistered shares of common shares to accredited investors was completed on February 2, 2006 (the “Third 2005 Offering”). In the Third 2005 Offering, we sold 762,500 shares of our common stock and warrants to acquire 381,250 shares of common stock for consideration of $610,000. We also issued 250,000 shares of common stock as a finder’s fee in conjunction with the private offerings. On February 2, 2006, two investors from the Third 2005 Offering exercised warrants underlying a total of 250,000 shares of our common stock.

Argosy Acquisition

On June 20, 2006, we acquired all of the limited partnership interests of Argosy Energy International (“Argosy”) and all of the issued and outstanding capital stock of Argosy Energy Corp. (“AEC”), a Delaware corporation and the general partner of Argosy. We paid $37.5 million in cash, issued 870,647 shares of our common stock and granted participation rights (including overriding royalty interests and net profit interests) in certain Argosy assets valued at $1 million. Argosy, a Utah limited partnership, holds a diverse portfolio of producing properties, drill-ready prospects and exploration acreage in Colombia.

Argosy’s oil production averaged approximately 987 barrels per day (after royalty) during the fourth quarter of 2005. Royalty rates are 20% and 8% for Argosy’s producing properties. Argosy’s net land position was approximately 153,000 acres.

CGC Acquisition

On February 15, 2006, we made an offer to acquire certain interests of Compania General de Combustibles S.A. ("CGC") in eight properties in Argentina. On November 2, 2006, we closed on the purchase of interests in four properties for a total purchase price of $2.1 million. The assets purchased include a 93.18% participation interest in the Valle Morado block, a 100% interest in the Santa Victoria block and the remaining 50% interests in the Nacatimbay and Ipaguazu blocks (in which we currently hold 50% interests).

On December 1, 2006, we closed on the purchase of interests in two other properties from CGC, including a 75% interest in the El Chivil block and a 75% participation interest in the Surubi block, each located in the Noroeste Basin of Argentina, for a total purchase price of $2.5 million. We also purchased the remaining 25% minority interest in each property from the joint venture partner for a total purchase price of $280,000.

The total purchase price for the acquisition of CGC’s interests in all six properties acquired to date is equal to $4.6 million. Post-closing adjustments which reflect original values assigned to the properties, amended terms, revenues and costs from the effective date of January 1, 2006 are expected to amount to a net cash outlay of approximately $3.5 million.

On November 30, 2006, in connection with the closings of the transactions described above, our board of directors reached a final determination not to pursue the acquisition of either CGC’s 17.85% interest in the Palmar Largo joint venture or CGC’s 5% interest in the Aguarague joint venture, and to allow our option to acquire these interests to expire by its terms on December 5, 2006.  The offer to purchase those properties was subject to rights of first refusal and certain third party consents.

Recent Financing Activity

On June 20, 2006, we completed the sale of 43,336,051 units of our securities, deriving gross proceeds of $65,004,076. Each unit consisted of one share of our common stock and a warrant to purchase one-half share of our common stock for a period of five years at an exercise price of $1.75 per whole share. On June 29, 2006, we conducted a second closing of the offering of units of our securities, deriving additional gross proceeds of $5,454,944 from the sale of 3,636,629 additional units. On June 30, 2006, we conducted a final closing of the offering of units of our securities, deriving additional gross proceeds of $4,540,980 from the sale of 3,027,320 additional units. In connection with the three closings of the offering, we sold a total of 50,000,000 units for gross proceeds totaling $75,000,000.

Proceeds of $1,280,993 from this private placement remain in escrow. Those proceeds will be released to us when we receive the required exemption from the Alberta Securities Commission that the trading of our shares issued in this private placement is exempt from the prospectus requirements for purchasers resident in Alberta, Canada. We have applied for the relevant exemption and have provided information requested by the Alberta Securities Commission.

Management

We announced on January 3, 2007 that we had accepted the resignation of James Hart from his position as our Chief Financial Officer and Vice President, Finance. Mr. Hart’s resignation was not based upon any disagreement with us. Effective January 2, 2007, our Board of Directors elected Martin H. Eden to fill the position of Chief Financial Officer, filling the vacancy created by Mr. Hart’s resignation. The election of Mr. Eden to the position of Chief Financial Officer was not pursuant to any arrangement or understanding between Mr. Eden and any third party. Mr. Eden began full time employment with us on January 2, 2007. Mr. Hart will continue to serve us in a business development position and as a director.

Corporate Information

Goldstrike Inc., now known as Gran Tierra Energy Inc., was incorporated under the laws of the State of Nevada on June 6, 2003. Our principal executive offices are located at 300, 611 - 10th Avenue S.W., Calgary, Alberta, Canada. The telephone number at our principal executive offices is (403) 265-3221. Our website address is www.grantierra.com. Information contained on our website is not deemed part of this prospectus.

The Offering

Common stock currently outstanding (1)	95,455,765 shares

Common stock offered by the selling stockholders (2)	17,572,745 shares

Common stock outstanding after the offering (3)	102,692,076 shares

Use of Proceeds
We will not receive any proceeds from the sale of common stock offered by this prospectus. We will receive the proceeds from any warrant exercises, which we intend to use for general corporate purposes, including for working capital.

OTC Bulletin Board Symbol	GTRE.OB

(1) Includes 10,336,434 shares of common stock which will not be available to trade publicly until the registration statement of which this prospectus is a part is declared effective by the SEC. Also includes 16,666,667 shares of common stock which are issuable upon the exchange of exchangeable shares of Goldstrike Exchange Co. and 68,452,664 shares of issued and outstanding common stock which will not be registered under this registration statement.

(2) Includes 7,236,311 shares of common stock underlying warrants issued to the selling stockholders.

(3) Assumes the full exercise of all 7,236,311 warrants.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks below before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

We are a new enterprise engaged in the business of oil and natural gas exploration and development. The business of exploring for, developing and producing oil and natural gas reserves is inherently risky. We will face numerous and varied risks which may prevent us from achieving our goals.

We are a Development Stage Company With Limited Operating History for You to Evaluate Our Business. We May Never Attain Profitability.

We are a development stage company and have limited current oil or natural gas operations. As an oil and gas exploration and development company with limited operating history, it is difficult for potential investors to evaluate our business. Our proposed operations are therefore subject to all of the risks inherent in light of the expenses, difficulties, complications and delays frequently encountered in connection with the formation of any new business, as well as those risks that are specific to the oil and gas industry. Investors should evaluate us in light of the delays, expenses, problems and uncertainties frequently encountered by companies developing markets for new products, services and technologies. We may never overcome these obstacles.

Our business is speculative and dependent upon the implementation of our business plan and our ability to enter into agreements with third parties for the rights to exploit potential oil and gas reserves on terms that will be commercially viable for us.

Unanticipated Problems in Our Operations May Harm Our Business and Our Viability.

If our operations in Argentina and Colombia are disrupted and/or the economic integrity of these projects is threatened for unexpected reasons, our business may experience a setback. These unexpected events may be due to technical difficulties, geographic and weather conditions, business reasons or otherwise. Because we are at the beginning stages of our development, we are particularly vulnerable to these events. Prolonged problems may threaten the commercial viability of our operations. Moreover, the occurrence of significant unforeseen conditions or events in connection with our acquisition of operations in Argentina and Colombia may cause us to question the thoroughness of our due diligence and planning process which occurred before the acquisitions, which may cause us to reevaluate our business model and the viability of our contemplated business. Such actions and analysis may cause us to delay development efforts and to miss out on opportunities to expand our operations.

We May Be Unable to Obtain Development Rights We Need to Build Our Business, and Our Financial Condition and Results of Operations May Deteriorate.

Our business plan focuses on international exploration and production opportunities, initially in South America and later in other parts of the world. Thus far, we have acquired interests for exploration and development in four properties  in Argentina, seven properties in Colombia and one property in Peru. In the event that we do not succeed in negotiating additional property acquisitions, our future prospects will likely be substantially limited, and our financial condition and results of operations may deteriorate.

Our Lack of Diversification Will Increase the Risk of an Investment in Our Common Stock.

Our business will focus on the oil and gas industry in a limited number of properties, initially in Argentina, Colombia and Peru, with the intention of expanding elsewhere in South America and later into other parts of the world. Larger companies have the ability to manage their risk by diversification. However, we will lack diversification, in terms of both the nature and geographic scope of our business. As a result, factors affecting our industry or the regions in which we operate will likely impact us more acutely than if our business were more diversified.

Strategic Relationships Upon Which We May Rely are Subject to Change, Which May Diminish Our Ability to Conduct Our Operations.

Our ability to successfully bid on and acquire additional properties, to discover reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will depend on developing and maintaining close working relationships with industry participants and on our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment. These realities are subject to change and may impair Gran Tierra’s ability to grow.

To develop our business, we will endeavor to use the business relationships of our management to enter into strategic relationships, which may take the form of joint ventures with other private parties or with local government bodies, or contractual arrangements with other oil and gas companies, including those that supply equipment and other resources that we will use in our business. We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain our relationships. If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

Competition in Obtaining Rights to Explore and Develop Oil and Gas Reserves and to Market Our Production May Impair Our Business.

The oil and gas industry is highly competitive. Other oil and gas companies will compete with us by bidding for exploration and production licenses and other properties and services we will need to operate our business in the countries in which we expect to operate. This competition is increasingly intense as prices of oil and natural gas on the commodities markets have risen in recent years. Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors. Competitors include larger, foreign owned companies, which, in particular, may have access to greater resources than us, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests.

We May Be Unable to Obtain Additional Capital that We Will Require to Implement Our Business Plan, Which Could Restrict Our Ability to Grow.

We expect that our current capital and our other existing resources will be sufficient only to provide a limited amount of working capital, and the revenues generated from our properties in Argentina and Colombia will not alone be sufficient to fund our operations or planned growth. We will require additional capital to continue to operate our business beyond the initial phase of our current activities and to expand our exploration and development programs to additional properties. We may be unable to obtain additional capital required. Furthermore, inability to attain capital may damage our reputation and credibility with industry participants in the event we cannot close previously announced transactions.

Future acquisitions and future exploration, development, production and marketing activities, as well as our administrative requirements (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) will require a substantial amount of additional capital and cash flow.

We will immediately require such additional capital and we plan to pursue sources of such capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means. We may not be successful in locating suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means. If we do succeed in raising additional capital, the capital received through our past private offerings to accredited investors may not be sufficient to fund our operations going forward without obtaining additional capital financing. Furthermore, future financings are likely to be dilutive to our stockholders, as we will most likely issue additional shares of common stock or other equity to investors in future financing transactions. In addition, debt and other mezzanine financing may involve a pledge of assets and may be senior to interests of equity holders.

Our ability to obtain needed financing may be impaired by such factors as the capital markets (both generally and in the oil and gas industry in particular), our status as a new enterprise without a demonstrated operating history, the location of our oil and natural gas properties in developing countries and prices of oil and natural gas on the commodities markets (which will impact the amount of asset-based financing available to us) and/or the loss of key management. Further, if oil and/or natural gas prices on the commodities markets decrease, then our revenues will likely decrease, and such decreased revenues may increase our requirements for capital. Some of the contractual arrangements governing our operations may require us to maintain minimum capital, and we may lose our contract rights (including exploration, development and production rights) if we do not have the required minimum capital. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), we may be required to cease our operations.

We May Be Unable to Meet Our Capital Requirements in the Future, Causing Us to Curtail Future Growth Plans or Cut Back Existing Operations.

We may need additional capital in the future, which may not be available to us on reasonable terms or at all. The raising of additional capital may dilute our stockholders’ interests. We may need to raise additional funds through public or private debt or equity financings in order to meet various objectives including but not limited to:

▪	pursuing growth opportunities, including more rapid expansion;

▪	acquiring complementary businesses;

▪	making capital improvements to improve our infrastructure;

▪	hiring qualified management and key employees;

▪	responding to competitive pressures;

▪	complying with licensing, registration and other requirements; and

▪	maintaining compliance with applicable laws.

Any additional capital raised through the sale of equity may dilute stockholders’ ownership percentage in us. This could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and issuances of incentive awards under equity employee incentive plans, which may have a further dilutive effect.

Furthermore, any additional financing we may need may not be available on terms favorable to us, or at all. If we are unable to obtain required additional financing, we may be forced to curtail our growth plans or cut back our existing operations.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.

 If We Fail to Make the Cash Calls Required by Our Current Joint Ventures or Any Future Joint Ventures, We May be Required to Forfeit Our Interests in Such Joint Ventures and Our Results of Operations and Our Liquidity Would be Negatively Affected.

If we fail to make the cash calls required by our joint ventures, we may be required to forfeit our interests in such joint ventures, which could substantially affect the implementation of our business strategy. In connection with our joint venture in Palmar Largo, we were required to place $400,000 in escrow to secure future cash calls. All of these funds have been returned to us. However, in the future we will be required to make periodic cash calls in connection with our Palmar Largo joint venture or any of our other joint venture activity, or we may be required to place additional funds in escrow to secure our obligations related to our joint venture activity. If we fail to make the cash calls required in connection with the joint ventures, we will be subject to certain penalties and eventually would be required to forfeit our interest in the joint venture.

We May Not Be Able To Effectively Manage Our Growth, Which May Harm Our Profitability.

Our strategy envisions expanding our business. If we fail to effectively manage our growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure you that we will be able to:

▪	expand our systems effectively or efficiently or in a timely manner;

▪	allocate our human resources optimally;

▪	identify and hire qualified employees or retain valued employees; or

▪	incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

If we are unable to manage our growth and our operations our financial results could be adversely affected by inefficiency, which could diminish our profitability.

Our Business May Suffer If We Do Not Attract and Retain Talented Personnel.

Our success will depend in large measure on the abilities, expertise, judgment, discretion integrity and good faith of our management and other personnel in conducting the business of Gran Tierra. We have a small management team consisting of Dana Coffield, our President and Chief Executive Officer, James Hart, our Vice President, Finance and Chief Financial Officer, Max Wei, our Vice President, Operations,  Rafael Orunesu, our President of Gran Tierra activities in Argentina, and Edgar Dyes, our President of Gran Tierra activities in Colombia. The loss of any of these individuals or our inability to attract suitably qualified staff could materially adversely impact our business. We may also experience difficulties in certain jurisdictions in our efforts to obtain suitably qualified staff and retaining staff who are willing to work in that jurisdiction. We do not currently carry life insurance for our key employees.

Our success depends on the ability of our management and employees to interpret market and geological data correctly and to interpret and respond to economic market and other conditions in order to locate and adopt appropriate investment opportunities, monitor such investments and ultimately, if required, successfully divest such investments. Further, our key personnel may not continue their association or employment with Gran Tierra and we may not be able to find replacement personnel with comparable skills. We have sought to and will continue to ensure that management and any key employees are appropriately compensated; however, their services cannot be guaranteed. If we are unable to attract and retain key personnel, our business may be adversely affected.

Our Management Team Does Not Have Extensive Experience in Public Company Matters, Which Could Impair Our Ability to Comply With Legal and Regulatory Requirements.

Our management team has had limited U.S. public company management experience or responsibilities, which could impair our ability to comply with legal and regulatory requirements, such as the Sarbanes-Oxley Act of 2002 and applicable federal securities laws including filing required reports and other information required on a timely basis. Our management may not be able to implement and affect programs and policies in an effective and timely manner that adequately respond to increased legal, regulatory compliance and reporting requirements imposed by such laws and regulations. Our failure to comply with such laws and regulations could lead to the imposition of fines and penalties and further result in the deterioration of our business.

We may not be Able to Continue as a Going Concern.

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have a history of net losses that are likely to continue in the future. We have included an explanatory paragraph in Note 1 of our audited financial statements for the year ended December 31, 2005 and for the most recent quarter ended September 30, 2006, to the effect that our dependence on equity and debt financing raises substantial doubt about our ability to continue as a going concern. Our accumulated deficit at September 30, 2006 was $4,076,711.  Our financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

Our operations must begin to provide sufficient revenues to improve our working capital position. If we are unable to become profitable and cannot generate cash flow from our operating activities sufficient to satisfy our current obligations and meet our capital investment objectives, we may be required to raise additional capital or debt to fund our operations, reduce the scope of our operations or discontinue our operations.

Risks Related to our Prior Business May Adversely Affect our Business.

Before the share exchange transaction between Goldstrike and Gran Tierra Canada, Goldstrike’s business involved mineral exploration, with a view towards development and production of mineral assets, including ownership of 32 mineral claim units in a property in British Columbia, Canada and the exploration of this property. We have determined not to pursue this line of business following the share exchange, but could still be subject to claims arising from the former Goldstrike business. These claims may arise from Goldstrike’s operating activities (such as employee and labor matters), financing and credit arrangements or other commercial transactions. While no claims are pending and we have no actual knowledge of any threatened claims, it is possible that third parties may seek to make claims against us based on Goldstrike’s former business operations. Even if such asserted claims were without merit and we were ultimately found to have no liability for such claims, the defense costs and the distraction of management’s attention may harm the growth and profitability of our business. While the relevant definitive agreements executed in connection with the share exchange provide indemnities to us for liabilities arising from the prior business activities of Goldstrike, these indemnities may not be sufficient to fully protect us from all costs and expenses.

Risks Related to Our Industry

Our Exploration for Oil and Natural Gas Is Risky and May Not Be Commercially Successful, Impairing Our Ability to Generate Revenues from Our Operations.

Oil and natural gas exploration involves a high degree of risk. These risks are more acute in the early stages of exploration. Our expenditures on exploration may not result in new discoveries of oil or natural gas in commercially viable quantities. It is difficult to project the costs of implementing an exploratory drilling program due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over pressured zones and tools lost in the hole, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof. If exploration costs exceed our estimates, or if our exploration efforts do not produce results which meet our expectations, our exploration efforts may not be commercially successful, which could adversely impact our ability to generate revenues from our operations.

We May Not Be Able to Develop Oil and Gas Reserves on an Economically Viable Basis, and Our Reserves and Production May Decline as a Result.

To the extent that we succeed in discovering oil and/or natural gas reserves, we cannot assure that these reserves will be capable of production levels we project or in sufficient quantities to be commercially viable. On a long-term basis, Gran Tierra’s viability depends on our ability to find or acquire, develop and commercially produce additional oil and gas reserves. Without the addition of reserves through exploration, acquisition or development activities, our reserves and production will decline over time as reserves are produced. Our future reserves will depend not only on our ability to develop then-existing properties, but also on our ability to identify and acquire additional suitable producing properties or prospects, to find markets for the oil and natural gas we develop and to effectively distribute our production into our markets.

Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-downs of connected wells resulting from extreme weather conditions, problems in storage and distribution and adverse geological and mechanical conditions. While we will endeavor to effectively manage these conditions, we cannot be assured of doing so optimally, and we will not be able to eliminate them completely in any case. Therefore, these conditions could diminish our revenue and cash flow levels and result in the impairment of our oil and natural gas interests.

Estimates of Oil and Natural Gas Reserves that We Make May Be Inaccurate and Our Actual Revenues May Be Lower than Our Financial Projections.

We will make estimates of oil and natural gas reserves, upon which we will base our financial projections. We will make these reserve estimates using various assumptions, including assumptions as to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Some of these assumptions are inherently subjective, and the accuracy of our reserve estimates relies in part on the ability of our management team, engineers and other advisors to make accurate assumptions. Economic factors beyond our control, such as interest rates and exchange rates, will also impact the value of our reserves. The process of estimating oil and gas reserves is complex, and will require us to use significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each property. As a result, our reserve estimates will be inherently imprecise. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from those we estimate. If actual production results vary substantially from our reserve estimates, this could materially reduce our revenues and result in the impairment of our oil and natural gas interests.

Drilling New Wells Could Result in New Liabilities, Which Could Endanger Our Interests in Our Properties and Assets.

There are risks associated with the drilling of oil and natural gas wells, including encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, craterings, sour gas releases, fires and spills. The occurrence of any of these events could significantly reduce our revenues or cause substantial losses, impairing our future operating results. We may become subject to liability for pollution, blow-outs or other hazards. We will obtain insurance with respect to these hazards, but such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. The payment of such liabilities could reduce the funds available to us or could, in an extreme case, result in a total loss of our properties and assets. Moreover, we may not be able to maintain adequate insurance in the future at rates that are considered reasonable. Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations.

Decommissioning Costs Are Unknown and May be Substantial; Unplanned Costs Could Divert Resources from Other Projects.

We may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which we use for production of oil and gas reserves. Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.” We have not yet determined whether we will establish a cash reserve account for these potential costs in respect of any of our current properties or facilities, or if we will satisfy such costs of decommissioning from the proceeds of production in accordance with the practice generally employed in onshore and offshore oilfield operations. If decommissioning is required before economic depletion of our properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

Our Inability to Obtain Necessary Facilities Could Hamper Our Operations.

Oil and natural gas exploration and development activities are dependent on the availability of drilling and related equipment, transportation, power and technical support in the particular areas where these activities will be conducted, and our access to these facilities may be limited. To the extent that we conduct our activities in remote areas, needed facilities may not be proximate to our operations, which will increase our expenses. Demand for such limited equipment and other facilities or access restrictions may affect the availability of such equipment to us and may delay exploration and development activities. The quality and reliability of necessary facilities may also be unpredictable and we may be required to make efforts to standardize our facilities, which may entail unanticipated costs and delays. Shortages and/or the unavailability of necessary equipment or other facilities will impair our activities, either by delaying our activities, increasing our costs or otherwise.

We are Not the Operator of All Our Current Joint Ventures and Therefore the Success of the Projects Held Under Joint Ventures is Substantially Dependent On Our Joint Venture Partners.

As our company does not operate all the joint ventures we are currently involved in, we do not have a direct control over operations. When we participate in decisions as a joint venture partner, we must rely on the operator’s disclosure for all decisions. Furthermore, the operator is responsible for the day to day operations of the joint venture including technical operations, safety, environmental compliance, relationships with governments and vendors. As we do not have full control over the activities of our joint ventures, our results of operations are dependent upon the efforts of the operating partner.

We May Have Difficulty Distributing Our Production, Which Could Harm Our Financial Condition.

In order to sell the oil and natural gas that we are able to produce, we will have to make arrangements for storage and distribution to the market. We will rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. This could be particularly problematic to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities. In certain areas, we may be required to rely on only one gathering system, pipeline or trucking company, and, if so, our ability to market our production would be subject to their reliability and operations. For example, our revenues in November and December of 2005 decreased as a result of bad weather which affected the roads and the ability of the trucking company to make deliveries. These factors may affect our ability to explore and develop properties and to store and transport our oil and gas production and may increase our expenses.

Furthermore, future instability in one or more of the countries in which we will operate, weather conditions or natural disasters, actions by companies doing business in those countries, labor disputes or actions taken by the international community may impair the distribution of oil and/or natural gas and in turn diminish our financial condition or ability to maintain our operations.

Our Oil Sales Will Depend on a Relatively Small Group of Customers, Which Could Adversely Affect Our Financial Results

The entire Argentine domestic refining market is small and export opportunities are limited by available infrastructure. As a result, our oil sales in Argentina will depend on a relatively small group of customers, and currently, on just one customer in the area of our activity in the country. During 2005, we sold all of our production to Refinor S.A.  The lack of competition in this market could result in unfavorable sales terms which, in turn, could adversely affect our financial results.

     Oil sales in Colombia are made to Ecopetrol, a government agency. While oil prices in Colombia are related to international market prices, lack of competition for sales of oil may diminish prices and depress our financial results.

Drilling Oil and Gas Wells and Production and Transportation Activity Could be Hindered by Hurricanes, Earthquakes and Other Weather-Related Operating Risks.

We are subject to operating hazards normally associated with the exploration and production of oil and gas, including blowouts, explosions, oil spills, cratering, pollution, earthquakes, hurricanes, labor disruptions and fires. The occurrence of any such operating hazards could result in substantial losses to us due to injury or loss of life and damage to or destruction of oil and gas wells, formations, production facilities or other properties.  During November and December of 2005, our operations were negatively effected by heavy rains and flooding in Northern Argentina. This caused trucking delays which prevented delivery of oil to the refinery for several days.

As the majority of current oil production in Argentina is trucked to a local refinery, sales of oil can be delayed by adverse weather and road conditions. While storage facilities are designed to accommodate ordinary disruptions without curtailing production, delayed sales will delay revenues and may adversely impact the company’s working capital position. Furthermore, a prolonged disruption in oil deliveries could exceed storage capacities and shut-in production, which could have a negative impact on future production capability.

      All of our current oil production in Colombia is transported by an export pipeline, sales of oil could be disrupted by landslides or other natural events.

Prices and Markets for Oil and Natural Gas Are Unpredictable and Tend to Fluctuate Significantly, Which Could Reduce Profitability, Growth and the Value of Gran Tierra.

Oil and natural gas are commodities whose prices are determined based on world demand, supply and other factors, all of which are beyond our control. World prices for oil and natural gas have fluctuated widely in recent years. The average price for West Texas Intermediate oil in 1999 was $22 per barrel. In 2002 it was $27 per barrel. In 2005, it was $57 per barrel. We expect that prices will fluctuate in the future. Price fluctuations will have a significant impact upon our revenue, the return from our reserves and on our financial condition generally. Price fluctuations for oil and natural gas commodities may also impact the investment market for companies engaged in the oil and gas industry. Although during 2005 market prices for oil and natural gas have risen to near-record levels, these prices may not remain at current levels. Future decreases in the prices of oil and natural gas may have a material adverse effect on our financial condition, the future results of our operations and quantities of reserves recoverable on an economic basis.

Our Foreign Operations Involve Substantial Costs and are Subject to Certain Risks Because the Oil and Gas Industries in the Countries in Which We Operate are Less Developed.

The oil and gas industry in South America is not as developed as the oil and gas industry in North America. As a result, our exploration and development activities may take longer to complete and may be more expensive than similar operations in North America. The availability of technical expertise, specific equipment and supplies may be more limited than in North America. We expect that such factors will subject our international operations to economic and operating risks that may not be experienced in North American operations. In addition, oil and natural gas prices in Argentina are effectively regulated and as a result are substantially lower than those received in North America. Our average gas price for 2005 in Argentina was $1.50/mcf and our oil price was $37.80 per barrel. Oil prices in Colombia are related to international market prices, but adjustments that are defined by contract with Ecopetrol, a government agency and the purchaser of all oil that we produce in Colombia, may cause realized prices to be lower than those received in North America. This means that our revenue and gross profit may be lower compared to similar production levels in North America.

Negative Economic, Political and Regulatory Developments in Argentina, Including Export Controls May Negatively Effect our Operations.

The Argentine economy has experienced volatility in recent decades. This volatility has included periods of low or negative growth and variable levels of inflation. Inflation was at its peak in the 1980’s and early 1990’s. In late-2001 there was a deep fiscal crisis in Argentina involving restrictions on banking transactions, imposition of exchange controls, suspension of payment of Argentina’s public debt and abrogation of the one-to one peg of the peso to the dollar. For the next year, Argentina experienced contractions in economic growth, increasing inflation and a volatile exchange rate. Currently, GDP is growing, inflation is normalized, and public finances are strengthened. However, there is no guarantee of economic stability. Any de-stabilization may seriously impact the economic viability of operations in the country or restrict the movement of cash into and out of the country, which would impair current activity and constrain growth in the country.

On June 3, 2002, the Argentine government issued a resolution authorizing the Energy Secretariat to limit the amount of crude oil that companies can export. The restriction was to be in place from June 2002 to September 2002. However, on June 14, 2002, the government agreed to abandon the limit on crude export volumes in exchange for a guarantee from oil companies that domestic demand will be supplied. Oil companies also agreed not to raise natural gas and related prices to residential customers during the winter months and to maintain gasoline, natural gas and oil prices in line with those in other South American countries. Any future regulations that limit the amount of oil and gas that we could sell or any regulations that limit price increases in Argentina and elsewhere could severely limit the amount of our revenue and affect our results of operations.

The United States government may impose economic or trade sanctions on Colombia that could result in a significant loss to us.

Colombia is among several nations whose progress in stemming the production and transit of illegal drugs is subject to annual certification by the President of the United States. Although Colombia has received a 2006 certification, there can be no assurance that, in the future, Colombia will receive certification or a national interest waiver. The failure to receive certification or a national interest waiver may result in any of the following:

•	all bilateral aid, except anti-narcotics and humanitarian aid, would be suspended,

•	the Export-Import Bank of the United States and the Overseas Private Investment Corporation would not approve financing for new projects in Colombia,

•	United States representatives at multilateral lending institutions would be required to vote against all loan requests from Colombia , although such votes would not constitute vetoes, and

•	the President of the United States and Congress would retain the right to apply future trade sanctions.

Each of these consequences could result in adverse economic consequences in Colombia and could further heighten the political and economic risks associated with our operations there. Any changes in the holders of significant government offices could have adverse consequences on our relationship with the Colombian national oil company and the Colombian government’s ability to control guerrilla activities and could exacerbate the factors relating to our foreign operations. Any sanctions imposed on Colombia by the United States government could threaten our ability to obtain necessary financing to develop the Colombian properties or cause Colombia to retaliate against us, including by nationalizing our Colombian assets. Accordingly, the imposition of the foregoing economic and trade sanctions on Colombia would likely result in a substantial loss and a decrease in the price of our common stock. There can be no assurance that the United States will not impose sanctions on Colombia in the future, nor can we predict the effect in Colombia that these sanctions might cause.

Guerrilla activity in Colombia could disrupt or delay our operations, and we are concerned about safeguarding our operations and personnel in Colombia.

A 40-year armed conflict between government forces and anti-government insurgent groups and illegal paramilitary groups - both funded by the drug trade - continues in Colombia. Insurgents continue to attack civilians and violent guerilla activity continues in many parts of the country.

We, through our acquisition of Argosy Energy International, have interests in three regions of Colombia - in the Middle Magdalena, Llanos and Putamayo regions. The Putamayo region has been prone to guerilla activity in the past. In 1989, Argosy’s facilities in one field were attacked by guerillas and operations were briefly disrupted. Pipelines have also been targets, including the Trans-Andean export pipeline which transports oil from the Putamayo region.

There can be no assurance that continuing attempts to reduce or prevent guerilla activity will be successful or that guerilla activity will not disrupt our operations in the future. There can also be no assurance that we can maintain the safety of our operations and personnel in Colombia or that this violence will not affect our operations in the future. Continued or heightened security concerns in Colombia could also result in a significant loss to us.

Increases in Our Operating Expenses will Impact Our Operating Results and Financial Condition.

Exploration, development, production, marketing (including distribution costs) and regulatory compliance costs (including taxes) will substantially impact the net revenues we derive from the oil and gas that we produce. These costs are subject to fluctuations and variation in different locales in which we will operate, and we may not be able to predict or control these costs. If these costs exceed our expectations, this may adversely affect our results of operations. In addition, we may not be able to earn net revenue at our predicted levels, which may impact our ability to satisfy our obligations.

Penalties We May Incur Could Impair Our Business.

Our exploration, development, production and marketing operations are regulated extensively under foreign, federal, state and local laws and regulations. Under these laws and regulations, we could be held liable for personal injuries, property damage, site clean-up and restoration obligations or costs and other damages and liabilities. We may also be required to take corrective actions, such as installing additional safety or environmental equipment, which could require us to make significant capital expenditures. Failure to comply with these laws and regulations may also result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties, including the assessment of natural resource damages. We could be required to indemnify our employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them. As a result of these laws and regulations, our future business prospects could deteriorate and our profitability could be impaired by costs of compliance, remedy or indemnification of our employees, reducing our profitability.

Environmental Risks May Adversely Affect Our Business.

All phases of the oil and natural gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of international conventions and federal, provincial and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to foreign governments and third parties and may require us to incur costs to remedy such discharge. The application of environmental laws to our business may cause us to curtail our production or increase the costs of our production, development or exploration activities.

Our Insurance May Be Inadequate to Cover Liabilities We May Incur.

Our involvement in the exploration for and development of oil and natural gas properties may result in our becoming subject to liability for pollution, blow-outs, property damage, personal injury or other hazards. Although we will obtain insurance in accordance with industry standards to address such risks, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. In addition, such risks may not, in all circumstances be insurable or, in certain circumstances, we may choose not to obtain insurance to protect against specific risks due to the high premiums associated with such insurance or for other reasons. The payment of such uninsured liabilities would reduce the funds available to us. If we suffer a significant event or occurrence that is not fully insured, or if the insurer of such event is not solvent, we could be required to divert funds from capital investment or other uses towards covering our liability for such events.

Our Business is Subject to Local Legal, Political and Economic Factors Which are Beyond Our Control, Which Could Impair Our Ability to Expand Our Operations or Operate Profitably.

We expect to operate our business in Argentina, Colombia and Peru, and to expand our operations into other countries in the world. Exploration and production operations in foreign countries are subject to legal, political and economic uncertainties, including terrorism, military repression, interference with private contract rights (such as privatization), extreme fluctuations in currency exchange rates, high rates of inflation, exchange controls and other laws or policies affecting environmental issues (including land use and water use), workplace safety, foreign investment, foreign trade, investment or taxation, as well as restrictions imposed on the oil and natural gas industry, such as restrictions on production, price controls and export controls. Central and South America have a history of political and economic instability. This instability could result in new governments or the adoption of new policies, laws or regulations that might assume a substantially more hostile attitude toward foreign investment. In an extreme case, such a change could result in termination of contract rights and expropriation of foreign-owned assets. Any changes in oil and gas or investment regulations and policies or a shift in political attitudes in Argentina, Colombia, Peru or other countries in which we intend to operate are beyond our control and may significantly hamper our ability to expand our operations or operate our business at a profit.

For instance, changes in laws in the jurisdiction in which we operate or expand into with the effect of favoring local enterprises, changes in political views regarding the exploitation of natural resources and economic pressures may make it more difficult for us to negotiate agreements on favorable terms, obtain required licenses, comply with regulations or effectively adapt to adverse economic changes, such as increased taxes, higher costs, inflationary pressure and currency fluctuations.

Local Legal and Regulatory Systems in Which We Operate May Create Uncertainty Regarding Our Rights and Operating Activities, Which May Harm Our Ability to do Business.

We are a company organized under the laws of the State of Nevada and are subject to United States laws and regulations. The jurisdictions in which we intend to operate our exploration, development and production activities may have different or less developed legal systems than the United States, which may result in risks such as:

▪	effective legal redress in the courts of such jurisdictions, whether in respect of a breach of law or regulation, or, in an ownership dispute, being more difficult to obtain;

▪	a higher degree of discretion on the part of governmental authorities;

▪	the lack of judicial or administrative guidance on interpreting applicable rules and regulations;

▪	inconsistencies or conflicts between and within various laws, regulations, decrees, orders and resolutions; and

▪	relative inexperience of the judiciary and courts in such matters.

In certain jurisdictions the commitment of local business people, government officials and agencies and the judicial system to abide by legal requirements and negotiated agreements may be more uncertain, creating particular concerns with respect to licenses and agreements for business. These licenses and agreements may be susceptible to revision or cancellation and legal redress may be uncertain or delayed. Property right transfers, joint ventures, licenses, license applications or other legal arrangements pursuant to which we operate may be adversely affected by the actions of government authorities and the effectiveness of and enforcement of our rights under such arrangements in these jurisdictions may be impaired.

We are Required to Obtain Licenses and Permits to Conduct Our Business and Failure to Obtain These Licenses Could Cause Significant Delays and Expenses That Could Materially Impact Our Business.

We are subject to licensing and permitting requirements relating to drilling for oil and natural gas. We cannot assure you that we will be able to obtain, sustain or renew such licenses. We cannot assure you that regulations and policies relating to these licenses and permits will not change or be implemented in a way that we do not currently anticipate. These licenses and permits are subject to numerous requirements, including compliance with the environmental regulations of the local governments. As we are not the operator of all the joint ventures we are currently involved in, we may rely on the operator to obtain all necessary permits and licenses. If we fail to comply with these requirements, we could be prevented from drilling for oil and natural gas, and we could be subject to civil or criminal liability or fines. Revocation or suspension of our environmental and operating permits could have a material adverse effect on our business, financial condition and results of operations.

Challenges to Our Properties May Impact Our Financial Condition.

Title to oil and natural gas interests is often not capable of conclusive determination without incurring substantial expense. While Gran Tierra intends to make appropriate inquiries into the title of properties and other development rights we acquire, title defects may exist. In addition, we may be unable to obtain adequate insurance for title defects, on a commercially reasonable basis or at all. If title defects do exist, it is possible that we may lose all or a portion of our right, title and interest in and to the properties to which the title defects relate.

Furthermore, applicable governments may revoke or unfavorably alter the conditions of exploration and development authorizations that we procure, or third parties may challenge any exploration and development authorizations we procure. Such rights or additional rights we apply for may not be granted or renewed on terms satisfactory to us.

If our property rights are reduced, whether by governmental action or third party challenges, our ability to conduct our exploration, development and production may be impaired.

Foreign Currency Exchange Rate Fluctuations May Affect Our Financial Results.

We expect to sell our oil and natural gas production under agreements that will be denominated in United States dollars and foreign currencies. Many of the operational and other expenses we incur will be paid in the local currency of the country where we perform our operations. Our production is generally invoiced in United States dollars, but payment is also made in Argentine and Colombian pesos, at the then-current exchange rate. As a result, we are exposed to translation risk when local currency financial statements are translated to United States dollars, our company’s functional currency. Since we began operating in Argentina (September 1, 2005), the rate of exchange between the Argentine peso and US dollar has varied between 2.89 pesos to one US dollar to 3.13 pesos to the US dollar, a fluctuation of approximately 8%. Exchange rates between the Colombian peso and US dollar have varied between 2,245 pesos to one US dollar to 2,640 pesos to one US dollar since September 1, 2005, a fluctuation of approximately 18%.  As currency exchange rates fluctuate, translation of the statements of income of international businesses into United States dollars will affect comparability of revenues and expenses between periods.

Exchange Controls and New Taxes Could Materially Affect our Ability to Fund Our Operations and Realize Profits from Our Foreign Operations.

Foreign operations may require funding if their cash requirements exceed operating cash flow. To the extent that funding is required, there may be exchange controls limiting such funding or adverse tax consequences associated with such funding. In addition, taxes and exchange controls may affect the dividends that we receive from foreign subsidiaries.

Exchange controls may prevent us from transferring funds abroad. For example, the Argentine government has imposed a number of monetary and currency exchange control measures that include restrictions on the free disposition of funds deposited with banks and tight restrictions on transferring funds abroad, with certain exceptions for transfers related to foreign trade and other authorized transactions approved by the Argentine Central Bank. We cannot assure you that the Central Bank will not require prior authorization or will grant such authorization for our Argentine subsidiaries to make dividend payments to us and we cannot assure you that there will not be a tax imposed with respect to the expatriation of the proceeds from our foreign subsidiaries.

We Will Rely on Technology to Conduct Our Business and Our Technology Could Become Ineffective Or Obsolete.

We rely on technology, including geographic and seismic analysis techniques and economic models, to develop our reserve estimates and to guide our exploration and development and production activities. We will be required to continually enhance and update our technology to maintain its efficacy and to avoid obsolescence. The costs of doing so may be substantial, and may be higher than the costs that we anticipate for technology maintenance and development. If we are unable to maintain the efficacy of our technology, our ability to manage our business and to compete may be impaired. Further, even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would were our technology more efficient.

Risks Related to Our Common Stock

The Market Price of Our Common Stock May Be Highly Volatile and Subject to Wide Fluctuations.

The market price of our common stock may be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

▪
dilution caused by our issuance of additional shares of common stock and other forms of equity securities, which we expect to make in connection with future capital financings to fund our operations and growth, to attract and retain valuable personnel and in connection with future strategic partnerships with other companies;

▪	announcements of new acquisitions, reserve discoveries or other business initiatives by our competitors;

▪	fluctuations in revenue from our oil and natural gas business as new reserves come to market;

▪	changes in the market for oil and natural gas commodities and/or in the capital markets generally;

▪	changes in the demand for oil and natural gas, including changes resulting from the introduction or expansion of alternative fuels; and

▪	changes in the social, political and/or legal climate in the regions in which we will operate.

In addition, the market price of our common stock could be subject to wide fluctuations in response to:

▪	quarterly variations in our revenues and operating expenses;

▪	changes in the valuation of similarly situated companies, both in our industry and in other industries;

▪	changes in analysts’ estimates affecting our company, our competitors and/or our industry;

▪	changes in the accounting methods used in or otherwise affecting our industry;

▪	additions and departures of key personnel;

▪	announcements of technological innovations or new products available to the oil and natural gas industry;

▪	announcements by relevant governments pertaining to incentives for alternative energy development programs;

▪	fluctuations in interest rates, exchange rates and the availability of capital in the capital markets; and

▪
significant sales of our common stock, including sales by the investors following registration of the shares of common stock under the registration statement of which this prospectus is a part and/or future investors in future offerings we expect to make to raise additional capital.

These and other factors are largely beyond our control, and the impact of these risks, singularly or in the aggregate, may result in material adverse changes to the market price of our common stock and/or our results of operation and financial condition.

Our Operating Results May Fluctuate Significantly, and These Fluctuations May Cause Our Stock Price to Decline.

Our operating results will likely vary in the future primarily from fluctuations in our revenues and operating expenses, including the coming to market of oil and natural gas reserves that we are able to develop, expenses that we incur, the prices of oil and natural gas in the commodities markets and other factors. If our results of operations do not meet the expectations of current or potential investors, the price of our common stock may decline.

We Do Not Expect to Pay Dividends In the Foreseeable Future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business. Therefore, investors will not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms or at all. Investors cannot be assured of a positive return on investment or that they will not lose the entire amount of their investment in our common stock.

Applicable SEC Rules Governing the Trading of “Penny Stocks” Limit the Trading and Liquidity of Our Common Stock, Which May Affect the Trading Price of the Common Stock.

Shares of common stock may be considered a “penny stock” and be subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded and regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that before a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules which may increase the difficulty investors may experience in attempting to liquidate such securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This prospectus includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions “may,” “could,” “should,” etc. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Although forward-looking statements in this prospectus reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

SELLING STOCKHOLDERS

This prospectus covers shares, including shares underlying warrants, sold in our recent private equity offerings to “accredited investors” as defined by Rule 501(a) under the Securities Act pursuant to an exemption from registration provided in Regulation D, Rule 506 under Section 4(2) of the Securities Act. The selling stockholders may from time to time offer and sell under this prospectus any or all of the shares listed opposite each of their names below. We are required, under a registration rights agreement, to register for resale the shares of our common stock described in the table below.

The following table sets forth information about the number of shares beneficially owned by each selling stockholder that may be offered from time to time under this prospectus. Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions.

The table below has been prepared based upon the information furnished to us by the selling stockholders as of February 2, 2007. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

We have been advised, as noted below in the footnotes to the table, none of the selling stockholders are broker-dealers and 13 of the selling stockholders are affiliates of broker-dealers. We have been advised that each such affiliate of a broker-dealer purchased our common stock and warrants in the ordinary course of business, not for resale, and at the time of purchase, did not have any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.

The following table sets forth the name of each selling stockholder, the nature of any position, office, or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by such stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

Unless otherwise indicated, the stockholders listed in the table below acquired their shares in the private offerings. The percentage of common stock outstanding is based upon a total of 95,455,765 shares of common stock outstanding, which includes 16,666,667 exchangeable shares of Goldstrike Exchange Co. issued to holders of Gran Tierra Canada’s common stock. Shares underlying warrants exercisable within 60 days of February 2, 2007 are considered for the purpose of determining the percent of the class held by the holder of such warrants, but not for the purpose of computing the percentages held by others. We have assumed all shares reflected on the table will be sold from time to time. Because the selling stockholders may offer all or any portion of the common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock that will be held by the selling stockholders upon the termination of any sales of common stock.

Beneficial ownership is calculated based on 95,455,765 shares of our common stock outstanding as of February 2, 2007, which includes 16,666,667 exchangeable shares of Goldstrike Exchange Co. issued to holders of Gran Tierra Canada’s common stock. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or become exercisable within 60 days of February 2, 2007 are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of the table. The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable.

	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering (a)	Percentage of Common Stock Outstanding Upon Completion of Offering
Amaran Tyab[1]	7,500	7,500	--	--
Arleen Agate[2]	41,125	15,625	25,500	*
Arnie Charbonneau[3]	15,625	15,625	--	--
Arthur Ruoff[4]	48,000	48,000	--	--
Aton Select Fund Ltd.[5]	937,431	937,431	--	--
Bank Sal. Oppenheim jr. & Cie (Switzerland) Ltd.[6]	1,536,500	1,536,500	--	--
Barbara Jean Taylor[7]	149,982	149,982	--	--
Barry R. Balsillie[8]	233,730	75,000	158,730	*
Bashaw Fertilizer Ltd.[9]	112,500	112,500	--	--
Bayford Investments, Ltd.[10]	150,000	150,000	--	--
Beattie Homes Ltd.[11]	149,982	149,982	--	--
Bela Balaz[12]	29,978	29,978	--	--
Ben T. Morris[13]	138,750	93,750	45,000	*
Bernie Broda[14]	15,625	15,625	--	--
Betty Wong[15]	15,625	15,625	--	--
Catherine E. Coffield[16]	75,000	75,000	--	--
Chad Oakes[17]	644,957	374,972	269,985	*
Clive Mark Stockdale[18]	48,000	48,000	--	--
Code Consulting Ltd.[19]	75,000	75,000	--	--
Dale Foster[20]	191,825	37,472	154,353	*
Dana Quentin Coffield[21]	1,834,662	44,978	1,789,784	1.87%
Danich Investments, Ltd.[22]	21,875	21,875	--	--
Daniel Todd Dane[23]	849,977	749,978	99,999	*
Don A. Sanders[24]	675,000	375,000	300,000	*
Donald A. Wright[25]	1,658,730	750,000	908,730	*
Donald V. Weir and Julie E. Weir[26]	258,750	93,750	165,000	*
Earl Fawcett[27]	21,875	21,875	--	--
Edward B. Antonsen[28]	102,500	20,000	82,500	*
Edward Armogan[29]	18,000	18,000	--	--
Edward C. Grant[30]	74,982	74,982	--	--
Edwin Lau[31]	15,625	15,625	--	--
Elizabeth J. Fenton[32]	37,500	37,500	--	--
Eric Pederson[33]	21,875	21,875	--	--
Faccone Enterprises Ltd.[34]	45,625	15,625	30,000	*
Gary Gee Wai Hoy and Lily Lai Wan Hoy[35]	41,119	15,619	25,500	*
George L. Ball[36]	198,750	93,750	105,000	--
George Vernon Symons[37]	44,978	44,978	--	--
Grant Hodgins[38]	41,119	15,619	25,500	*
Greg Crowe[39]	46,875	46,875	--	--

	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering (a)	Percentage of Common Stock Outstanding Upon Completion of Offering
Gregg J. Sedun[40]	212,491	62,491	150,000	*
Hans Rueckert[41]	13,500	13,500	--	--
Henry Polessky[42]	15,625	15,625	--	--
Hollyvale Limited[43]	35,500	10,000	25,500	*
Humbert B. Powell III[44]	46,875	46,875	--	--
James E. Anderson[45]	75,000	75,000	--	--
James Fletcher[46]	15,000	15,000	--	--
James L. Harris[47]	15,625	15,625	--	--
Jamie Gilkison[48]	15,625	15,625	--	--
Janet R. Denhamer[49]	37,472	37,472	--	--
Jason Soprovich Realty Inc.[50]	46,875	46,875	--	--
Jeffrey J. Scott[51]	2,513,861	674,972	1,838,889	1.93%
Jim and Kathleen Gilders[52]	93,728	93,728	--	--
Jim Anderson[53]	7,500	7,500	--	--
John and Jodi Malanga[54]	63,000	37,500	25,500	*
John W. Seaman[55]	9,999	9,999	--	--
Joseph Grosso[56]	25,000	25,000	--	--
Ken Wong[57]	41,125	15,625	25,500	*
Kent Kirby[58]	7,500	7,500	--	--
Kent Milani[59]	15,000	15,000	--	--
Kyung Chun Min[60]	27,700	2,500	25,200	*
Lamond Investments Ltd[61]	187,500	187,500	--	--
Lindsay Bottomer[62]	37,500	37,500	--	--
Lisa Streu[63]	84,375	84,375	--	--
LSM Business Services Ltd.[64]	76,875	46,875	30,000	*
Mahmood Mangalji[65]	7,500	7,500	--	--
Mark E. Cline[66]	46,875	46,875	--	--
Michael Graham[67]	60,000	60,000	--	--
Michael J. Stark[68]	187,472	187,472	--	--
Michael Paraskake[69]	63,000	37,500	25,500	*
Michael F. Schaefer[70]	500,000	500,000	--	--
Nadine C. Smith and John D. Long, Jr71	2,065,761	937,500	1,128,261	1.18%
Neil Davey[72]	7,500	7,500	--	--
Nell Dragovan[73]	46,875	46,875	--	--
Nick DeMare[74]	62,491	62,491	--	--
North Group Limited[75]	20,000	20,000
Perfco Investments Ltd.[76]	2,412,302	525,000	1,877,302	1.97%

	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering (a)	Percentage of Common Stock Outstanding Upon Completion of Offering
Postell Energy Co Ltd[77]	37,500	37,500	--	--
Professional Trading Services SA78	937,500	937,500	--	--
Prussian Capital Corp[79]	75,000	75,000	--	--
Richard M. Crawford[80]	15,625	15,625	--	--
Richard Machin[81]	63,750	37,500	26,250	*
Richard MacDermott[82]	247,478	187,478	60,000	*
Rob Anderson[83]	91,250	91,250	--	--
Robert A. Fenton[84]	37,500	37,500	--	--
Robert D. Steele[85]	549,960	112,500	437,460	*
Robert K. Macleod[86]	39,999	15,000	24,999	*
Ron Carey[87]	74,978	74,978	--	--
Rowena M. Santos[88]	41,125	15,625	25,500	*
Samuel Belzberg[89]	156,250	156,250	--	--
Sanders 1998 Childrens Trust[90]	187,500	187,500	--	--
Sanders Opportunity Fund (Institutional) LP91	1,520,904	721,329	799,575	*
Sanders Opportunity Fund LP92	475,971	225,546	250,425	*
Sanovest Holdings Ltd.[93]	577,500	202,500	375,000	--
Sara Tyab[94]	2,500	2,500	--	--
Sean Warren[95]	33,750	33,750	--	--
Standard Bank PLC [96]	1,875,000	1,875,000	--	--
Suljo Dzafovic[97]	15,000	15,000	--	--
Tammy L. Gurr[98]	28,125	28,125	--	--
The Brewster Family Trust[99]	15,625	15,625	--	--
The MacLachlan Investments Corporation100	62,500	62,500	--	--
Tom Chmilar101	15,000	15,000	--	--
Tom Rebane102	22,500	22,500	--	--
Ursula Kaiser103	37,500	37,500	--	--
Verne G. Johnson104	1,232,725	187,478	1,645,247	1.72%
VP Bank (Switzerland) Ltd.105	562,550	312,500	250,050	--
Walter A. Dawson106	401,587	300,000	101,587	*
Wayne Hucik107	21,875	21,875	--	--
Wildcat Investments Ltd.108	75,000	75,000	--	--
William Lowe109	93,750	93,750	--	--
William McCluskey110	393,750	393,750	--	--
1053361 Alberta Ltd.111	491,865	262,500	229,365	*
1087741 Alberta Ltd.112	15,993	15,993	--	--
666977 Alberta Ltd.113	12,000	12,000	--	--
893619 Alberta Ltd.114	149,972	149,972	--	--
954866 Alberta Ltd.115	30,000	30,000	--	--

* Less than 1.0%.

(a) Assumes all of the shares of common stock beneficially owned by the selling stockholders, including all shares of common stock underlying warrants held by the selling stockholders, are sold in the offering.

1Includes 5,000 shares of common stock and warrants to acquire an additional 2,500 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
2Includes warrants to acquire 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Mrs. Agate also holds 17,000 shares of common stock and warrants to acquire an additional 8,500 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering.
3 Includes warrants to acquire 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
4 Includes 32,000 shares of common stock and warrants to acquire an additional 16,000 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
5 Includes 624,954 shares of common stock and warrants to acquire an additional 312,477 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Werner Keicher and David Dawes have the power to vote and dispose of the shares being registered on behalf of Aton Select Fund Ltd.
6 Includes 474,000 shares of common stock and warrants to acquire an additional 1,062,500 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. R. Gelant and U. Fricher have the power to vote and dispose of the shares being registered on behalf of Bank Sal. Oppenheimer Jr.
7Includes 99,988 shares of common stock and warrants to acquire an additional 49,994 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
8 Includes 50,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Includes 158,703 exchangeable shares issued on November 10, 2005 in connection with the share exchange.
9 Includes 112,500 shares of common stock acquired in the First 2005 Offering, including 37,500 shares of common stock acquired upon exercise of warrants. Richard Groom has the power to vote and dispose of the common shares being registered on behalf of Bashaw Fertilizer Ltd.
10 Includes 100,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Ronald Brimacombe has the power to vote and dispose of the common shares being registered on behalf of Bayford Investments, Ltd.
11 Includes 99,988 shares of common stock and warrants to acquire an additional 49,994 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. William K. Beattie has the power to vote and dispose of the common shares being registered on behalf of Beattie Homes Ltd.
12 Includes 19,985 shares of common stock and warrants to acquire an additional 9,993 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
13 Includes 62,500 shares of common stock and warrants to acquire an additional 31,250 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Mr. Morris also holds 30,000 shares of common stock and warrants to acquire an additional 15,000 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering. Mr. Morris is an affiliate of a broker-dealer.
14 Includes warrants to acquire 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
15 Includes warrants to acquire 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
16 Includes 50,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Ms. Coffield is the mother of Dana Coffield, who serves as our President, Chief Executive Officer and as a member of the board of directors.
17 Includes 249,981 shares of common stock and warrants to acquire an additional 124,991 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.  Mr. Oakes also holds 179,990 shares of common stock and warrants to acquire an additional 89,995 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering.

18 Includes 32,000 shares of common stock and warrants to acquire an additional 16,000 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Mr. Stockdale is an affiliate of a broker-dealer.
19 Includes 50,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering. Lance Tracey has the power to vote and dispose of the common shares being registered on behalf of Code Consulting Ltd.
20 Includes 24,981 shares of common stock and warrants to acquire an additional 12,491 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Mr. Foster also holds 79,365 exchangeable shares issued on November 10, 2005 in connection with the share exchange, and 49,992 shares of common stock and warrants to acquire an additional 24,996 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering.
21 Includes 29,985 shares of common stock and warrants to acquire an additional 14,993 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Mr. Coffield also holds 66,667 shares of common stock and warrants to acquire an additional 33,334 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering, and 1,689,683 exchangeable shares issued on November 10, 2005 in connection with the share exchange. Mr. Coffield serves as our President, Chief Executive Officer and as a member of the board of directors.
22 Includes warrants to acquire 21,875 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Danny Remenda has the power to vote and dispose of the common shares being registered on behalf of Danich Investments, Ltd.
23 Includes 499,985 shares of common stock and warrants to acquire an additional 249,993 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Mr. Dane also holds 66,666 shares of common stock and warrants to acquire an additional 33,333 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering.
24 Includes 250,000 shares of common stock and warrants to acquire an additional 125,000 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Mr. Sanders also holds 200,000 shares of common stock and warrants to acquire an additional 100,000 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering. Mr. Sanders is an affiliate of a broker-dealer.
25 Includes 500,000 shares of common stock and warrants to acquire an additional 250,000 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Mr. Wright also holds 158,730 exchangeable shares issued on November 10, 2005 in connection with the share exchange, and 500,000 shares of common stock and warrants to acquire an additional 250,000 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering.
26 Includes 62,500 shares of common stock and warrants to acquire an additional 31,250 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. The selling stockholder also holds 100,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering, and 10,000 shares of common stock and warrants to acquire an additional 5,000 shares of common stock at an exercise price of $1.75 per share, held by IRA for the benefit of Julie Weir/Pershing LLC as Custodian, acquired in the June, 2006 private offering. This selling stockholder is a broker-dealer.
27 Includes warrants to acquire 21,875 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
28 Includes warrants to acquire 20,000 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering. Mr. Antonsen also holds 55,000 shares of common stock and warrants to acquire an additional 27,500 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering.
29 Includes 12,000 shares of common stock and warrants to acquire an additional 6,000 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering.
30 Includes 49,988 shares of common stock and warrants to acquire an additional 24,994 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering.
31 Includes warrants to acquire 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
32 Includes 25,000 shares of common stock and warrants to acquire an additional 12,500 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.

33 Includes warrants to acquire 21,875 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
34 Includes warrants to acquire 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. The selling stockholder also holds 20,000 shares of common stock and warrants to acquire an additional 10,000 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering. Mario Faccone has the power to vote and dispose of the common shares being registered on behalf of Faccone Enterprises.
35 Includes warrants to acquire 15,619 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. The selling stockholder also holds 17,000 shares of common stock and warrants to acquire an additional 8,500 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering.
36 Includes 62,500 shares of common stock and warrants to acquire an additional 31,250 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. The selling stockholder also holds 70,000 shares of common stock and warrants to acquire an additional 35,000 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering. Mr. Ball is an affiliate of a broker-dealer.
37 Includes 29,985 shares of common stock and warrants to acquire an additional 14,993 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
38 Includes warrants to acquire 15,619 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. The selling stockholder also holds 17,000 shares of common stock and warrants to acquire an additional 8,500 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering.
39 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering.
40 Includes warrants to acquire 62,491 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. The selling stockholder also holds 100,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering.
41 Includes warrants to acquire 13,500 shares of common stock at an exercise price os $1.25 per share, acquired in the First 2005 Offering.
42 Includes warrants to acquire 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
43 Includes warrants to acquire 10,000 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. The selling stockholder also holds17,000 shares of common stock and warrants to acquire an additional 8,500 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering. Jeremy Spring has the power to vote and dispose of the common shares being registered on behalf of Hollyvale Limited.
 44 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Mr. Powell is an affiliate of a broker-dealer.
45 Includes 50,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
46 Includes warrants to acquire 15,000 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
47 Includes warrants to acquire 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
48 Includes warrants to acquire 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
49 Includes 24,981 shares of common stock and warrants to acquire an additional 12,491 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
50 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Jason Soprovich has the power to vote and dispose of the common shares being registered on behalf of Jason Soprovich Realty.
51 Includes 349,981 shares of common stock and warrants to acquire an additional 174,991 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Includes 100,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering. Mr. Scott also holds 1,688,889 exchangeable shares issued on November 10, 2005 in connection with the share exchange and 100,000 shares of common stock and warrants to acquire 50,000 shares of common stock at an exercise price of $1.75 per share, acquired in our June, 2006 private offering. Mr. Scott serves as our Chairman of the Board.

52 Includes 62,485 shares of common stock and warrants to acquire an additional 31,243 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering.
53 Includes 5,000 shares of common stock and warrants to acquire an additional 2,500 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering.
54 Includes 25,000 shares of common stock and warrants to acquire an additional 12,500 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. John and Jodi Malanga are affiliates of a broker-dealer. The selling stockholders also hold 17,000 shares of common stock and warrants to acquire an additional 8,500 shares of common stock at an exercise price of $1.75 per share, held by IRA for the benefit of Jodi Malanga/Pershing LLC as Custodian, acquired in the June, 2006 private offering.
55 Includes warrants to acquire 9,999 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering.
56 Includes warrants to acquire 25,000 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
57 Includes warrants to acquire 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. The selling stockholder also holds 17,000 shares of common stock and warrants to acquire an additional 8,500 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering.
58 Includes 5,000 shares of common stock and warrants to acquire an additional 2,500 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering.
59 Includes 10,000 shares of common stock and warrants to acquire an additional 5,000 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering.
60 Includes warrants to acquire 2,500 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. The selling stockholder also holds 16,800 shares of common stock and warrants to acquire an additional 8,400 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering.
61 Includes 125,000 shares of common stock and warrants to acquire an additional 62,500 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering. Robert Lamond, president of Lamond Investments, Ltd. has the power to vote and dispose of the common shares being registered on behalf of Lamond Investments, Ltd.
62 Includes 25,000 shares of common stock and warrants to acquire an additional 12,500 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering.
63 Includes 56,250 shares of common stock and warrants to acquire an additional 28,125 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
64 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering. The selling stockholder also holds 20,000 shares of common stock and warrants to acquire an additional 10,000 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering. Lloyd Guenther has the power to vote and dispose of the common shares being registered on behalf of LSM Business Services, Ltd.
65 Includes 5,000 shares of common stock and warrants to acquire an additional 2,500 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
 66 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
67 Includes 40,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
68 Includes 124,981 shares of common stock and warrants to acquire an additional 62,491 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
69 Includes 25,000 shares of common stock and warrants to acquire an additional 12,500 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. The selling stockholder also holds 17,000 shares of common stock and warrants to acquire an additional 8,500 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering.
70 Includes warrants to acquire 125,000 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Includes 250,000 shares of common stock and warrants to acquire an additional 125,000 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering.

71 Includes 625,000 shares of common stock and warrants to acquire an additional 312,500 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. The selling stockholders also own 978,261 shares of Goldstrike Inc., the former public reporting company, and 100,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $1.75 per share, acquired by John D. Long in the June, 2006 private offering. Ms. Smith serves as a member of our board of directors.
72 Includes 5,000 shares of common stock and warrants to acquire an additional 2,500 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
73 Includes 31,250 shares of common stock and warrants to acquire an additional 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering.
74 Includes warrants to acquire 62,491 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
75 Includes warrants to acquire 20,000 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering. Tom Kusumoto has the power to vote and dispose of the common shares being registered on behalf of North Group Limited.
76 Includes 350,000 shares of common stock and warrants to acquire an additional 175,000 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. The selling stockholder also holds 200,000 shares of common stock and warrants to acquire an additional 100,000 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering, and 1,587,302 exchangeable shares issued on November 10, 2005 in connection with the share exchange. Mr. Dawson, is a member of our board of directors, is the sole owner of Perfco Investments Ltd. Mr. Dawson has sole investment and voting power over the shares of common stock owned by Perfco and disclaims beneficial ownership of such shares.
77 Includes 25,000 shares of common stock and warrants to acquire an additional 12,500 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.  Jeffrey Scott, Chairman of our Board of Directors, is the President of Postell Energy Co. Ltd. and has the power to vote and dispose of the common shares being registered on its behalf.
78 Includes 625,000 shares of common stock and warrants to acquire an additional 312,500 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Rene Simon has the power to vote and dispose of the common shares being registered on behalf of Professional Trading Services SA.
79 Includes 50,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering. Cary Pinkowski has the power to vote and dispose of the common shares being registered on behalf of Prussian Capital Corp.
80 Includes warrants to acquire 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
81 Includes 25,000 shares of common stock and warrants to acquire an additional 12,500 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. The selling stockholder also holds 17,500 shares of common stock and warrants to acquire an additional 8,750 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering.
82 Includes 124,985 shares of common stock and warrants to acquire an additional 62,493 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. The selling stockholder also holds 40,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering.
83 Includes warrants to acquire 31,250 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Includes 40,000 shares of common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering. This selling stockholder is a broker-dealer.
84 Includes 25,000 shares of common stock and warrants to acquire an additional 12,500 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
85 Includes 75,000 shares of common stock and warrants to acquire an additional 37,500 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. The selling stockholder also holds 80,000 shares of common stock and warrants to acquire an additional 40,000 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering.
86 Includes warrants to acquire 15,000 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. The selling stockholder also holds 16,666 shares of common stock and warrants to acquire an additional 8,333 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering.

87 Includes 49,985 shares of common stock and warrants to acquire an additional 24,993 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
88 Includes warrants to acquire 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. The selling stockholder also holds 17,000 shares of common stock and warrants to acquire an additional 8,500 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering.
89 Includes warrants to acquire 156,250 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
90 Includes 125,000 shares of common stock and warrants to acquire an additional 62,500 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Sanders 1998 Children’s Trust is an affiliate of a broker-dealer. Don Sanders has the power to vote and dispose of the common shares being registered on behalf of Sanders 1998 Children’s Trust. Sanders 1998 Children’s Trust does not have any agreements, arrangements or understandings with any other persons, either directly or indirectly to dispose of the common stock being registered.
91 Includes 480,886 shares of common stock and warrants to acquire an additional 240,443 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. The selling stockholder also holds 533,050 shares of common stock and warrants to acquire an additional 266,525 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering. Sanders Opportunity Fund (Institutional) LP is an affiliate of a broker-dealer. Don Sanders has the power to vote and dispose of the common shares being registered on behalf of Sanders Opportunity Fund (Inst) LP.
92 Includes 150,364 shares of common stock and warrants to acquire an additional 75,182 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. The selling stockholder also holds 166,950 shares of common stock and warrants to acquire an additional 83,475 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering. Sanders Opportunity Fund LP is an affiliate of a broker-dealer. Don Sanders has the power to vote and dispose of the common shares being registered on behalf of Sanders Opportunity Fund LP.
93 Includes 62,500 shares of common stock and warrants to acquire an additional 31,250 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering, and 72,500 shares of common stock and warrants to acquire an additional 36,250 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering. The selling stockholder also holds 250,000 shares of common stock and warrants to acquire an additional 125,000 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering. Tom and Hydri Kusumoto have the power to vote and dispose of the common shares being registered on behalf of Sanovest Holdings Ltd.
94 Includes warrants to acquire 2,500 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
95 Includes 22,500 shares of common stock and warrants to acquire an additional 11,250 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering.
96 Includes 1,250,000 shares of common stock and warrants to acquire an additional 625,000 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Roderick Frasier and Manuel Gonzales have the power to vote and dispose of the common shares being registered on behalf of Standard Bank PLC.
97 Includes 10,000 shares of common stock and warrants to acquire an additional 5,000 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering.
98 Includes 18,750 shares of common stock and warrants to acquire an additional 9,375 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
99 Includes warrants to acquire 15,625 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Jim Brewster has the power to vote and dispose of the common shares being registered on behalf of The Brewster Family Trust.
100 Includes warrants to acquire 62,500 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. The MacLachlan Investments Corporation is an affiliate of a broker-dealer. Peter Brown has the power to vote and dispose of the common shares being registered on behalf of The MacLachlan Investments Corporation.

101 Includes warrants to acquire 15,000 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
102 Includes 15,000 shares of common stock and warrants to acquire an additional 7,500 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering.
103 Includes 25,000 shares of common stock and warrants to acquire an additional 12,500 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
104 Includes 124,985 shares of common stock and warrants to acquire an additional 62,493 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. The selling stockholder also holds 100,006 shares of common stock and warrants to acquire an additional 50,003 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering, and 895,238 exchangeable shares issued on November 10, 2005 in connection with the share exchange. Mr. Johnson serves as a member of our board of directors.
105 Includes warrants to acquire 312,500 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. The selling stockholder also holds 166,700 shares of common stock and warrants to acquire an additional 83,350 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering. Daniel Lacher has the power to vote and dispose of the common shares being registered on behalf of VP Bank (Switzerland) Ltd.
106 Includes 200,000 shares of common stock and warrants to acquire an additional 100,000 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering. The selling stockholder also holds 101,587 exchangeable shares issued on November 10, 2005 in connection with the share exchange. Mr. Dawson serves as a member of our board of directors.
107 Includes warrants to acquire 21,875 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
108 Includes 50,000 shares of common stock and warrants to acquire an additional 25,000 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Bruce Nurse has the power to vote and dispose of the common shares being registered on behalf of Wildcat Investments Ltd.
109 Includes 62,500 shares of common stock and warrants to acquire an additional 31,250 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering.
110 Includes 262,500 shares of common stock and warrants to acquire 131,250 shares of common stock at an exercise price of $1.25 per share, acquired in the Third 2005 Offering. Mr. McCluskey is an affiliate of a broker-dealer.
111 Includes 175,000 shares of common stock and warrants to acquire an additional 87,500 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. The selling stockholder also holds 79,365 exchangeable shares issued on November 10, 2005 in connection with the share exchange, and 100,000 shares of common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $1.75 per share, acquired in the June, 2006 private offering. Glenn Gurr, President of 1053361 Alberta Ltd. has sole voting and investment power over these shares.
112 Includes warrants to acquire 15,993 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Wade MacBain has the power to vote and dispose of the common shares being registered on behalf of 1087741 Alberta Ltd.
113 Includes 8,000 shares of common stock and warrants to acquire an additional 4,000 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Serge Bonnet has the power to vote and dispose of the common shares being registered on behalf of 666977 Alberta Ltd.
114 Includes 99,981 shares of common stock and warrants to acquire an additional 49,991 shares of common stock at an exercise price of $1.25 per share, acquired in the First 2005 Offering. Dale Foster has the power to vote and dispose of the common shares being registered on behalf of 893619 Alberta Ltd.
115 Includes 20,000 shares of common stock and warrants to acquire an additional 10,000 shares of common stock at an exercise price of $1.25 per share, acquired in the Second 2005 Offering. Scott Harkness has the power to vote and dispose of the common shares being registered on behalf of 954866 Alberta Ltd.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of our common stock. We will receive approximately $9,092,264 if the selling stockholders exercise their warrants in full. The warrant holders may exercise their warrants at any time until their expiration, as further described in the “Description of Securities.” Because the warrant holders may exercise the warrants in their own discretion, we cannot plan on specific uses of proceeds beyond application of proceeds to general corporate purposes. These proceeds will be used for general corporate purposes and capital expenditures. We have agreed to bear the expenses in connection with the registration of the common stock being offered hereby by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock was first cleared for quotation on the OTC Bulletin Board on November 11, 2005 and has been trading since that time under the symbol "GTRE.OB."

As of February 2, 2007 there were approximately 544 holders of record of shares of our common stock (including holders of exchangeable shares).

On February 2, 2007, the last reported sales price of our shares on the OTC Bulletin Board was $1.46. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Quarter Ended	High	Low
March 31, 2007 (through February 2)	$1.64	$0.88
December 31, 2006	$1.85	$1.08
September 30, 2006	$3.70	$1.45
June 30, 2006	$5.12	$2.57
March 31, 2006	$6.06	$2.94
December 31, 2005	$2.83	$1.01

As of February 2, 2007, there are 95,455,765 shares of common stock issued and outstanding, which number includes shares of common stock issuable upon exchange of the exchangeable shares of Goldstrike Exchange Co. issued to former holders of Gran Tierra Canada’s common stock.

Equity Compensation Plan

Securities authorized for issuance under equity compensation plans as of December 31, 2006 are as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,830,000	$1.12	170,000
Equity compensation plans not approved by security holders	875,000	$1.27	1,125,000
Total	2,705,000	—	1,295,000

Equity compensation plans approved by our stockholders include our 2005 Equity Incentive Plan, under which our board of directors is authorized to issue options or other rights to acquire up to 2,000,000 shares of our common stock. The shares of common stock underlying awards granted under the 2005 Equity Compensation Plan include options to acquire 1,580,000 shares of common stock at an exercise price of $0.80 per share, granted on November 10, 2005 and options to acquire 250,000 shares of common stock at an exercise price of $2.62 per share, granted on December 15, 2005. The compensation committee will determine the period of time during which an option may be exercised, except that no option may be exercised more than ten years after the date of grant.

On November 8, 2006 our Board of Directors amended the 2005 Equity Incentive Plan to increase the number of shares of our common stock which may be issued pursuant to awards under the plan, from 2,000,000 shares to 4,000,000 shares. On that same day, the Board of Directors granted options to acquire 875,000 shares of our common stock to certain of our employees and directors. The Board of Directors’ amendment of the 2005 Equity Incentive Plan, and all such grants, were made expressly conditioned on our stockholder’s approval of such amendment, which approval must be given no later than November 8, 2007. If we have not received stockholder approval of the amendment by November 8, 2007, the amendment will be rescinded and all such awards will be forfeited.

DIVIDEND POLICY

We have never declared or paid dividends on the shares of common stock and we intend to retain future earnings, if any, to support the development of the business and therefore do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

MANAGEMENT’S DISCUSSION AND ANLAYSIS

The following discussion should be read in conjunction with the attached financial statements and notes thereto. Except for the historical information contained herein, the matters discussed below are forward-looking statements that involve certain risks and uncertainties, including, among others, the risks and uncertainties discussed below.

Overview

We are an independent international energy company involved in oil and natural gas exploration and exploitation. We plan to continually increase our oil and natural gas reserves through a balanced strategy of exploration drilling, development and acquisitions in South America. Initial countries of interest are Argentina, Colombia and Peru.

We took our current form on November 10, 2005 when the former Gran Tierra Energy Inc, a privately held corporation in Alberta (“Gran Tierra Canada”), was acquired by an indirect subsidiary of Goldstrike Inc, a Nevada corporation, which was publicly traded on the OTC Bulletin Board. Goldstrike adopted the assets, management, business operations, business plan and name of Gran Tierra Canada. The predecessor company in the transaction was the former Gran Tierra Canada; the financial information of the former Goldstrike was eliminated at consolidation. This transaction is accounted for as a reverse takeover of Goldstrike Inc. by Gran Tierra Canada.

We currently hold several interests in the Noroeste region of Argentina, including a non-operating (14%) interest in the Palmar Largo joint venture involving several producing fields; an operating 50% interest in the El Vinalar Block, also currently producing, and; a non-operating 50% interest in two minor properties, both currently non-producing. We acquired the Palmar Largo and minor property interests on September 1, 2005 and the acquisition of the El Vinalar interest became effective on June 30, 2006. We began operations in Colombia on June 20, 2006 through the acquisition of Argosy Energy International. Argosy holds interests in a portfolio of producing and non-producing assets in Colombia. Before the acquisitions in Argentina and Colombia, we had no oil and gas interests or properties. The acquisitions were funded through a series of private placements between September 2005 and February 2006 and additional private placements in June 2006.

We entered into a Securities Purchase Agreement dated May 25, 2006 with Crosby Capital LLC to acquire all of the limited partnership interests of Argosy Energy International and all of the issued and outstanding capital stock of Argosy Energy Corp. On June 20, 2006 we closed the Argosy acquisition and paid consideration to Crosby consisting of $37.5 million cash, 870,647 shares of our common stock and overriding and net profit interests in certain of Argosy’s assets valued at $1 million. The value of the overriding and net profit interests was based on present value of expected future cash flows. All of Argosy Energy’s assets are in Colombia.

On June 30, 2006, we closed a farm-in arrangement with Golden Oil Corporation whereby we purchased 50% of the El Vinalar field in Argentina for $950,000. We also have agreed to pay 100% of the first $2.7 million in costs of a sidetrack well related to this farm-in agreement.

Our ability to continue as a going concern is dependent upon obtaining the necessary financing to acquire oil and natural gas interests and generating profitable operations from our oil and natural gas interests in the future. Our financial statements as at and for the period ended September 30, 2006 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. We incurred a net loss of $1,857,032 for the nine months ended September 30, 2006. At September 30, 2006 we had an accumulated deficit of $4,076,711. We expect to incur substantial expenditures to further our capital investment programs and our cash flow from operating activities and current cash balances may not be sufficient to satisfy our current obligations and meet our capital investment objectives.

To address our ability to continue as a going concern, we have raised additional capital through the sale and issuance of common shares, and may do so again in the future. We plan to expand our portfolio of production, development, step-out and exploration opportunities using additional capital raised and cash provided from future operating activities. We are also negotiating a credit facility with a major bank.

On June 20, 2006 we completed the sale of 43,336,051 units of our securities for total proceeds of $65,004,076. Each unit consisted of one share of common stock and one warrant to purchase one half of a common share for five years at an exercise price of $1.75 per whole share. On June 29, 2006 there was a second closing of the offering of units of our securities, selling 3,636,629 units for proceeds of $5,454,954. Finally, on June 30, 2006 we closed the offering with an additional sale of 3,027,320 units for $4,540,980. In total, we raised $75,000,000 from the sale of 50,000,000 units of securities. Issue costs totaled $6,000,077 for the three closings.

Our financial results for 2005 and 2006 are principally impacted by acquisitions of oil and gas interests in Argentina and Colombia in the third quarter of 2005 and the second quarter of 2006, as described above, which affected our results of operations. Our financial condition has also been affected by the equity financings described above. In 2007, our production may be subject to natural production declines, and our revenues may be impacted by international oil prices, which are uncertain. Results from operations may also be affected by drilling efforts and planned remedial work programs. Our drilling and work plans for 2007 are expected to be funded from available cash and anticipated cash flow from operations. Oil price declines combined with unexpected costs may require additional equity and/or debt financing during the year.

Net loss for the third quarter of 2006 was $66,355, or $0.00 per share. This compares to a loss of $284,644 for the third quarter of 2005, which included only one month of operations at Palmar Largo in Argentina, acquired on September 1, 2005 Per share calculations for the third quarter of 2006 are based on basic weighted average shares outstanding of 95,455,759 for the three month period ended September 30, 2006. Revenue for the third quarter was $5,394,949. Operating expenses totaled $1,259,888 and total expenses were $4,750,887 for the third quarter of 2006. Results for the third quarter of 2006 reflect a full quarter of operations at El Vinalar and Palmar Largo in Argentina and for Argosy Energy in Colombia. These results compare to net revenue of $1,049,629 for the first quarter of 2006 which reflected a full quarter of operations at Palmar Largo and two months of minor production at Nacatimbay in Argentina. Production at Nacatimbay was suspended on March 1, 2006 due to low flow conditions. Net revenue was $2,089,984 for the second quarter of 2006, reflecting two months of operations at Palmar Largo in Argentina plus ten days of operations in Colombia. Operating expense increased from $353,080 in quarter one and $1,089,540 in quarter two for 2006, primarily due to workover activity at Palmar Largo. Total expenses increased from $2,211,120 for the first quarter of 2006 to $2,581,393 for the second quarter of the year, as increased operating expenses were partially offset by reduced general and administrative expenses. We incurred a loss of $1,218,948 for the first quarter of 2006 and a loss of $571,734 for the second quarter.

For the nine months ended September 30, 2006 the net loss was $1,857,032, or $0.03 per share, based on weighted average shares outstanding for the nine months ended September 30, 2006 of 63,043,998. Net revenue was $8,554,737 and operating expenditures totaled $2,702,507, depletion, depreciation and accretion expense was $2,324,158 and total expenses were $9,563,569. Operating cash flow was positive $2,223,931, capital expenditures were $6,011,735, and financing activities provided inflow of $70,826,137.

We began oil and gas operations in Argentina on September 1, 2005 and therefore operating results for 2005 are not directly comparable to results for 2006 which include Palmar Largo for the entire period and the impacts of El Vinalar and the Argosy acquisition from July 1, 2006 and June 21, 2006 respectively. Net revenue was $349,263 and operating expenses were $125,000 both for the third quarter and the nine months ended September 30, 2005, reflecting one month of operating activity in Argentina.  General and administrative expenditures for the third quarter of 2005 were $414,397 and were $668,909 for the nine months ended September 30, 2005. Net loss for the third quarter of 2005 was $284,644 or $0.02 per share, based on 12,083,333 weighted average shares outstanding. Net loss for the nine months ended September 30, 2005 was $546,160 or $0.11 per share on 4,903,297 weighted average shares outstanding. Capital expenditures for the nine months ended September 30, 2005 were $6,934,542, with depletion, depreciation and amortization of $115,209 for net capital additions of $6,819,333. These amounts include the purchase of 14% interest in Palmar Largo and 50% interests in Nacatimbay and Ipaguazu. Operating cash flow for the nine months to September 30, 2005 was an outflow of $623,683 and financing activities provided cash inflow of $8,368,365.

Plan of Operations

During 2006, we participated in joint venture activities in Argentina. In connection with the Palmar Largo joint venture, eight workovers were completed in 2006. Separately workover operations were conducted on the Nacatimbay block and production was re-established at a rate of approximately 5 thousand cubic feet of gas per day and approximately 10 barrels of associated liquids per day. Workover operations were initiated late in 2006 in the Ipaguazu block and are continuing. One well was drilled at El Vinalar in late 2006. Puesto Climaco-2 sidetrack has successfully been put on production at approximately 600 barrels of oil per day, 300 barrels of oil net to Gran Tierra Energy.

In Colombia, a total of two wells were drilled in 2006. One well, Popa-1 in the Rio Magdalena block, was drilled at the end of the second quarter and was subsequently plugged and abandoned in late November 2006. One well in the Talora Block, Laura-1 was subsequently plugged and abandoned in January, 2007. Exploration terms for the Rio Magdalena Block require the drilling of a second well by February 2007, and this well began drilling on February 2 2007 and will be completed before the end of the month.

We signed a License Contract with PeruPetro S.A. for the Exploration and Exploitation of Hydrocarbons covering Block 122 in Peru on June 8, 2006. Terms of the License define a seven-year exploration term with four periods, each with minimum work obligations. The minimum commitment for the first work period, which is mandatory, is $0.5 million. The potential commitment over the seven-year period, at our option, is $5.0 million and includes technical studies, seismic acquisition and the drilling of one exploration well. The License Contract defines an exploitation term of thirty years for commercial discoveries of oil. Block 122 is located on the eastern flank of the Maranon Basin of northern Peru, on the crest of the Iquitos Arch and covers 1.2 million acres. Final ratification by the government of Peru occurred on November 3, 2006. A second License Contract for the adjacent Block 128 was subsequently awarded and ratified on December 12, 2006. This second License encompasses 2.2 million acres and has the same terms as that for Block 122.

During 2007, we plan to drill nine wells, conduct several workovers of existing wells, and conduct technical studies on existing Gran Tierra Energy acreage.

In Argentina, two new wells are scheduled for 2007. This includes completing the Puesto Climaco-2 sidetrack in the Vinalar Block,in January 2007, and drilling an exploration well in the Surubi Block in the second half of 2007. Several well workovers are contemplated for wells on existing producing and shut-in fields.

In Colombia, seven new wells are scheduled for 2007, including the Laura-1 exploration well in the Talora Block, the Caneyes-1 exploration well in the Rio Magdalena Block, the Capibara-1 and Cachapa-1 exploration wells in the Primavera Block, the Juanambu-1 and Floresta-1 exploration wells in the Guayuyaco Block, and an exploration well in the Chaza Block. Several workovers are also contemplated for wells on existing producing and shut-in fields.

In Peru, operations in 2007 are limited to technical studies of Block 122 and Block 128.In addition to current projects, we may pursue new ventures in South America, in areas of current activity and in new regions or countries. There is no assurance additional opportunities will be available, or if we participate in additional opportunities that those opportunities will be successful. Based on projected production, prices and costs, we believe that our current cash position and cash flow from operations are sufficient to sustain current activity through to the end of 2007. New business opportunities will require equity and/or debt financing for acquisitions and/or future work programs.

We have not entered into any commodity derivative arrangements or hedging transactions. Although we have no current plans to do so, we may enter in to some swap and/or hedging arrangements in conjunction with future financings. We have no off-balance sheet arrangements.

Results of Operations for the period ended September 30, 2006

Revenues

Production after royalties in Argentina averaged 338 barrels per day for the third quarter of 2006 including 295 barrels per day from Palmar Largo and 43 barrels per day from El Vinalar. Production for the nine-month period to September 30, 2006 averaged 303 barrels per day (288 barrels per day from Palmar Largo; 14 barrels per day for El Vinalar, which contributed to production beginning July 1 2006; 1 barrel per day for Nacatimbay where production was suspended on March 1 due to low flow conditions). During January and February of 2006, production at Nacatimbay averaged 3 barrels per day of condensate and 476 thousand cubic feet per day of natural gas after royalties. A remedial work program is being assessed to restore production at Nacatimbay. We cannot assure you that production can be restored.

Oil sales in Argentina averaged 422 barrels per day for the third quarter of 2006 including 376 barrels per day for Palmar Largo and 46 barrels per day for El Vinalar. For the nine-month period ended September 30, 2006, sales averaged 382 barrels per day (365 barrels per day at Palmar Largo, 16 barrels per day for El Vinalar, 1 barrel per day at Nacatimbay).

Production after royalties in Colombia averaged 704 barrels per day for the third quarter of 2006. Oil sales were 684 barrels per day on average during that period and were hampered by a temporary shut-down of pipeline facilities in July, 2006. As the Argosy acquisition was made in June 2006, no production was recorded in the prior year and the third quarter of 2006 was our first full quarter of operations in Colombia. Net production for the nine-month period ended September 30, 2006 includes results from June 21 only, averaging 266 barrels per day. Sales over the period averaged 260 barrels per day.

In Argentina, net revenue for the third quarter of 2006 was $1,602,474 with an average sales price at $41.27 per barrel . For the nine months ended September 30, 2006, net revenue was $4,281,885 with an average sales price of $41.06 per barrel. Revenues reflect an average royalty of 12% of production revenue minus transportation and storage costs.

In Colombia, we recorded production beginning June 21, 2006 in conjunction with our acquisition of Argosy Energy. Net revenue was $3,616,833 for the third quarter and $4,077,035 for the period from June 21 to September 30, 2006, reflecting royalty rates of 20% for the Santana block and 8% for the Guayuyaco block. Average sales price for the quarter was $57.47. The average sales price for the nine-month period ended September 30, 2006 was $57.44 per barrel.

Interest revenue was $175,641 for the third quarter of 2006 and $195,816 for the nine months ended September 30, 2006.

Net Revenue for the third quarter of 2005 was $349,263, reflecting one month of sales from Palmar Largo. No revenue was recorded for the first half of 2005.

Operating Expenses

For the three months ended September 30, 2006, operating expenses were $1,259,888, and for the nine months ended September 30, 2006 operating expenses were $2,702,507. For the nine-month period ended September 30, 2006 we had a full nine months of operating activities at Palmar Largo, two months at Nacatimbay before production was suspended on March 1, 2006, three months of activities at El Vinalar beginning July 1, 2006 and three months plus ten days of operations in Colombia beginning June 21, 2006.

Operating expenses in Argentina for the third quarter of 2006 totaled $883,658 ($22.76 per barrel), primarily at Palmar Largo and including transportation costs of $116,949 ($3.01 per barrel) plus an inventory adjustment of $409,582 ($10.55 per barrel) due to an underlift of crude oil volumes by a partner in the Palmar Largo joint venture. The impact of an agreement among the joint venture partners providing for the recovery of underlifted volumes has been accrued in September of 2006. Operating expenses in Argentina for the nine-month period ended September 30, 2006 were $2,186,278 ($20.96 per barrel) including transportation costs of $310,901 ($2.98 per barrel) and the inventory adjustment of $409,582 ($3.93 per barrel). Operating costs for 2006 have increased primarily due to workover activity at Palmar Largo, which expenditures are treated as an operating expense.

Operating expenses in Colombia were $376,229 for the third quarter of 2006, and totaled $516,229 including the ten day operating period from June 21 to June 30. This translates to $5.98 per barrel for the third quarter and $7.27 per barrel for the period June 21 to September 30, 2006.

For the period ended September 30, 2005 we had operations at Palmar Largo and Nacatimbay for 30 days. Operating expenses totaled $125,000, ($18.42 per barrel).

Other Operating Expenses

Depreciation, depletion and accretion was $1,449,694 for the third quarter of 2006 and for the nine months ended September 30, 2006 was $2,324,158, including accretion of asset retirement obligations of $2,896 and $5,459 respectively. The majority of this expense represents the depletion of oil and gas assets in Argentina and the newly acquired Colombia properties. Depreciation, depletion and accretion recorded for the nine months ended September 30, 2005 was $115,209 and was $111,843 for the third quarter of 2005.

Remaining operating expenses for the third quarter of 2006 were principally general and administrative in nature, which totaled $1,764,856. Of this amount, legal costs, accounting expenses, insurance premiums and consulting costs were $384,917. The majority of these costs were associated with audit activities, share registration, and marketing initiatives. Salaries and benefits were $687,948 and travel costs were $71,749. Office costs were $220,768, consultant expenses were $60,275, bank expenses were $45,706 and other expenses totaled $293,493. Interest expense was $2,765.  Total general and administrative expenses for the third quarter of 2005 were $414,397.

For the nine months ended September 30, 2006, general and administrative costs were $4,256,303. Legal, accounting, insurance and consulting costs were $1,667,241. Salaries and benefits and other employee costs were $1,520,168 and travel costs were $251,498. Office expenses totaled $456,948, bank expenses were $94,902 and other expenses were $265,546. Interest expense was $3,075.  Total general and administrative expenses for the period from January 26, 2005 (inception) to September 30, 2005 were $668,908.

Foreign exchange loss was $273,684 for the third quarter of 2006 and $277,526 for the nine months ended September 30, 2006.

Net Income (Loss) Available to Common Shares

Net loss for the third quarter of 2006 was $66,355, which equates to $0.00/share. These results reflect a full quarter of operating activities at Palmar Largo, El Vinalar and Colombia. This compares to a loss of $284,644 or $0.02 per share for the third quarter of 2005.

For the nine months ended September 30, 2006 net loss was $1,857,032, or $0.03 per share. This loss reflects a full nine months of operating activities at Palmar Largo, two months of activities at Nacatimbay, three months at El Vinalar and three months plus ten days of operations in Colombia. The net loss for the period from January 26, 2005 (inception) to September 30, 2005 was $546,160 or $0.11 per share.

Results of Operations for the period from incorporation on January 26, 2005 to December 31, 2005

Revenues

Production after royalties of 12% for the year averaged approximately 298 barrels of liquids per day; 293 barrels per day of oil from Palmar Largo and 5 barrels per day of condensate from Nacatimbay. Oil sales at Palmar Largo were reduced to an average of 206 barrels per day due to severe weather conditions in Northern Argentina, as extreme rainfall and poor road conditions curtailed tanker truck traffic through November and December. Oil inventory increased to 13,948 barrels by December 31, 2005 as a result. Natural gas sales at Nacatimbay averaged 494 thousand cubic feet per day, after 12% royalty.

 Since the date of acquisition, September 1, 2005, gross revenue for 2005 was $1,115,954 at Palmar Largo and $128,635 at Nacatimbay, totaling $1,244,589 for the year. Average sales price for Palmar Largo oil was $37.80 per barrel. Average sales prices at Nacatimbay were $37.58 per barrel of condensate and $1.50 per thousand cubic feet of natural gas. Oil and natural gas prices are effectively regulated in Argentina.

Net revenue for the period from incorporation on January 26, 2005 to December 31, 2005 was $1,059,297, reflecting an average royalty rate of 12% of production revenue minus transportation and storage costs.

Operating Expenses

Operating expenses totaled $395,287 for the period from incorporation on January 26, 2005 to December 31, 2005, representing four months of operations in Argentina. This equates to an average operating cost of $8.90 per barrel of oil equivalent (natural gas conversion 20 to 1).

Depreciation, depletion and amortization for the period was $462,119. The majority of this cost represents the depletion of the acquisition cost for the Argentina properties.

Remaining operating expenses for the period from incorporation on January 26, 2005 to December 31, 2005, were general and administrative in nature, totaling $2,482,070. Of this amount, legal costs, accounting expenses and consulting costs were $1,482,824. The majority of these costs were associated with the share exchange on November 10, 2005 and related activities. Salaries and benefits were $594,585 and travel costs were $168,134. Office, insurance and other expenses totaled $236,527.

Foreign exchange gain was $31,271 for the period.

Net Income (Loss) Available to Common Shares

Net loss for the period from incorporation on January 26, 2005 to December 31, 2005, was $2,219,680, equivalent to a loss of $0.16/share. These results reflect four months of operating activity, twelve months of business activity and significant costs relating to the November 10, 2005 share exchange.

Liquidity and Capital Resources

Liquidity

Gross capital expenditures for the three months ended September 30, 2006 were $4,617,908 and for nine months ended September 30, 2006 were $6,011,735. Capital expenditures for the quarter were predominantly for development activity at Palmar Largo, for the purchase of El Vinalar, drilling activities in Colombia, and office equipment and leasehold improvements in both Calgary and Argentina. Capital expenditures in the first nine months of 2005 were $6,934,542 which included the purchase of Palmar Largo, Nacatimbay and Ipaguazu interests in Argentina.

Gross capital expenditures for the period from incorporation on January 26, 2005 to December 31, 2005, were $8,775,327, predominantly for the acquisition cost of the Argentina properties. The purchase price for the Argentina acquisition was $7,032,714 plus post-closing adjustments of $708,955. The majority of remaining capital expenditures relates to our share of the cost of drilling one well at Palmar Largo.

During the first three quarters of 2006, we funded the majority of our capital expenditures and operating expenditures from cash balances existing at the end of 2005, which were received through a series of private placements of equity in our Company in the fourth quarter of 2005 and the first quarter of 2006, and via private placements which closed in June 2006. On June 20, 2006 we completed the sales of 43,336,051 units of our securities for total proceeds of $65,004,076. Each unit consisted of one share of common stock and one warrant to purchase one half a common share for five years at an exercise price of $1.75 per whole share. On June 29, 2006 there was a second closing of the offering of units of our securities, selling 3,636,629 units for proceeds of $5,454,954. Finally, on June 30, 2006, we closed the offering with an additional sale of 3,027,320 units for $4,540,980. In total, we raised $75,000,000 from the sale of 50,000,000 units of securities, less issue costs of $6,000,077 for net proceeds of 68,999,923. Our cash balance at September 30, 2006 was $18,796,084 compared to $2,221,456 at December 31, 2005 and $21,263,776 at June 30, 2006. Restricted cash of $12,617,263 as at September 30, 2006 will become or has become available to us as follows:

•	$4,000,100 held in escrow relating to the Argosy acquisition is required to be replaced by a letter of credit. Release of these funds occurred on November 9, 2006.
•	$4,000,000 is being held by Standard Bank in support of the letter of credit noted above.

•	$3,100,000 will become available upon the expiry of the offer to purchase certain assets from CGC.
•	$200,426 is held in escrow with our joint venture partners in Palmar Largo against our future cash calls. These funds were released to us in November 2006.

•
$1,280,993 is held in escrow related to the June 2006 financing. These funds will be released from escrow pending our request to the Alberta Securities Commission requesting an exemption from prospectus requirements for the trading of our common shares for purchasers resident in Alberta under “accredited investor” exemptions.

•	$35,744 relates to interest earned on various escrow accounts, which will be released along with the principal funds involved.

During 2005, we funded the majority of our capital expenditures from funds received through three private placements of equity in our Company. Total equity from common shares was $13,206,116. A total of 14,285,106 units consisting of one common share at $0.80 per share plus one warrant to purchase one half share at $0.625 per half share were issued during 2005 through private placements for gross proceeds of $11,428,084. The funds were used to acquire the Argentina properties and to provide working capital for the company. Our cash balance at year-end was $2,221,456 and net working capital was $2,656,504.

Operating activities used $1,876,638 from the period from incorporation on January 26, 2005 to December 31, 2005, and investing activities used $9,108,022. Cash used in investing activities was primarily for acquisition of our properties in Argentina.

We have no capital expenditure commitments other than discretionary capital expenditures to be made in the normal course of operations for workovers and drilling activities. We believe that our current operations and capital expenditure program can be maintained from cash flow from existing operations and cash on hand, barring unforeseen events or a severe downturn in oil and gas prices. Should our operating cash flow decline, we would examine measures such as reducing our capital expenditure program, issuance of debt, or issuance of equity.

Future growth and acquisitions will depend on our ability to raise additional funds through equity and/or debt markets. We have recently completed financing initiatives to support recent acquisition initiatives, which have also brought additional production and cash flow into our company.

Our initiatives to raise debt or equity financing to fund capital expenditures or other acquisition and development opportunities may be affected by the market value of our common stock. If the price of our common stock declines, our ability to utilize our stock either directly or indirectly through convertible instruments for raising capital could be negatively affected. Also, raising funds by issuing stock or other equity securities would further dilute our existing stockholders, and this dilution would be exacerbated by a decline in stock price. Any securities we issue may have rights, preferences and privileges that are senior to our existing equity securities. Borrowing money may also involve pledging some or all of our assets.

Off-Balance Sheet Arrangements

For the fiscal period ended September 30, 2006 and the year ended December 31, 2005, we had no off-balance sheet arrangements as defined in Item 303(c) of Regulation S-B, promulgated by the SEC.

Subsequent Events

On February 15, 2006, we made an offer to acquire certain interests of Compania General de Combustibles S.A. ("CGC") in eight properties in Argentina. On November 2, 2006, we closed on the purchase of interests in four properties for a total purchase price of $2.1 million. The assets purchased include a 93.18% participation interest in the Valle Morado block, a 100% interest in the Santa Victoria block and the remaining 50% interests in the Nacatimbay and Ipaguazu blocks (in which we currently hold 50% interests).

On December 1, 2006, we closed on the purchase of interests in two other properties from CGC, including a 75% interest in the El Chivil block and a 75% participation interest in the Surubi block, each located in the Noroeste Basin of Argentina, for a total purchase price of $2.5 million. We also purchased the remaining 25% minority interest in each property from the joint venture partner for a total purchase price of $280,000.

The total purchase price for the acquisition of CGC’s interests in all six properties acquired to date is equal to $4.6 million. Post-closing adjustments which reflect original values assigned to the properties, amended terms, revenues and costs from the effective date of January 1, 2006 are expected to amount to a net cash outlay of approximately $3.5 million which will be financed from existing cash on hand. The acquisitions are expected to add net production of 123 barrels per day to our production base.

On November 30, 2006, in connection with the closings of the transactions described above, our board of directors reached a final determination not to pursue the acquisition of either CGC’s 17.85% interest in the Palmar Largo joint venture or CGC’s 5% interest in the Aguarague joint venture, and to allow our option to acquire these interests to expire by its terms on December 5, 2006.  The offer to purchase those properties was subject to rights of first refusal and certain third party consents.

We signed a License Contract for the Exploration and Exploitation of Hydrocarbons covering Block 122 in Peru on June 8, 2006. Terms of the License define a seven-year exploration term with four periods, each with minimum work obligations. The minimum commitment for the first work period, which is mandatory, is $0.5 million. The potential commitment over the seven-year period, at our option, is $5.0 million and includes technical studies, seismic acquisition and the drilling of one exploration well. The License Contract defines an exploitation term of thirty years for commercial discoveries of oil. Block 122 is located on the eastern flank of the Maranon Basin of northern Peru, on the crest of the Iquitos Arch and covers 1.2 million acres.Final ratification by the government of Peru occurred on November 3, 2006. A second License Contract for the adjacent Block 128 was subsequently awarded and ratified on December 12, 2006. This second License encompasses 2.2 million acres and has the same terms as that for Block 122.

Critical Accounting Estimates

Use of Estimates

The preparation of financial statements under generally accepted accounting principles (“GAAP”) in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Oil and Gas Accounting-Reserves Determination

The process of estimating reserves is complex. It requires significant judgments and decisions based on available geological, geo-physical, engineering and economic data.

To estimate the economically recoverable oil and natural gas reserves and related future net cash flows, we incorporate many factors and assumptions including:

▪	expected reservoir characteristics based on geological, geophysical and engineering assessments;

▪	future production rates based on historical performance and expected future operating and investment activities;

▪	future oil and gas quality differentials;

▪	assumed effects of regulation by governmental agencies; and

▪	future development and operating costs.

We believe these factors and assumptions are reasonable based on the information available to us at the time we prepare our estimates. However, these estimates may change substantially as additional data from ongoing development activities and production performance becomes available and as economic conditions impacting oil and gas prices and costs change.

Management is responsible for estimating the quantities of proved oil and natural gas reserves and for preparing related disclosures. Estimates and related disclosures are prepared in accordance with SEC requirements and generally accepted industry practices in the US as promulgated by the Society of Petroleum Engineers.

Reserve estimates, including the standardized measure of discounted future net cash flow and changes therein, are prepared at least annually by independent qualified reserves consultants.

Our board of directors oversees the annual review of our oil and gas reserves and related disclosures. The Board meets with management periodically to review the reserves process, results and related disclosures and appoints and meets with the independent reserves consultants to review the scope of their work, whether they have had access to sufficient information, the nature and satisfactory resolution of any material differences of opinion, and in the case of the independent reserves consultants, their independence.

Reserves estimates are critical to many of our accounting estimates, including:

▪	Determining whether or not an exploratory well has found economically producible reserves.

▪
Calculating our unit-of-production depletion rates. Both proved and proved developed reserves estimates are used to determine rates that are applied to each unit-of-production in calculating our depletion expense. Proved reserves are used where a property is acquired and proved developed reserves are used where a property is drilled and developed.

▪
Assessing, when necessary, our oil and gas assets for impairment. Estimated future cash flows are determined using proved reserves. The critical estimates used to assess impairment, including the impact of changes in reserves estimates, are discussed below.

Oil and Gas Accounting-Impairment

We evaluate our oil and gas properties for impairment on a quarterly basis. We assess estimated discounted future cash flows to determine if properties are impaired on a cost center basis. If the 10% discounted future cash flows for a cost center are less than the carrying amount, the cost center is impaired and written down to its fair value.

We assessed our oil and gas properties for impairment at the end of the third quarter of 2006 and at the end of 2005 and found no impairments were required based on our assumptions.

Cash flow estimates for our impairment assessments require assumptions about two primary elements - future prices and reserves.

It is difficult to determine and assess the impact of a decrease in our proved reserves on our impairment tests. The relationship between the reserves estimate and the estimated discounted cash flows is complex because of the necessary assumptions that need to be made regarding future production rates, future prices and future costs. Under full cost accounting, a ceiling test is performed to ensure that unamortized capitalized costs in each cost centre do not exceed their fair value. An impairment loss is recognized in net earnings when the carrying amount of a cost center is not recoverable and the carrying amount of the cost center exceeds its fair value. A cost center is defined as a country. Capitalized costs, less accumulated depreciation (carrying value) are limited to the sum of: the present value of estimated future net revenues from proved oil and gas reserves, less future value of unproven properties included in the costs being amortized; less income tax effects related to the differences between the book and tax basis of the properties. If unamortized capital costs within a cost center exceed the cost center ceiling, the excess shall be charged to expense and separately disclosed during the period in which the excess occurs. As a result, we are unable to provide a reasonable sensitivity analysis of the impact that a reserves estimate decrease would have on our assessment of impairment.

Asset Retirement Obligations

We are required to remove or remedy the effect of our activities on the environment at our present and former operating sites by dismantling and removing production facilities and remediating any damage caused. Estimating our future asset retirement obligations requires us to make estimates and judgments with respect to activities that will occur many years into the future. In addition, the ultimate financial impact of environmental laws and regulations is not always clearly known and cannot be reasonably estimated as standards evolve in the countries in which we operate.

We record asset retirement obligations in our consolidated financial statements by discounting the present value of the estimated retirement obligations associated with our oil and gas wells and facilities and chemical plants. In arriving at amounts recorded, numerous assumptions and judgments are made with respect to ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement and expected changes in legal, regulatory, environmental and political environments. The asset retirement obligations we have recorded result in an increase to the carrying cost of our property, plant and equipment. The obligations are accreted with the passage of time. A change in any one of our assumptions could impact our asset retirement obligations, our property, plant and equipment and our net income.

It is difficult to determine the impact of a change in any one of our assumptions. As a result, we are unable to provide a reasonable sensitivity analysis of the impact a change in our assumptions would have on our financial results. We are confident, however, that our assumptions are reasonable.

Deferred Income Taxes

We follow the liability method of accounting for income taxes whereby future income tax assets and liabilities are recognized based on temporary differences in reported amounts for financial statement and tax purposes. We carry on business in several countries and as a result, we are subject to income taxes in numerous jurisdictions. The determination of our income tax provision is inherently complex and we are required to interpret continually changing regulations and make certain judgments. While income tax filings are subject to audits and reassessments, we believe we have made adequate provision for all income tax obligations. However, changes in facts and circumstances as a result of income tax audits, reassessments, jurisprudence and any new legislation may result in an increase or decrease in our provision for income taxes.

New Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement 151, Inventory Costs. This statement amends Accounting Research Bulletin (“ARB”) 43 to clarify that:

▪	abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) should be recognized as current-period charges; and

▪	the allocation of fixed production overhead to inventory based on the normal capacity of the production facilities is required.

The provisions of this statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect the adoption of this statement will have any material impact on our results of operations or financial position.

In December 2004, the FASB issued Statement 153, Exchanges of Nonmonetary Assets, an amendment of Accounting Principles Bulletin (“APB”) Opinion 29, Accounting for Nonmonetary Transactions. This amendment eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Under Statement 153, if a nonmonetary exchange of similar productive assets meets a commercial-substance test and fair value is determinable, the transaction must be accounted for at fair value resulting in the recognition of any gain or loss. This statement is effective for nonmonetary transactions in fiscal periods that begin after June 15, 2005. We do not expect the adoption of this statement will have any material impact on our results of operations or financial position.

In March 2005, the FASB issued Financial Interpretation 47, Accounting for Conditional Asset Retirement Obligations (“FIN 47”). FIN 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of this statement has not had a material impact on our results of operations or financial position.

In June 2005, the FASB issued Statement 154, Accounting Changes and Error Corrections, which replaces APB Opinion 20 and FASB Statement 3. Statement 154 changes the requirements for the accounting and reporting of a change in accounting principle. Opinion 20 previously required that most voluntary changes in accounting principles be recognized by including the cumulative effect of the new accounting principle in net income of the period of the change. In the absence of explicit transition provisions provided for in new or existing accounting pronouncements, Statement 154 now requires retrospective application of changes in accounting principle to prior period financial statements, unless it is impracticable to do so. The Statement is effective for fiscal years beginning after December 15, 2005. We do not expect the adoption of this statement will have a material impact on our results of operations or financial position.

In September 2005, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. This issue addresses the question of when it is appropriate to measure purchase and sales of inventory at fair value and record them in cost of sales and revenues and when they should be recorded as exchanges measured at the book value of the item sold. The EITF concluded that purchases and sales of inventory with the same counterparty that are entered into in contemplation of one another should be combined and recorded as exchanges measured at the book value of the item sold. The consensus should be applied to new arrangements entered into and modifications or renewals of existing agreements, beginning with the second quarter of 2006. We do not expect the adoption of this statement will have a material impact on our results of operations or financial position.

In February 2006, the Financial Accounting Standards Board (FASB) issued statement 155, Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements no. 133 and 140 . This statement resolves issues addressed in Statement 133 Implementation Issue no. D1 “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This implementation guidance indicated that entities could continue to apply guidance related to accounting for beneficial interests in paragraphs 14 and 362 of Statement 140, which indicate that any security that can be contractually prepaid or otherwise settled in such a way that the holder of the security would not recover substantially all of its recorded investment should be subsequently measured like investments in debt securities classified as available for sale or trading, and may not be classified as held to maturity. Also, Implementation issue D1 indicated that holders of beneficial interests in securitized financial assets that are not subject to paragraphs 14 and 362 of Statement 140 are not required to apply Statement 133 to those beneficial interests, pending further guidance. Statement 155 eliminates the exemption from Statement 133 for interests in securitized financial assets. It also allows the preparer to elect fair value measurement at acquisition, at issuance or when a previously recognized financial instrument is subject to a remeasurement event. We do not expect the adoption of this statement will have a material impact on our results of operations or financial position.

In March 2006, the FASB issued statement 156 Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140. Under statement 140, servicing assets and servicing liabilities are amortized over the expected period of estimated net servicing income or loss and assessed for impairment or increased obligation at each reporting date. This statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. Subsequent measurement of servicing assets and servicing liabilities at fair value is permitted, but not required. If derivatives are used to mitigate risks inherent in servicing assets and servicing liabilities, those derivatives must be accounted for at fair value. Servicing assets and servicing liabilities subsequently measured at fair value must be presented separately in the statement of financial position and there are additional disclosures for all separately recognized servicing assets and servicing liabilities. We do not expect the adoption of this statement will have a material impact on our results of operations or financial position.

In June 2006, the FASB issued interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109. This interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statement in accordance to FASB Statement No. 109. Recognition of a tax position should be based on whether it is more likely than not that a tax position will be sustained. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. This interpretation is effective for fiscal years beginning after December 15, 2006. We do not expect the adoption of this statement will have material impact on our results of operations or financial position.

In September 2006, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin (SAB) No. 108 regarding the effects of prior year misstatements in considering current year misstatements for the purpose of a materiality assessment. The opinion in SAB 108 is that in the case of an error that has occurred and been immaterial in a number of previous years, the cumulative effect should be considered in assessing the materiality of the error in the current year. If the cumulative effect of the error is material, then the current year statements, as well as prior year statements should be restated. In the case of restated prior year statements, previously filed reports do not need to be amended, if the error was considered immaterial to previous year’s financial statements. However the statements should be amended the next time they are filed. The effects of this guidance should be applied cumulatively to fiscal years ending after November 15, 2006. Additional disclosure should be made regarding any cumulative adjustments made in the current year financial statements. We do not expect the adoption of this SAB will have material impact on our results of operations or financial position.

BUSINESS

On November 10, 2005, the closing date, Goldstrike, Inc., the previous public reporting entity, Gran Tierra Canada and the holders of Gran Tierra Canada’s capital stock entered into a share purchase agreement, and Goldstrike and Goldstrike Exchange Co. entered into an assignment agreement. In these two transactions, the holders of Gran Tierra Canada’s capital stock acquired shares of either Goldstrike common stock or exchangeable shares of Goldstrike Exchange Co., and Goldstrike Exchange Co. acquired substantially all of Gran Tierra Canada’s capital stock. Immediately following the transactions, Goldstrike Exchange Co. acquired the remaining shares of Gran Tierra Canada outstanding after the initial share exchange for shares of common stock of Gran Tierra Energy Inc. using the same exchange ratio as used in the initial exchange. This two step process was part of a single transaction whereby Gran Tierra Canada became a wholly-owned subsidiary of Goldstrike Inc.  Additionally, Goldstrike changed its name to Gran Tierra Energy Inc. with the management and business operations of Gran Tierra Canada, but remains incorporated in the State of Nevada.

In the above-described transactions between Goldstrike and the holders of Gran Tierra Canada common stock, Gran Tierra Canada shareholders were permitted to elect to receive, for each share of Gran Tierra Canada’s common stock: (1) 1.5873016 exchangeable shares of Goldstrike Exchange Co. (and ancillary rights), or (2) 1.5873016 shares of common stock of Goldstrike, or (3) a combination of Goldstrike Exchange Co. exchangeable shares and Goldstrike common stock. All of Gran Tierra Canada’s shares were, through a series of exchanges, exchanged for shares of Goldstrike and/or exchangeable shares of Goldstrike Exchange Co. Each exchangeable share of Goldstrike Exchange Co. is exchangeable into one share of our common stock.

The share exchange between the former shareholders of Gran Tierra Canada and the former Goldstrike is treated as a recapitalization of Gran Tierra for financial accounting purposes. Accordingly, the historical financial statements of Goldstrike before the share purchase and assignment transactions will be replaced with the historical financial statements of Gran Tierra Canada before the share exchange in all future filings with the SEC.

Company Overview

Following the above-described transactions, our operations and management are substantially the operations and management of Gran Tierra Canada prior to the transactions. The former Gran Tierra Canada was formed by an experienced management team in early 2005, which collectively has over 100 years of hands-on experience in oil and natural gas exploration and production in most of the world’s principal petroleum producing regions. Our objective is to acquire and exploit international opportunities in oil and natural gas exploration, development and production, focusing on South America. We made our initial acquisition of oil and gas producing and non-producing properties in Argentina in September 2005 for a total purchase price of approximately $7 million. In addition, we have recently acquired assets in Colombia and other minor interests in Argentina and Peru.

Industry Introduction

The international oil and gas industry is extremely diverse and offers distinct opportunities for companies in different countries. The fundamentals of the industry, however, are common:

▪
Oil and gas reserves tend to be distributed in a pyramid pattern. The distribution of oil and gas reserves is generally depicted as a “pyramid” with the greatest number of fields being smaller fields and with very few large fields. Because of their size, the large fields are more easily located - most have already been discovered and tend to be, though are not always, the most economical to produce.

▪
Oil and gas companies tend to be distributed in a pyramid pattern. Oil and gas companies tend to be distributed in a pattern that is similar to that of oil and gas reserves. There are many small companies and few very large companies. Large companies tend to operate at the top of the resource pyramid, where rewards are larger but fewer. Smaller companies tend to operate at the base of the resource pyramid, where rewards are smaller but plentiful. Furthermore, large companies tend to divest smaller, non-core assets as they grow, and tend to acquire smaller companies that have reached a critical mass, perpetuating a cycle of growth.

▪
In a mature producing area with a mature industry, the entirety of the resource pyramid is being explored and developed by both small and large oil and gas companies. Maturity is typically a function of time and market forces. Government policy can have an important role, encouraging or discouraging the full potential of the resource base and industry.

▪
By its nature, finding and producing oil and gas is a risky business. Oil and gas deposits may be located miles below the earth’s surface. There is no guarantee, despite the sophistication of modern exploration techniques, that oil or gas will be present in a particular location without drilling. Additionally, there is no guarantee that a discovery will be commercially viable without follow up drilling, nor can there be any guarantee that such follow up drilling will be successful. There is also no guarantee that reserves once established will produce at expected rates. Furthermore, adverse political events and changing laws/regulations can threaten the economic viability of oil and gas activity, the safety and security of workers, or the reputation of a company that conducts business outside of more stable countries. The effective management of risk is integral to the oil and gas industry.

▪
The oil and gas industry is capital intensive. Investment decisions are based on long time horizons - the typical oil and gas project has a life of greater than 20 years. Economics and value are based on a long-term perspective.

▪
The production profile for a substantial majority of oil and gas reservoirs is a declining trend. Production from an oil or gas field with a fixed number of wells declines over time. That decline rate varies depending on the reservoir and well/development characteristics but in general, steepest declines are earlier in the production life of the field. Typically, production falls to a point where revenues are insufficient to cover operating costs (the project reaches its economic limit) and the field is abandoned.

▪
Production levels in a field can be maintained by more intensive drilling and/or enhancement of existing wells and such efforts are usually made to offset the natural decline in production. A low price environment, budgetary constraints or lack of imagination can prevent companies from taking appropriate action to offset a natural decline in production, however, this can present a significant opportunity for new operators in a high price environment. While production levels may be maintained for a period of time by more intensive drilling, such efforts can only be maintained for short periods of time and may not be effective. Moreover, such efforts may also be economically unfeasible and may be impermissible under rules and regulations applying to the field.

New Opportunities for Smaller Companies

Several forces are at work in today’s energy industry which provide a significant opportunity for smaller companies, like ours. The greatest opportunity is in countries where resource opportunities have been undervalued or overlooked or have been considered immaterial or uneconomic by larger companies, and/or where governments are moving to realize the potential at the base of the resource pyramid by attracting smaller companies.

Company Business Plan

Our plan is to build an international oil and gas company, sensibly and aggressively, by positioning in countries where a smaller company can proliferate. Our initial focus is South America, specifically Argentina, Colombia and Peru.

We are applying a two-pronged approach to growth, establishing a base of production, development and exploration assets by selective acquisitions and achieving future growth through drilling. We intend to duplicate this business model across countries in South America and across regions within these countries, continually.

A key to our business plan is positioning - being in the right place at the right time with the right resources. The fundamentals of this strategy are described in more detail below:

▪	Position in countries that are welcoming to foreign investment, that provide attractive fiscal terms and/or offer opportunities that have been previously ignored or undervalued;

The pace of oil and gas exploration and development in countries around the world is dictated by geology and market forces and the intermediary impact of government policy and regulation. These factors have combined today to create opportunities in South America. The initial countries of interest to Gran Tierra are Argentina - where activity has historically been dominated by the national oil company; Colombia - which has restructured its energy policies to appeal to smaller foreign companies; and Peru - which is entering a new phase of exploration activity.

▪	Engage qualified, experienced and motivated professionals;

Our management consists of three senior international oil and gas and professionals most recently with EnCana Corporation of Canada, a fourth member most recently with Pluspetrol in South America, and a fifth member who joined our company in conjunction with the acquisition of Argosy Energy in Colombia. The management team represents over 100 years of broad and progressive international experience, in South America and across the globe. International experience provides an awareness of the fundamentals of opportunity and risk, of problems and resolutions, of what can or cannot be done by when, and what resources are needed to get the job done. It also brings with it a network of professional relationships that can be drawn upon to bring new business to us.

The qualifications of our board of directors complement the international experience of the management team, providing an entrepreneurial, financial and market perspective of our business by a group of individuals with successful track records overseeing the strategic growth of development stage public and private companies. In addition, the board is responsible for overseeing our financial reporting and corporate governance policies and reviewing management’s compensation.

As of September 30, 2006, we had 102 full-time employees, 8 in Calgary, 9 in Buenos Aires and 85 in Colombia (17 staff in Bogota plus 68 field personnel). All employees had previously worked with members of our management team; six employees were formerly with EnCana Corporation. Qualified geophysicists, geologists and engineers are in short supply in today’s market; our management has demonstrated the ability to attract qualified professionals.

Our success equally depends on a strong support network in the legal, accounting and finance disciplines, both at a corporate level and a local level. Our aggressive business plan means a succession of acquisition and operating agreements in addition and concurrent financings, all requiring significant outside support. We have quickly transitioned from a private company with no employees in January 2005, through an initial acquisition in September, a share exchange and trading in the US market in November 2005 and subsequent transactions, and we intend to maintain this pace. Our accomplishments to date are an indication of the capabilities of our support network.

▪	Establish an effective local presence;

Our management believes that establishing an effective local presence is essential for success - one that is familiar with the local operating environment, with the local oil and gas industry and with local companies and governments in order to establish and expand business in the country. We have established our office in Buenos Aires and have engaged qualified and respected local management and professionals. We intend to establish offices in all countries where we operate. We expect our presence in Buenos Aires and recently acquired presence in Colombia to bring new and increasing opportunities.

▪	Create alliances with companies that are active in areas and countries of interest, and consolidate initial land/property positions;

Our initial acquisitions in Argentina and Colombia have brought us to the attention of other companies in the country, including partners, former employers and associates. We hope to build on these business relationships to bring other opportunities to us, and we expect to continue to build new relationships in the future. Such cooperation effectively multiplies our business development initiatives and develops synergies within the local industry.

▪	Build a balanced portfolio of production, development, step-out and more speculative exploration opportunities;

Our initial acquisitions in Argentina and Colombia provide a base of production to provide immediate cashflow and upside drilling potential. We are now focusing on expansion opportunities in Argentina, Colombia and Peru, which are expected to include both low and higher risk projects, with working interests that achieve an optimal balance of risk and reward.

The most effective risk mitigation in international oil and gas is diversification, and the highest chance of success results from a diverse portfolio of independent opportunities. We are moving purposefully in the regard.

▪	Assess and close opportunities expeditiously;

We assess many oil and gas opportunities before we move to advance one; it is necessary to assess the technical, economic and strategic merits quickly in order to focus our efforts. This approach to business often provides a competitive advantage. During 2005, we evaluated more than 70 potential acquisition opportunities.

▪	Do business in familiar countries with familiar people and familiar assets.

Our business model is a bringing together of peoples’ knowledge and relationships into a single entity with a single purpose. We cannot compete with the international oil and gas industry on an open tender basis. Assets and opportunities that are offered globally will receive a premium price and chance of success for any one bidder is low. Our approach is based on niche opportunities for buyer and seller, where the combination of our strategic relationships, established technical know-how and access to capital provide a compelling opportunity to act opportunistically.

Proprietary Deal Flow

Our access to opportunities stems from a combination of experience and industry relationships of the management team and board of directors, both within and outside of South America. Deal flow is critical to growing a portfolio efficiently and effectively, to capitalize on our capabilities today, and into the future as we grow in scale and our needs evolve.

Company Financial Fundamentals

A brief discussion of our financial fundamentals is provided below. Potential investors are encouraged to read the following information in conjunction with all of the other information provided in this prospectus.

Our financial results present the former Gran Tierra Canada as the predecessor company in the share exchange with Goldstrike on November 10, 2005. The financial performance of the former Goldstrike was eliminated at consolidation. Gran Tierra financials therefore present the activities of the former Gran Tierra Canada before the share exchange, including the initial Argentina acquisition on September 1, 2005.

Financial results for 2005 are defined by three principal events: the Argentina acquisitions on September 1, 2005, a series of private placements of common stock of Gran Tierra associated with the acquisitions, and the share exchange between the former holders of common shares of Goldstrike Inc. and Gran Tierra Energy Inc. on November 10, 2005.

Financial results for the nine months ended September 30, 2006 reflect a full nine months of operations at Palmar Largo, two months of operations at Nacatimbay, three months of operations at El Vinalar (all in Argentina), in addition to three months and ten days of operations in Colombia.

The Argentina Acquisitions

We acquired participating interests in three joint ventures on September 1, 2005. We made a formal offer to purchase the Argentina assets of Dong Won S.A (Argentinean branch of the Korean company) on May 30, 2005, that was accepted on June 22, 2005. The total acquisition cost was approximately $7 million. Our initial offer covered interests in five properties; preferential acquisition rights were exercised on two properties but the major property of interest to Gran Tierra and two minor properties became available to us. All properties are located in the Noroeste Basin region of Northern Argentina.

▪	Palmar Largo Joint Venture - Gran Tierra participation 14%, Pluspetrol (Operator) 38.15%, Repsol YPF 30%, Compañia General de Combustibles (“CGC”) 17.85%.
▪	Nacatimbay Concession - Gran Tierra participation 50%, CGC (Operator) 50%.
▪	Ipaguazu Concession - Gran Tierra participation 50%, CGC (Operator) 50%.

Palmar Largo is the principal property, producing approximately 293 barrels per day of oil net to Gran Tierra (after 12% royalties) at the time of the acquisition. Acquisition cost for Palmar Largo was $6,969,659 and translated to a cost of $9.89 per barrel of proved reserves based on an estimate of remaining proven reserves of 705,000 (net before royalties) at June 1, 2005. This equates to $11.24 per barrel on reserves of 620,400 after 12% royalties. Minor volumes of natural gas and associated liquids were being produced from a single well at Nacatimbay; the Ipaguazu property is non-producing. Total acquisition cost for these two properties was $63,055.

The Colombia Acquisition

On June 20, 2006, we acquired all of the limited partnership interests of Argosy Energy International (“Argosy”) and all of the issued and outstanding capital stock of Argosy Energy Corp. (“AEC”), a Delaware corporation and the general partner of Argosy. Argosy’s oil production averaged approximately 987 barrels per day (after royalty) during the fourth quarter of 2005. Royalty rates are 20% and 8% for Argosy’s producing properties. Argosy’s net land position was approximately 153,000 acres.

Other Acquisitions

On June 30, 2006, we closed a farm-in arrangement with Golden Oil Corporation whereby we purchased 50% of the El Vinalar field in Argentina for $950,000. We also agreed to pay the first $2.7 million in costs for a sidetrack well related to our farm-in agreement.

On June 8, 2006, we signed a License Contract for the Exploration and Exploitation of Hydrocarbons covering Block 122 in Peru. The license contract was approved by the government of Peru on November 3, 2006. The license contract defines a seven-year exploration term divided into four periods, each requiring a minimum work plan and financial commitment. The minimum commitment for the first work period, which is mandatory, is $0.5 million. The potential commitment over the seven-year period, at our option, is $5.0 million and includes technical studies, seismic acquisition and the drilling of one exploration well. The license contract defines an exploitation term of thirty years for commercial discoveries of oil. Block 122 is located on the eastern flank of the Maranon Basin of northern Peru, on the crest of the Iquitos Arch and covers 1.2 million acres.

Financing

The initial seed round of financing for the former Gran Tierra Energy (the Canadian company) occurred in April and June 2005, raising approximately $1.9 million to fund our initial activities. We had no oil and gas revenue until September 1, 2005. We made a series of private placements of common shares beginning on August 31, 2005 to fund the Argentina acquisitions and to provide general working capital. A total of approximately $11.4 million was initially raised during 2005 from the issuance of approximately 14.3 million units consisting of one share of Gran Tierra at $0.80 per share plus one warrant to purchase one-half share at $0.625 per half-share. At December 31, 2005, our outstanding cash balance was approximately $2.2 million.

On June 20, 2006, we completed the sale of 43,336,051 units of our securities, deriving gross proceeds of $65,004,076. Each unit consisted of one share of our common stock and a warrant to purchase one-half share of our common stock for a period of five years at an exercise price of $1.75 per whole share. On June 29, 2006, we conducted a second closing of the offering of units of our securities, deriving additional gross proceeds of $5,454,944 from the sale of 3,636,629 additional units. On June 30, 2006, we conducted a final closing of the offering of units of our securities, deriving additional gross proceeds of $4,540,980 from the sale of 3,027,320 additional units. In connection with the three closings of the offering, we sold a total of 50,000,000 units for gross proceeds totaling $75,000,000.

The Share Exchange

The share exchange between Goldstrike Inc. and the shareholders of the former Gran Tierra Energy Inc. (the Canadian corporation) occurred on November 10, 2005, bringing the assets, management, business operations and business plan of the former Gran Tierra into the framework of the company formerly known as Goldstrike Inc., a publicly traded company.

Prior Goldstrike Business

In connection with our recent share exchange between Goldstrike Inc. and the shareholders of the former Gran Tierra Energy Inc. (the Canadian corporation), Goldstrike transferred to Dr. Yenyou Zheng all of the capital stock of Goldstrike’s wholly-owned subsidiary, Leasco. Leasco was organized to hold mineral assets located in the Province of British Columbia. Those assets consist primarily of 32 mineral claims covering approximately 700 hectares. As a result of the transfer, this line of business is owned by Dr. Yenyou Zheng, through his ownership of Leasco, and we will not pursue any of those mineral claims.

Markets and Competition

We market our own share of production in Argentina. Production from Palmar Largo is a high quality oil and is transported by pipeline and truck to a nearby refinery. Prices are defined by a multi-year contract. Minor volumes of natural gas and liquids from Nacatimbay were previously sold locally. Production at Nacatimbay was suspended on March 1, 2006. All sales are denominated in pesos but refer to reference or base prices in US dollars. Our average oil price in Argentina was $41.06 per barrel over the first three quarters of 2006.

                The purchaser of all oil sold in Colombia is Ecopetrol, a government agency. Oil is eventually exported via the Trans-Andean pipeline. Prices are defined by a multi-year contract with 25% of revenue received in pesos, and 75% of revenue received in US dollars. Prices averaged $57.44 per barrel for the nine months ended September 30, 2006.

The oil and gas industry is highly competitive. We face competition from both local and international companies in acquiring properties, contracting for drilling equipment and securing trained personnel. Many of these competitors have financial and technical resources that exceed those of Gran Tierra, and we believe that such companies have a competitive advantage in these areas.

Regulation

The oil and gas industry in South America is heavily regulated. Rights and obligations with regard to exploration and production activities are explicit for each project; economics are governed by a royalty/tax regime. Various government approvals are required for property acquisitions and transfers, including, but not limited to, meeting financial and technical qualification criteria in order to be a certified as an oil and gas company in the country. Oil and gas concessions are typically granted for fixed terms with opportunity for extension. In Argentina, concession rights for our principal property - Palmar Largo - extend to the year 2017 and may be extended an additional ten years.  In Colombia, the contract for the Santana area expires in 2015, and the contract for the Guayuyaco area expires in 2030.

Oil and gas prices in Argentina are effectively controlled and are established by decree or according to specified formulae. A tax on oil exports sets an effective cap on prices within the country; gas prices are set by statute and reflected in contract terms. Oil prices in Colombia are related to international market prices with pre-defined adjustments for quality and transportation.

The pace of bureaucracy in South America tends to be slow in comparison to North American standards and legal structures are less mature, but the overall business environment is supportive of foreign investment and we believe is continuing to improve. Changes in regulations or shifts in political attitudes are beyond our control and may adversely impact our business. Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes and environmental legislation.

Future Activity

We plan to continue assessing production and exploration opportunities that can provide a base for growth. We are currently assessing opportunities in Argentina, Colombia and elsewhere in South America which, if consummated, could substantially increase reserves and production.

Environmental Compliance

Our activities are subject to existing laws and regulations governing environmental quality and pollution control, in Canada and in the foreign countries where we maintain operations. Our activities with respect to exploration, drilling and production from wells, natural gas facilities, including the operation and construction of pipelines, plants and other facilities for transporting, processing, treating or storing gas and other products, are subject to stringent environmental regulation by provincial and federal authorities in Argentina and Colombia. Costs related to environmental compliance totalled $6,559 in 2005. Risks are inherent in oil and gas exploration and production operations, and we can give no assurance that significant costs and liabilities will not be incurred in connection with environmental compliance issues.  We cannot predict what effect future regulation or legislation, enforcement policies issued, and claims for damages to property, employees, other persons and the environment resulting from our operations could have.

Employees

At September 30, 2006, we had 102 full-time employees - 8 located in the Calgary corporate office, 9 in Buenos Aires and 85 in Colombia (17 staff in Bogota and 68 field personnel). None of our employees are represented by labor unions, and we consider our employee relations to be good.

Corporate Information

Goldstrike Inc., now known as Gran Tierra Energy Inc., was incorporated under the laws of the State of Nevada on June 6, 2003.  Our principal executive offices are located at 300, 611-10th Avenue S.W., Calgary, Alberta, Canada.  The telephone number at our principal executive office is (403) 265-3221.

Additional Information

We are required to comply with the informational requirements of the Exchange Act, and accordingly, we file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

Description of Property

Offices

We currently lease office space in Calgary, Alberta; Buenos Aires, Argentina; and Bogota, Colombia. We currently maintain temporary office space in Quito, Ecuador. The Calgary lease covers a term of five years (beginning February, 2006), with monthly lease payments of $6,824. Our Buenos Aires lease is for two years beginning March, 2006, with monthly lease payments of $2,000. Our Bogota leases are for $696 and $2,326 per month, and expire in 2009 and 2007, respectively. Our Quito lease is on a month-to-month basis. The condition of the properties is excellent.

Oil and Gas Properties-Argentina

Palmar Largo

   We hold a 14% participation interest in the Palmar Largo joint venture. The Palmar Largo joint venture encompasses several producing oil fields in the Noroeste Basin of Argentina. Approximately 39 million barrels of oil (gross before royalties) have been recovered from the area since 1984. A total of 15 (gross) wells are currently producing. Gran Tierra’s share of remaining proved reserves at December 31, 2005 was 580,976 barrels (net after 12% royalties) according to an independent reserve assessment.

Our share of production at Palmar Largo averaged 293 barrels per day (net after 12% royalties) over the September 1 to December 31, 2005 period. Sales for the period were significantly less than production and inventories increased as a result, as oil deliveries were disrupted in November and December due to heavy rainfall in the region, which made roads impassable for tanker trucks. Sales averaged 206 barrels per day and oil inventory reached approximately 14,000 barrels at year-end. For the first three quarters of 2006, our net production from Palmar Largo was 295 barrels per day and our sales averaged 376 barrels per day.

The joint venture partners at Palmar Largo conducted a 3-D seismic survey over a portion of the area in 2003 and identified several exploration prospects and leads. One exploration well was drilled in late-2005 but did not indicate commercial quantities of oil. A portion of the drilling costs for this well was factored into the purchase price for Palmar Largo. A twin of an existing well was also recently drilled and completed. The Ramon Lista-1001 well commenced drilling in September 2005 and reached its target depth in late-December. Production from the well was initiated in early February 2006 at 299 barrels per day (gross after 12% royalty) or 42 barrels per day net to Gran Tierra (after 12% royalty). No additional wells were drilled in 2006.

Our participation at Palmar Largo provides us with a reliable cashflow stream and a base for expansion in the region and in the country.

Nacatimbay

We have a 50% interest in the Nacatimbay block in the Noroeste Basin in northern Argentina. Production from the Nacatimbay oil, gas and condensate field began in 1996. A single well was producing until March 1, 2006, when its production was suspended due to low flow conditions. Natural gas was sold into the adjacent pipeline grid at regulated prices and liquids were sold locally. Over the September 1 to December 31, 2005 period, natural gas sales averaged 494 thousand cubic feet per day (net after 12% royalty). Total liquids production averaged 5 barrels per day for the September 1 to December 31, 2005 period (net after 12% royalty).  Reserves associated with former activities at Nacatimbay are limited according to an independent reserve assessment.

For the first three quarters of 2006, net production from Nacatimbay was 1 barrel per day of condensate and 103 thousand cubic feet per day of natural gas. There was no production for the third quarter of 2006.

We assessed the production potential of the block in late 2006, including opportunities to extend production from the existing well.  Production at the Nacatimbay Field was re-established in January 2007 following facilities upgrade activity.  This previously shut-in field is now producing approximately 500 thousand cubic feet of gas per day (net after 12% royalty).

Ipaguazu

We hold a 50% participation in the Ipaguazu block in the Noroeste Basin. The Ipaguazu oil and gas field was discovered in 1981 and produced approximately 100 thousand barrels of oil and 400 million cubic feet of natural gas until 2003. No producing activities are carried out in the field at this time. The Ipaguazu block covers 43,200 acres and has not been fully appraised, leaving scope for both reactivation and exploration in the future.

El Vinalar

We hold a 50% interest in the El Vinalar block in the Noroeste Basin. The block covers 248,235 acres. Our share of net production for the third quarter of 2006 was 43 barrels per day with sales of 46 barrels per day. We acquired our interest at El Vinalar effective July 1, 2006.

Reserves Summary-Argentina

Estimated Reserves (1) Net to Gran Tierra, After 12% Royalty, at December 31, 2005
	Oil (thousand barrels)	Natural Gas (million cubic feet)	Liquids (thousand barrels)

	Palmar Largo	Nacatimbay	Nacatimbay
Proved Developed	462	24.5	1.72
Proved Undeveloped	119	—	—
Total Proved	581	24.5	1.72

(1) Reserves certified by Gaffney, Cline and Associates, as of February 2006.

We had no reserves at December 31, 2004.

Our acquisition of Palmar Largo was based on an estimate of proved reserves at June 1, 2005 of 620,400 barrels net to Gran Tierra. Year-end proved reserves of 580,976 barrels plus June 1 through December 31 production of 63,360 thousand barrels translates to a proved reserves balance of 644,336 barrels at June 1, representing a variance of less than 4% for actual reserves versus estimated reserves at June 1, 2005.

Production Summary

Production Net to Gran Tierra, After 12% Royalty, September 1 - December 31, 2005
Oil - Palmar Largo		Natural Gas - Nacatimbay		Liquids - Nacatimbay
(barrels per day)	(average price)	(thousand cubic feet per day)	(average price)	(barrels per day)
293	$37.80/barrel	494	$1.50/thousand cubic feet	5

We had no production in 2004.

Productive Wells

Productive Wells Gran Tierra, December 31, 2005
(Number of wells)	Oil		Natural Gas		Total
	Gross(1)	Net(2)	Gross(1)	Net(2)	Gross(1)	Net(2)
Palmar Largo	16	2.2	—	—	16	2.2
Nacatimbay	—	—	1	0.5	1	0.5
Ipaguazu	—	—	—	—	—	—
Total	16	2.2	1	0.5	17	2.7
(1)  Represents the total number of wells at each property.
(2)  Represents our interest in the total number of wells at each property.

Acreage

Acreage Gran Tierra, December 31, 2005
(Acres)	Developed		Undeveloped		Total
	Gross(1)	Net(2)	Gross(1)	Net(2)	Gross(1)	Net(2)
Palmar Largo	301,700	42,238	—	—	301,700	42,238
Nacatimbay	36,600	18,300	—	—	36,600	18,300
Ipaguazu	43,200	21,600	—	—	43,200	21,600
Total	381,500	82,138	—	—	381,500	82,138
(1)  Represents the total acreage at each property.
(2)  Represents our interest in the total acreage at each property.

Drilling Activity

Drilling Activity Gran Tierra, 2005
(Number of wells)	Productive		Dry		Total
	Gross(1)	Net(2)	Gross(1)	Net(2)	Gross(1)	Net(2)
Exploration	—	—	1	0.14	1	0.14
Development	1	0.14	—	—	1	0.14
Total	1	0.14	1	0.14	2	0.28
(1)  Represents the total number of wells at which there is drilling activity.
(2)  Represents our interest in the total number of wells at which there is drilling activity.

Oil and Gas Properties-Colombia

We are the operator and hold interests in 7 blocks in Colombia. The Santana and Guayuyaco blocks are currently producing.  The Rio Magdalena, Talora, Chaza, Primavera and Mecaya blocks are in their exploration phases.

Santana

The Santana Contract area covers 1,120 acres and includes 4 producing fields - Linda, Mary, Miraflor and Toroyaco - and 15 wells.  Activities are governed by terms of an Association Contract with Ecopetrol, and we are the operator.  The properties are subject to a 20% royalty and we hold a 35% interest in all fields with the exception of the Inchyaco-1 well in the Mary field, where we hold a 25.83% working interest.  Ecopetrol holds the remaining interests.  The Block has been producing since 1991; a total of 20.2 million barrels (gross) have been produced to date (to December 31, 2005).  Production (net after royalty) averaged 364 barrels per day during the three months ended September 30, 2006.

Oil is sold to Ecopetrol and is exported via the Trans-Andean pipeline.  Oil quality is approximately 26 degrees API.  Oil prices are defined by contract and are related to a West Texas Intermediate reference.  By contract, 25% of sales are denominated in pesos and 75% in US dollars.

Guayuyaco

The Guayuyaco Block covers 52,365 acres and comprises the area surrounding the 4 producing fields of the Santana Contract area.  The Guayuyaco Block is governed by an “Adjacent Play” Association Contract with Ecopetrol, providing a royalty of 8%.  We are the operator and have a 35% participation interest.  Solana also has a 35% participation interest and Ecopetrol has a 30% participation interest.  The Guayuyaco field within the Block was discovered in 2005.  Two wells are now producing, with Guayuyaco-1 on stream in February 2005 and Guayuyaco-2 on stream in September 2005. Production (net after royalty) averaged 340 barrels per day during the three months ended September 30, 2006.  Oil quality and sales terms are comparable to Santana oil and volumes are similarly transported via the Trans-Andean pipeline for export.

A combined 2D and 3D seismic survey was acquired over the Block in 2005.  Ecopetrol may back-in to a 30% participation interest in any new discoveries in the Block.

Rio Magdalena

Argosy entered into the Rio Magdalena Association Contract in February 2002.  The Rio Magdalena contract area covers 144,670 acres.  We are the operator, and according to terms of the contract, we are obligated to drill two exploration wells prior to February, 2007.  The first of these wells, Popa-1, has been drilled and was subsequently plugged and abandoned. According to the terms of the Association Contract, Ecopetrol may back-in for a 30% participation at commerciality, and a sliding scale royalty applies, currently at 8%.

Chaza

The Chaza Block covers 80,242 acres and is governed by terms of an Exploration & Exploitation Contract with the government agency ANH, reflecting re-vamped and improved fiscal terms.  The Chaza Contract was signed June 2005 and defines a 6 year exploration period and 24 year production period. We are the operator and have a 50% participation interest.  Solana holds the remaining 50% participation interest.

Talora

The Talora Exploration & Exploitation Contract was signed September 2004, providing for a 6 year exploration period and 24 year production period.  The Talora contract area covers 108,333 acres.  We are the operator and have a 20% participation interest.  PEI also has an 80% participation interest.

Primavera

The Primavera Exploration & Exploitation contract was signed May 2006.  The Primavera contract area covers 359,072 acres.  We are the operator and have a 15% participation interest.  Chaco Resources also has a 55% participation interest and Expet also has a 30% participation interest.

Mecaya

The Mecaya Exploration & Exploitation contract was signed June 2006.  The Mecaya contract area covers 74,128 acres.  We are the operator and have a 15% participation interest.  MCP also has a 55% participation interest and Expet also has a 30% participation interest.

Legal Proceedings.

From time to time we may become a party to litigation or other legal proceedings that are part of the ordinary course of our business, involving routine litigation that is incidental to our business. As of September 30, 2006 the contracting parties of Guayuyaco Association Contract, Ecopetrol and Argosy Energy International, consulted with their legal advisors to clarify the procedure for allocation of oil produced and sold during the long term test of the Guayuyaco-1 and Guayuyaco-2 wells. Ecopetrol has advised Argosy of a material difference in the interpretation of the procedure established in the Clause 3.5 of Attachment-B of the Guayuyaco Association Contract. Ecopetrol interprets the contract to provide that the extend test production up to a value equal to 30% of the direct exploration costs of the wells is for Ecopetrol’s account only and serves as reimbursement of its 30% back in to the Guayuyaco discovery. Argosy’s contention is that this amount is merely the recovery of 30% of the direct exploration costs of the wells and not exclusively for benefit of Ecopetrol. While Argosy believes its interpretation of the Guayuyaco Association Contract is correct, the resolution of this issue is still pending agreement between the parties or determination through legal proceedings. At this time no amount has been accrued in the financial statements as it is not considered probable that a loss will be incurred. The estimated value of disputed production is US$2,361,188 which possible loss is shared 50% (US$1,180,594) with Solano Petroleum Exploration (Colombia) S.A. partner in the contract and 50% Argosy. Currently, no other legal claims or proceedings are pending against us (i) which claim damages in excess of 10% of our current assets, (ii) which involve bankruptcy, receivership or similar proceedings, (iii) which involve federal, state or local environmental laws, or (iv) which involve any of our directors, officers, affiliates, or stockholders as a party with a material interest adverse to us. To our knowledge, no proceeding against us is currently contemplated by any governmental authority.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below is certain information regarding our directors, executive officers and key personnel.

Executive Officers and Directors

Name	Age	Position
Dana Coffield	48	President and Chief Executive Officer; Director
James Hart	52	Director
Max Wei	56	Vice President, Operations
Rafael Orunesu	50	President, Gran Tierra Energy Argentina
Edgar Dyes	61	President, Argosy Energy/Gran Tierra Energy Colombia
Jeffrey Scott	44	Chairman of the Board of Directors
Walter Dawson	66	Director
Verne Johnson	62	Director
Nadine C. Smith	49	Director
Martin H. Eden	59	Chief Financial Officer

Our directors and officers hold office until the earlier of their death, resignation, or removal or until their successors have been qualified.

Dana Coffield, President, Chief Executive Officer and Director. Before joining Gran Tierra as President, Chief Executive Officer and a Director in May, 2005, Mr. Coffield led the Middle East Business Unit for EnCana Corporation, North America’s largest independent oil and gas company, from 2003 through 2005. His responsibilities included business development, exploration operations, commercial evaluations, government and partner relations, planning and budgeting, environment/health/safety, security and management of several overseas operating offices. From 1998 through 2003, he was New Ventures Manager for EnCana’s predecessor - AEC International - where he expanded activities into five new countries on three continents. Mr. Coffield was previously with ARCO International for ten years, where he participated in exploration and production operations in North Africa, SE Asia and Alaska. He began his career as a mud-logger in the Texas Gulf Coast and later as a Research Assistant with the Earth Sciences and Resources Institute where he conducted geoscience research in North Africa, the Middle East and Latin America. Mr. Coffield has participated in the discovery of over 130,000,000 barrels of oil equivalent reserves.

Mr. Coffield graduated from the University of South Carolina with an MSc and PhD in Geology, based on research conducted in the Oman Mountains in Arabia and Gulf of Suez in Egypt, respectively. He has a BSc in Geological Engineering from the Colorado School of Mines. Dana is a member of the AAPG, the GSA and the CSPG, and is a Fellow of the Explorers Club.

James Hart, Director. Before joining Gran Tierra as Vice President Finance, Chief Financial Officer and a Director in May, 2005, Mr. Hart was an internal consultant with EnCana Corporation, from 2001 through April 2005, providing specialized business analyses, ideas and advice for international and corporate clients. Previously, from 1994 to 2001, he was Treasurer of Gulfstream Resources, an international oil and gas company active in Qatar, Oman and Madagascar (eventually acquired by Anadarko). Mr. Hart was responsible for financing initiatives and commercial assessments and served as spokesperson for the company. Mr. Hart’s prior experience includes a varied tenure at Nexen (formerly Canadian Occidental Petroleum) from 1984 to 1994, as Manager of the company’s worldwide Treasury activities and as Senior Advisor responsible for corporate acquisitions. He was primarily responsible for completing several international acquisitions totaling $220,000,000, and was actively involved in strategy initiatives of the company. He began his career with the Alberta Petroleum Marketing Commission, providing policy advice to the Provincial Government.

Mr. Hart graduated from the University of Manitoba with a Masters in Natural Resources Management (Economics specialization) and a BSc in Geology. He is a frequent instructor for the Canadian Petroleum Institute and EuroMaTech Seminars.

Max Wei, Vice President, Operations. Mr. Wei is a Petroleum Engineering graduate from University of Alberta and has twenty-five years of experience as a reservoir engineer and project manager for oil and gas exploration and production in Canada, the US, Qatar, Bahrain, Oman, Kuwait, Egypt, Yemen, Pakistan, Bangladesh, Russia, Netherlands, Philippines, Malaysia, Venezuela and Ecuador, among other countries. Mr. Wei began his career with Shell Canada and later with Imperial Oil, in Heavy Oil Operations. He moved to the US in 1986 to work with Bechtel Petroleum Operations at Naval Petroleum Reserves in Elk Hills, California and eventually joined Occidental Petroleum in Bakersfield. Mr. Wei returned to Canada in 2000 as Team Leader for Qatar and Bahrain operations with AEC International and its successor, EnCana Corporation, where he worked until 2004. He completed a project management position with Petronas in Malaysia in April, 2005, before joining Gran Tierra in May, 2005.

Mr. Wei is specialized in reservoir engineering, project management, production operations, field acquisition and development, and mentoring. He is a registered Professional Engineer in the State of California and a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta. Mr. Wei has a BSc in Petroleum Engineering from the University of Alberta and Certification in Petroleum Engineering from Southern Alberta Institute of Technology.

Rafael Orunesu, Vice President, Latin America. Mr. Orunesu joined Gran Tierra in March 2005 and brings a mix of operations management, project evaluation, production geology, reservoir and production engineering as well as leadership skills to Gran Tierra, with a South American focus. He was most recently Engineering Manager for Pluspetrol Peru, from 1997 through 2004, responsible for planning and development operations in the Peruvian North jungle. He participated in numerous evaluation and asset purchase and sale transactions covering Latin America and North Africa, incorporating 200,000,000 barrels of oil over a five-year period. Mr. Orunesu was previously with Pluspetrol Argentina from 1990 to 1996 where he managed the technical/economic evaluation of several oil fields. He began his career with YPF, initially as a geologist in the Austral Basin of Argentina and eventually as Chief of Exploitation Geology and Engineering for the Catriel Field in the Nuequén Basin, where he was responsible for drilling programs, workovers and secondary recovery projects.

     Mr. Orunesu has a postgraduate degree in Reservoir Engineering and Exploitation Geology from Universidad Nacional de Buenos Aires and a degree in Geology from Universidad Nacional de la Plata, Argentina.

Edgar Dyes, President Argosy Energy / Gran Tierra Energy Colombia. Mr. Dyes joined our company through the acquisition of Argosy Energy, where he was Executive Vice-President and Chief Operating Officer. His experience in the Colombian oil industry spans twenty-one years, with the last six years in charge of Argosy Energy’s planning, management, finance and administration activities. Mr. Dyes began his career with Union Texas Petroleum as a petroleum accountant, where he eventually advanced into supervision and management positions in international operations for the company. He subsequently worked for Quintana Energy Corporation; Jackson Exploration, Inc.; CSX Oil and Gas; and Garnet Resources Corporation, where he held the position of Chief Financial Officer. Mr. Dyes has worked in various financial and management roles on projects located in the United Kingdom, Germany, Indonesia, Oman, Brunei, Egypt, Somalia, Ecuador and Colombia. Mr. Dyes holds a Bachelor’s degree in Business Management from Stephen F. Austin State University, with postgraduate studies in accounting.

Jeffrey Scott, Chairman of the Board of Directors. Mr. Scott has served as Chairman of our board of directors since January 2005. Since 2001, Mr. Scott has served as President of Postell Energy Co. Ltd., a privately held oil and gas producing company. He has extensive oil and gas management experience, beginning as a production manager of Postell Energy Co. Ltd in 1985 advancing to President in 2001. Mr. Scott is also currently a Director of Saxon Energy Services, Inc., High Plains Energy, Inc. and Suroco Energy, Inc., all of which are publicly traded companies. Mr. Scott holds a Bachelor of Arts degree from the University of Calgary, and a Masters of Business Administration from California Coast University.

Walter Dawson, Director. Mr. Dawson has served as a director since January 2005. Mr. Dawson has been the Chairman, CEO and director of Saxon Energy Services, Inc., a publicly traded company, since 2001. Before his time at Saxon, Mr. Dawson served for 19 years as President, Chief Executive Officer and a director and founded what became known as Computalog Gearhart Ltd., which is now an operating division of Precision Drilling Corp. Computalog’s primary businesses are oil and gas logging, perforating, directional drilling and fishing tools. Mr. Dawson instituted a technology center at Computalog, located in Fort Worth, Texas, where electronics were designed to develop wellbore logging tools technologies which continue in use today. In 1993 Mr. Dawson founded what became known as Enserco Energy Services Company Inc., formerly Bonus Resource Services Corp. Enserco entered the well servicing businesses through the acquisition of 26 independent Canadian service rig operators. Mr. Dawson is currently the chairman of the board of directors of High Plains Energy, Inc. and a director of Suroco Energy, Inc. and Saxon Energy Services Inc., all of which are publicly traded companies.

Verne Johnson, Director. Mr. Johnson has served as a director since April 2005. Starting with Imperial Oil in 1966, he has spent his entire career in the petroleum industry, primarily in western Canada, contributing to the growth of oil and gas companies of various sizes.  He worked with Imperial Oil Limited until 1981 (including two years with Exxon Corporation in New York from 1977 to 1979). From 1981 to 2000, Mr. Johnson served in senior capacities with companies such as Paragon Petroleum Ltd., ELAN Energy Inc., Ziff Energy Group and Enerplus Resources Group. He was President and Chief Executive Officer of ELAN Energy Inc., President of Paragon Petroleum and Senior Vice President of Enerplus Resources Group until February 2002.  Mr. Johnson retired in February 2002. Mr. Johnson is a director of Fort Chicago Energy Partners LP, Harvest Energy Trust, Blue Mountain Energy Ltd., Builders Energy Services Trust and Mystique Energy, all publicly traded companies. Mr. Johnson received a Bachelor of Science degree in Mechanical Engineering from the University of Manitoba in 1966. He is currently president of his private family company, KristErin Resources Ltd.

Nadine C. Smith, Director. Ms. Smith has served as a director since January 10, 2006. She has served as a director of Patterson-UTI, which is traded on NASDAQ, since May 2001 and served as a director of UTI from 1995 to May 2001. Ms. Smith is also a director of American Retirement Corporation, a New York Stock Exchange listed company that owns and manages senior housing properties.  From August 2000 to December 2001, Ms. Smith was President of Final Arrangements, LLC, a company providing software and web-based internet services to the funeral industry. From April 2000 to August 2000, she served as the President of Aegis Asset Management, Inc., an asset management company. From 1997 to April 2000, Ms. Smith was President and Chief Executive Officer of Enidan Capital Corp., an investment company. Previously, Ms. Smith was an investment banker and principal with NC Smith & Co. and The First Boston Corporation and a management consultant with McKinsey & Co. Ms. Smith holds a Bachelor of Science degree in economics from Smith College and a Masters of Business Administration from Yale University.

Martin H. Eden, Chief Financial Officer. Mr. Eden joined our company as Chief Financial Officer on January 2, 2007. He has over 26 years experience in accounting and finance in the energy industry in Canada and overseas. He was Chief Financial Officer of Artumas Group Inc., a publicly listed Canadian oil and gas company from April 2005 to December 2006 and was a director from June 2006 to October 2006. He has been president of Eden and Associates Ltd., a financial consulting firm, from January 1999 to present. From October 2004 to March 2005, he was CFO of Chariot Energy Inc., a Canadian private oil and gas company. From January 2004 to September 2004, he was also CFO of Assure Energy Inc., a publicly traded oil and gas company listed in the United States. From January 2001 to December 2002, he was CFO of Geodyne Energy Inc., a publicly listed Canadian oil and gas company. From 1997 to 2000, he was Controller and subsequently CFO of Kyrgoil Corporation, a publicly listed Canadian oil and gas company with operations in Central Asia. He spent nine years with Nexen Inc. (1986-1996), including three years as Finance Manager for Nexen's Yemen operations and six years in Nexen's financial reporting and special projects areas in its Canadian head office. Mr. Eden has worked in public practice, including two years as an audit manager for Coopers & Lybrand in East Africa. Mr. Eden holds a B.Sc. in Economics from Birmingham University, England, an MBA from Henley Management College/Brunel University, England, and is a member of the Institute of Chartered Accountants of Alberta and the Institute of Chartered Accountants in England and Wales.

Our above-listed officers and directors have neither been convicted in any criminal proceeding during the past five years nor been parties to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities law or commodities law. Similarly, no bankruptcy petitions have been filed by or against any business or property of any of our directors or officers, nor has any bankruptcy petition been filed against a partnership or business association in which these persons were general partners or executive officers.

Board of Directors

Our board of directors consists of six directors and includes two committees: an audit committee and a compensation committee. We adhere to the Nasdaq Marketplace Rules in determining whether a director is independent and our board of directors has determined that four of our six directors, Messrs. Scott, Johnson and Dawson and Ms. Smith, are "independent" within the meaning of Rule 4200(a)(15) of the NASD's published listing standards.

Board Committees

The board of directors has designated an audit committee to oversee management’s conduct of our accounting and financial reporting processes. The audit committee reviews our financial reports and other financial information disclosed to the public, the government and various regulatory bodies, our system of internal accounting, our financial controls, and the annual independent audit of our financial statements. The audit committee also oversees compliance with legal and regulatory requirements. Currently, the audit committee members are Messrs. Scott and Johnson and Ms. Smith. Ms. Smith serves as Chair of the audit committee.

Our board of directors has determined that all of the current members of our audit committee are “independent” within the meaning of Rule 4200(a)(15) of the NASD’s published listing standards. The board of directors has determined that Nadine Smith, an independent director, qualifies as an “audit committee financial expert” within the meaning Item 401(h) of Regulation S-K and Item 401(e) of Regulation S-B, both promulgated by the SEC. The audit committee selects, subject to the board of directors’ approval, the independent accountants to audit our books and financial records, and considers and acts upon accounting matters as they arise. A copy of the charter of the Audit Committee will be available as soon as practicable on our website at www.grantierra.com. The audit committee was established, and the members of the audit committee were appointed, on March 9, 2006.

The board of directors has appointed a compensation committee and is expected to appoint a nominating committee. Mr. Johnson serves as chairman of the compensation committee and Messrs. Scott and Dawson are the remaining members of the compensation committee. Until further determination by the board, the full board of directors will undertake the duties of the nominating committee of the board of directors. The board is in the process of formulating and adopting a code of ethics to govern the conduct of our officers, directors and employees.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 2, 2007 by (1) each person who, to our knowledge, beneficially owns more than 5% of the outstanding shares of the common stock; (2) each of our directors and executive officers; and (3) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is 300, 611-10th Avenue, S.W., Calgary, Alberta, Canada, T2R 0B2. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days following February 2, 2007 are deemed outstanding for computing the share ownership and percentage of the person holding such options and warrants, but are not deemed outstanding for computing the percentage of any other person. All share numbers and ownership percentage calculations below assume that all exchangeable shares of Goldstrike Exchange Co. have been converted on a one-for-one basis into corresponding shares of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percentage of Class
Dana Coffield (2)	1,888,829	1.98%
James Hart (3)	1,743,850	1.83%
Max Wei (3)	1,783,834	1.87%
Rafael Orunesu (3)	1,863,850	1.95%
Jeffrey Scott (4)	2,563,861	2.68%
Walter Dawson (5)	3,005,952	3.14%
Verne Johnson (6)	1,662,884	1.74%
Nadine C. Smith (7)	2,099,094	2.19%
Greywolf Capital Management LP (8)	10,000,001	10.12%
Millennium Global Investments Limited (9)	5,002,500	5.15%
US Global Investors, Inc. (10)	5,000,000	5.15%

Directors and officers as a group (total of 8 persons)	16,612,154	17.13%

(1)
Beneficial ownership is calculated based on 95,455,765 shares of common stock issued and outstanding as of February 2, 2007, which number includes shares of common stock issuable upon the exchange of the exchangeable shares of Goldstrike Exchange Co. issued to certain former holders of Gran Tierra Canada's common stock. Beneficial ownership is determined in accordance with Rule 13d-3 of the SEC. The number of shares beneficially owned by a person includes shares of common stock underlying options or warrants held by that person that are currently exercisable or exercisable within 60 days of February 2, 2007. The shares issuable pursuant to the exercise of those options or warrants are deemed outstanding for computing the percentage ownership of the person holding those options and warrants but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite that person's name, subject to community property laws, where applicable.

(2)
The number of shares beneficially includes an option to acquire 54,167 shares of common stock exercisable within 60 days of February 2, 2007, and a warrant to acquire 48,334 shares of common stock exercisable within 60 days of February 2, 2007. The number of shares beneficially owned also includes 1,689,683 exchangeable shares.

(3)
The number of shares beneficially includes an option to acquire 54,167 shares of common stock exercisable within 60 days of February 2, 2007. All other shares beneficially owned by such stockholder are exchangeable shares.

(4)
The number of shares beneficially includes an option to acquire 50,000 shares of common stock exercisable within 60 days of February 2, 2007, and a warrant to acquire 274,991 shares of common stock exercisable within 60 days of February 2, 2007. The number of shares beneficially owned also includes 1,688,889 exchangeable shares.

(5)
The number of shares beneficially includes an option to acquire 33,333 shares of common stock exercisable within 60 days of February 2, 2007. The number beneficially owned also includes warrants to acquire 375,000 shares of common stock exercisable within 60 days of February 2, 2007, of which warrants to acquire 275,000 shares are held by Perfco Investments Ltd ("Perfco"). The number of shares beneficially owned also includes 550,000 shares of common stock directly owned by Perfco and 158,730 shares of common stock directly owned by Mr. Dawson's spouse. The number of shares beneficially owned includes 1,688,889 exchangeable shares, of which 1,587,302 are held by Perfco. Mr. Dawson is the sold owner of Perfco and has sole voting and investment power over the shares beneficially owned by Perfco. Mr. Dawson disclaims beneficial ownership over the shares beneficially owned by Perfco.

(6)
The number of shares beneficially includes an option to acquire 33,333 shares of common stock exercisable within 60 days of February 2, 2007, and a warrant to acquire 112,496 shares of common stock exercisable within 60 days of February 2, 2007. The number of shares beneficially owned includes 1,292,064 exchangeable shares, of which 396,825 are held by KirstErin Resources, Ltd., a private family-owned business of which Mr. Johnson is the President. Mr. Johnson has sole voting and investment power over the shares held by KirstErin Resources, Ltd.

(7)
The number of shares beneficially includes an option to acquire 33,333 shares of common stock exercisable within 60 days of February 2, 2007, and a warrant to acquire 362,500 shares of common stock exercisable within 60 days of February 2, 2007.

(8)
Greywolf Capital Management LP is the investment manager for (a) Greywolf Capital Overseas Fund ("GCOF"), which owns 4,800,000 shares of common stock and a warrant to acquire 2,400,000 shares of common stock exercisable within 60 days of February 2, 2007, and (b) Greywolf Capital Partners II ("GCP"), which owns 1,888,667 shares of common stock and a warrant to acquire 933,334 shares of common stock exercisable within 60 days of February 2, 2007. William Troy has the power to vote and dispose of the shares of common stock beneficially owned by GCOF and GCP. The address for Greywolf Capital Management LP is 4 Manhattanville Road, Purchase, NY 10577.

(9)
Includes shares beneficially owned by Millennium Global High Yield Fund Limited (the "High Yield Fund") and Millennium Global Natural Resources Fund Limited (the "Natural Resources Fund"). The High Yield Fund owns 2,668,000 shares of common stock and a warrant to acquire 1,334,000 shares of common stock exercisable within 60 days of February 2, 2007. The Natural Resources Fund owns 667,000 shares of common stock and a warrant to acquire 333,500 shares of common stock exercisable within 60 days of February 2, 2007. Joseph Strubel has the power to vote and dispose of the shares of common stock beneficially owned by the High Yield Fund and the Natural Resources Fund. The address for Millennium Global Investments Limited is 57-59 St. James Street, London, U.K., SW1A 1LD.

(10)
Includes shares beneficially owned by US Global Investors - Global Resources Fund (the "Global Fund") and US Global Investors - Balanced Natural Resources Fund (the "Balanced Fund"). The Global Fund owns 3,100,000 shares of common stock and a warrant to acquire 1,550,000 shares of common stock exercisable within 60 days of February 2, 2007. The Balanced Fund owns 233,333 shares of common stock and a warrant to acquire 116,667 shares of common stock exercisable within 60 days of February 2, 2007. Evan Smith, portfolio manager, has the power to vote and dispose of the shares of common stock beneficially owned by the Global Fund and the Balanced Fund. The address for US Global Investors, Inc. is 7900 Callaghan Road, San Antonio, Texas 78229.

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in each of the last two completed fiscal years for our principal executive officer, each other executive officer serving as such whose annual compensation exceeded $100,000 and up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our company at the end of our fiscal year. Such officers are referred to herein as our “Named Executive Officers.”

Summary Compensation Table
Name and principal position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)	Option Awards ($) (2)(3)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Dana Coffield President and Chief Executive Officer	2006	$154,458	0	0	$23,400	0	0	0	$177,858
	2005	$154,386	0	0	$41,546	0	0	0	$195,932
James Hart Vice President, Finance and Chief Financial Officer	2006	$154,458	0	0	$14,625	0	0	0	$169,083
	2005	$154,386	0	0	$41,546	0	0	0	$195,392
Max Wei Vice President, Operations	2006	$154,458	0	0	$11,700	0	0	0	$166,158
	2005	$154,386	0	0	$41,546	0	0	0	$195,392
Rafael Orunesu President, Gran Tierra Argentina	2006	$150,000	0	0	$11,700	0	0	$55,200	$216,900
	2005	$150,000	0	0	$41,546	0	0	$55,200	$246,746

(1) Dana Coffield, James Hart and Max Wei’s salaries are paid in Canadian dollars: CDN $180,000 per year.

(2) Granted under terms of our Equity Incentive Plan.

(3) Assumptions made in the valuation of stock options granted on November 10, 2005 are discussed in Note 4 to the Consolidated Financial Statements for Gran Tierra Energy, Inc. for the period from Incorporation on January 26, 2005 to December 31, 2005. The stock options issued on November 8, 2006 have not yet been discussed in any financial statements. The Black-Scholes option pricing model was used to determine the fair value of the November 8, 2006 option grants with the following assumptions:

Dividend Yield (per share)	$0.00
Volatility (%)	85.1353%
Risk-free interest rate (%)	5%
Expected life	3 years

The weighted average fair value per option is $0.20.

(4) Cost of living allowance.
Agreements with Executive Officers

We have entered into executive employment agreements with all members of our current management team. The employment agreements entered into between Gran Tierra and Dana Coffield, James Hart and Max Wei have identical terms except for the position held by each such person and terms related to participation on the board of directors for Mr. Coffield and Mr. Hart. The respective employment agreements provide for an initial annual base salary of CDN$180,000 ($154,386 US dollars) and provide for unspecified annual bonuses and options as warranted. The executive employment agreements became effective on May 1, 2005 and have initial terms of three-years, subject to extension or earlier termination and provide for severance payments to each employee, in the event the employee is terminated without cause or the employee terminates the agreement for good reason, in the amount of two times total compensation for the prior year. “Good reason” includes an adverse change in the executive’s position, title, duties or responsibilities, or any failure to re-elect him to such position (except for termination for “cause”). Initial contract terms for Messrs. Coffield, Hart and Wei included rights to purchase 200,000 shares of our common stock before an initial public offering. These rights have been removed, with the mutual consent of Grant Tierra and the applicable executives. All agreements include standard indemnity, insurance, non-competition and confidentiality provisions.

We have also entered into an employment agreement with Mr. Orunesu which provides for an initial annual base salary of $150,000, unspecified annual bonuses and options as warranted. The contract includes provision for payment of a cost of living adjustment of $55,200 per year. The agreement became effective on March 1, 2005 and has an initial term of two-years, terminating on March 1, 2007, subject to extension or earlier termination. The agreement provides for severance payments in the event of the employee’s termination without cause or for good reason, in an amount equal to the salary payable under the employment agreement during any remaining time in the initial two year term. Initial rights provided in Mr. Orunesu’s agreement, to purchase 200,000 shares of our common stock before an initial public offering, have since been removed with mutual consent of us and Mr. Orunesu.

We entered into an employment agreement with Edgar Dyes which provides for an initial base salary of $108,000 per year plus a supplemental amount of $42,000 per year. The contract became effective on April 1, 2006 and terminates on April 1, 2008. Mr. Dyes also receives reasonable living expenses while performing his duties in Colombia. The agreement provides for severance payments equal to the amount of base salary plus bonus received for the prior 12-month period in the event of termination without cause, termination for good reason or termination for disability.

On December 1, 2006, we entered into an executive employment agreement with Mr. Eden that provides for an initial annual base salary of $194,743 and provides for unspecified annual bonuses and options as warranted. Mr. Eden’s employment agreement became effective on January 2, 2007 and has an initial term of three years, subject to extension or earlier termination and provides for severance payments, in the event he is terminated without cause or terminates the agreement for good reason, in the amount of his total compensation for the prior year. “Good reason” includes an adverse change in the Mr. Eden’s position, title, duties or responsibilities, or any failure to re-elect him to such position (except for termination for “cause”). Mr. Eden’s employment agreement includes customary indemnity, insurance, non-competition and confidentiality provisions.

Directors’ Compensation

There are currently no compensation arrangements in place for the members of our board of directors who are not also our employees. In 2007, we intend to pay a fee of C$15,000 per year to each director who serves on our board of directors and an additional C$15,000 per year for the chairman of our board of directors. We will also pay an additional fee of C$7,500 per year for each committee chair and a fee of C$750 for each meeting attended in person. Directors who are not our employees are eligible to receive awards under our 2005 Equity Incentive Plan. Compensation arrangements with the directors who are also our employees are described in the preceding sections of this prospectus under the heading “Executive Compensation.”

2005 Equity Incentive Plan

Our 2005 Equity Incentive Plan (the “Plan”) enables our board of directors to provide equity-based incentives through grants or awards to our present and future employees, non-employee directors, consultants and other third party advisors. However, grants and awards under the Plan may only be made to those persons who are includable in the definition of “employee” under the general instructions to the registration statement on Form S-8.

Only individuals who are our employees (not those who are includable in the definition under the instructions to Form S-8 but are otherwise not employees) are eligible to receive incentive stock options under the Plan. All employees, non-employee directors, consultants and advisors are eligible to receive nonqualified stock options, stock appreciation rights and restricted stock awards, though such awards may not be granted to any consultant or advisor unless bona fide services have been or are to be rendered by such consultant or advisor, and such services are not provided by such consultant or advisor in connection with the offer or sale of our securities in a capital raising transaction.

Our board of directors reserved a total of 2,000,000 shares of our common stock for issuance under the Plan. If an incentive award granted under the Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the Plan.

Shares issued under the Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of acquiring another entity will not reduce the maximum number of shares available under the Plan. In addition, the number of shares of our common stock subject to the Plan, any number of shares subject to any numerical limit in the Plan, and the number of shares and terms of any incentive award may be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

No more than 200,000 of the authorized shares under the Plan may be allocated to incentive awards granted or awarded to any individual participant during any calendar year.

Administration

The compensation committee of the Board (or the Board in the absence of such a committee), will administer the Plan. Subject to the terms of the Plan, the compensation committee will have complete authority and discretion to determine the terms of awards under the Plan. The compensation committee may adopt rules and regulations with respect to participants in the Plan or beneficiaries designated by participants in the Plan.

Stock Options

The Plan authorizes the grant of both incentive stock options and non-qualified stock options. Options granted under the Plan entitle the grantee, upon exercise, to purchase a specified number of shares of our common stock from us at a specified exercise price per share. The administrator of the Plan will determine the period of time during which an option may be exercised, as well as any vesting schedule, except that no option may be exercised more than 10 years after the date of grant. The exercise price for shares of our common stock covered by an option cannot be less than the fair market value of our common stock on the date of grant, unless we agree otherwise at the time of the grant.

Under the Plan, a participant may not surrender an option for the grant of a new option with a lower exercise price or another award under the Plan. In addition, if a participant’s option is cancelled before its termination date, the participant may not receive another option within six months of the cancellation date unless the exercise price of the new option equals or exceeds the exercise price of the cancelled option.

Options may be awarded with a reload feature. A reload feature may only apply when the exercise price of the option is paid by delivery of our common stock in under the provisions of the Plan. The reload feature gives an option holder, contemporaneously with the payment of the option exercise price in shares of our common stock, the right to receive a reload option to purchase that number of shares of our common stock as is equal to the sum of the number of shares used to exercise the option and, with respect to nonqualified stock options, the number of shares used to pay any applicable withholding taxes.

Stock Appreciation Rights

Stock appreciation rights may be granted to any participant in the Plan who was previously issued a stock option. The stock appreciation right permits an option holder to be paid the appreciation on the related option instead of exercising the option. A participant exercising a stock appreciation right will receive a cash distribution in an amount not to exceed the number of shares of common stock subject to the portion of the stock appreciation right exercised, multiplied by the difference between the market price of a share of our common stock on the date of exercise of the stock appreciation right and the market price of a share of common stock on the date of grant of the stock appreciation right.

A stock appreciation right may only be exercised if the underlying option is exercisable, and in no event more than 10 years after the date of grant. To the extent a stock appreciation right is exercised, the underlying option shall be cancelled, and the shares of stock underlying such option shall no longer be available for awards under the Plan.

Restricted Stock Awards

The Plan also authorizes the grant of restricted stock awards on terms and conditions established by the compensation committee, which may include performance conditions. The terms and conditions will include the designation of a restriction period during which the shares of restricted stock are not transferable and are subject to forfeiture.

Duration, Amendment and Termination

Our board of directors may suspend or terminate the Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Plan will terminate on November 10, 2015. The Board may also amend the Plan at any time. No such amendment may increase the total number of shares of our common stock reserved for issuance under the Plan, reduce the minimum exercise price for options or exchange options for other types of awards, unless such amendment is authorized by our stockholders. The termination or amendment of the Plan will not, without the consent of the participant, adversely affect a participant’s rights under a previously granted award.

Restrictions on Transfer: Deferral

Except as otherwise permitted by the compensation committee and provided in an award under the Plan, awards may not be transferred or exercised by another person except by will or by the laws of descent and distribution.

Option / SAR Grants in Last Fiscal Year

Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh) (1)	Expiration Date
Dana Coffield	200,000	22.9%	$1.27	November 8, 2016
James Hart	125,000	14.3%	$1.27	November 8, 2016
Max Wei	100,000	11.4%	$1.27	November 8, 2016
Rafael Orunesu	100,000	11.4%	$1.27	November 8, 2016

(1) The exercise price of $1.27 per share is equal to the base price of the common stock on November 8, 2006, as determined by the our common stock on November 8, 2006 on the OTC bulletin board.

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each Named Executive Officer outstanding as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End
OPTION AWARDS						STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
Dana Coffield	54,167(1)	108,333(2)		$0.80	11/10/2015
		200,000(3)		$1.27	11/8/2016
James Hart	54,167(1)	108,333(2)		$0.80	11/10/2015
		125,000(3)		$1.27	11/8/2016
Max Wei	54,167(1)	108,333(2)		$0.80	11/10/2015
		100,000(3)		$1.27	11/8/2016
Rafael Orunesu	54,167(1)	108,333(2)		$0.80	11/10/2015
		100,000(3)		$1.27	11/8/2016

(1) The right to exercise the shares reported in this column vested on November 10, 2006.

(2) The right to exercise one-half of the shares reported in this column will vest on November 10, 2007 and November 10, 2008, in each such case if the option holder is still employed by the Company on such date.

(3) The right to exercise one-third of the shares reported in this column will vest on each of November 8, 2007, November 8, 2009 and November 8, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the last two years, there have been no transactions, or proposed transactions, to which we are or were a party, in which any of our directors or executive officers, any nominee for election as a director, any persons who beneficially owned, directly or indirectly, shares with more than 5% of the common stock or any relatives of any of the foregoing had or is to have a direct or indirect material interest.

We have not engaged in any transactions with promoters or founders in which a promoter or founder has received any type of consideration from Gran Tierra.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

▪	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

▪	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

▪	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

▪	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

▪	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

▪	through the writing of options, whether such options are listed on an options exchange or otherwise;

▪	an exchange distribution in accordance with the rules of the applicable exchange;

▪	privately negotiated transactions;

▪	short sales;

▪	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

▪	a combination of any such methods of sale; and

▪	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the shares of common stock outside of the ordinary course of business or, at the time of the purchase of the common stock, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

The Certificate of Amendment to our Articles of Incorporation filed with the Secretary of State of Nevada on June 1, 2006, authorized the issuance of 325,000,001 shares of our capital stock, of which 300 million were designated as common stock, par value $0.001 per share, 25 million were designated as preferred stock, par value $0.001 per share, and 1 share was designated as special voting stock, par value $0.001 per share.

Capital Stock Issued and Outstanding

As of February 2, 2007, there were issued and outstanding 95,455,765 shares of common stock (including 16,666,667 shares of common stock issuable upon exchange of exchangeable shares), 0 shares of preferred stock and 1 special voting share.

The following description of our capital stock is derived from various provisions of our Articles of Incorporation and our First Amended and Restated Bylaws as well as provisions of applicable law. Such description is not intended to be complete and is qualified in its entirely by reference to the relevant provisions of our Articles of Incorporation and our First Amended and Restated Bylaws.

Description of Common Stock

We are authorized to issue 300,000,000 shares of common stock, par value $0.001 per share, 78,789,098 of which was outstanding as of February 2, 2007. Holders of the common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the common stock representing a majority of the voting power of the capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the outstanding shares of common stock is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of the common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common stock.

Preferred Stock

We are authorized to issue 25,000,000 shares of “blank check” preferred stock, par value $0.001 per share, none of which as of February 2, 2007 was designated, issued or outstanding. The board of directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series. Once authorized, the dividend or interest rates, conversion rates, voting rights, redemption prices, maturity dates and similar characteristics of the preferred stock will be determined by the board of directors, without the necessity of obtaining approval of the stockholders.

Special Voting Stock

The one share of our special voting stock was designated to allow the holders of exchangeable shares issued in connection with the transaction between the former shareholders of Gran Tierra Canada and Goldstrike to vote at our stockholder meetings. The holder of the share of special voting stock is not entitled to receive dividends or distributions, but has the right to vote on each matter on which holders of our common stock are entitled to vote and to cast that number of votes equal to the number of exchangeable shares outstanding that are not owned by us or our affiliates. In connection with the share exchange transaction involving the former shareholders of Gran Tierra Canada, the share of special voting stock was issued to Olympia Trust Company as trustee for the holders of exchangeable shares. The trustee may only cast votes with respect to the share of special voting stock based on instructions received from the holders of exchangeable shares. The exchangeable shares are described more fully below.

Exchangeable Shares

In the share exchange transaction involving the former shareholders of Gran Tierra Canada and Goldstrike, the Gran Tierra Canada stockholders were permitted to elect to receive, for each share of Gran Tierra Canada’s common stock held before the share exchange, 1.5873016 exchangeable shares of Goldstrike Exchange Co. The exchangeable shares are a means to defer taxes paid in Canada. Each exchangeable share can be exchanged by the holder for one share of our common stock at any time, and will receive the same dividends payable on our common stock. At the time of exchange, taxes may be due from the holders of the exchange shares. The exchangeable shares have voting rights through special voting stock described above, and the holders thereof are able to vote on all matters on which the holders of our common stock are entitled to vote.

In order to exchange exchangeable shares for shares of common stock a holder of exchangeable shares must submit a retraction request to Goldstrike Exchange Co. together with the share certificate representing the exchangeable shares. 120367 Alberta Inc. is a corporation incorporated under the laws of Alberta and is a wholly-owned subsidiary of Gran Tierra. Pursuant to a Voting Exchange and Support Agreement included as Exhibit 10.4 to the registration statement of which this prospectus forms a part, 120367 Alberta Inc. has an overriding right to purchase any exchangeable shares for which a retraction request has been submitted by providing the holder of the exchangeable shares subject to a retraction request with one share of common stock for each exchangeable share. Pursuant to the Voting Exchange and Support Agreement between 120367 Alberta Inc. and Gran Tierra, Gran Tierra is obligated to deliver shares of its common stock to 120367 Alberta Inc. in order to satisfy the obligations of 120367 Alberta Inc.

Holders of exchangeable shares have the right to instruct the trustee to cause 120367 Alberta Inc. to purchase exchangeable shares for shares of common stock if Goldstrike Exchange Co becomes insolvent or institutes insolvency proceedings. In addition, 120367 Alberta Inc. will be deemed to have purchased the exchangeable shares for shares of common stock if we are subject to liquidation, wound up or dissolved.

The exchangeable shares are subject to retraction by Goldstrike Exchange Co. for shares of common stock at the earlier of: (i) November 10, 2012; (ii) the date that less than 10% of the issued and outstanding exchangeable shares are held by parties not affiliated with us; (iii) the date when the holders of exchangeable shares fail to approve a sale of all or substantially all of the assets of Goldstrike Exchange Co when requested to do so by us; (iv) the date when holders of exchangeable shares fail to approve a change in the terms of the exchangeable shares that is required to maintain their economic equivalence to shares of common stock; or (v) if there is a change of control transaction with respect to us. 120367 Alberta Inc has the right to purchase all exchangeable shares for common stock on the of the occurrence of any of these retraction events or if Goldstrike Exchange Co is being liquidated. In addition, we have the right to purchase (or to cause 120367 Alberta Inc. to purchase) all exchangeable shares if there is a change of law that permits holders of exchangeable shares to exchange their exchangeable shares for shares of common stock on a basis that will not require holders to recognize a capital gain for Canadian tax purposes.

Warrants
As of February 2, 2007, the following warrants were issued and outstanding:

•
Warrants representing the right to purchase 7,236,311 shares of our common stock. The outstanding warrants were issued on varying dates between September 2005 and February 2006, and are exercisable for 5 years from the date of issuance at an exercise price of $1.25 per share. The shares of common stock underlying the outstanding warrants are being registered under this registration statement.

•
Warrants representing the right to purchase 25,000,030 shares of our common stock. The outstanding warrants are exercisable until June 2011 at an exercise price of $1.75 per share. The warrants can be called by us if our common stock trades above $3.50 for 20 consecutive days.

Options

As of February 2, 2007, options representing the right to purchase 2,705,000 shares of common stock are issued and outstanding. The outstanding options were granted pursuant to our 2005 Equity Incentive Plan to certain of our employees, officers and employee-directors and are exercisable for 10 years at an exercise price of $0.80 per share for 1,580,000 options issued on November 10, 2005, $2.62 per share for 250,000 options issued on December 15, 2005, and $1.27 per share for 875,000 options issued on November 8, 2006.

Indemnification; Limitation of Liability

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, employees and former directors, officers and employees (including heirs and personal representatives) to the fullest extent permitted under Nevada law.

Our articles of incorporation and bylaws provide a limitation of liability in that no director or officer shall be personally liable to Gran Tierra or any of its shareholders for damages for breach of fiduciary duty as director or officer involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

Our employment agreements with certain of our executive officers contain provisions which require us to indemnify them for costs, charges and expenses incurred in connection with (i) civil, criminal or administrative actions resulting from the executive officers service as such and (ii) actions by or on behalf of the Company to which the executive officer is made a party. We are required to provide such indemnification if (i) the executive officer acted honestly and in good faith with a view to the best interests of the Company, and (ii) in the case of a criminal or administrative proceeding or proceeding that is enforced by a monetary policy, the executive officer had reasonable grounds for believing that his conduct was lawful.

We have also entered into an indemnity agreement with all of our officers and directors. The agreement provides that the we will indemnify officers and directors to the fullest extent permitted by law, including indemnification in third party claims and derivative actions. The agreement also provides that we will provide an advancement for expenses incurred by the officers or directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

Nevada's control share law may have the effect of discouraging corporate takeovers.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested stockholder" is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of Gran Tierra from doing so if it cannot obtain the approval of our board of directors.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon by McGuireWoods LLP, New York, New York.

EXPERTS

The consolidated financial statements of Gran Tierra Energy as of December 31, 2005 and for the period of incorporation from January 26, 2005 to December 31, 2005 in this prospectus have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their report appearing herein (which audit report expresses an unqualified opinion on the financial statements and includes Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences relating to substantial doubt on the Company's ability to continue as a going concern) and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The schedules of revenues, royalties and operating costs corresponding to the 14% interest in the Palmar Largo joint venture included in this prospectus have been audited by Deloitte & Co. SRL, an independent registered public accounting firm, as stated in their reports appearing herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Argosy Energy International, LP as of December 31, 2005 and 2004, and for each of the years then ended, have been included herein in reliance upon the report of KPMG Ltda., independent public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On November 10, 2005, we consummated a share purchase agreement with Gran Tierra Energy Inc. and the holders of Gran Tierra Canada’s capital stock. That same day, we and Gran Tierra Goldstrike, Inc., our Canadian subsidiary, consummated an assignment agreement. In these two transactions, the holders of Gran Tierra Canada’s capital stock acquired shares of either our common stock or exchangeable shares of Goldstrike Exchange Co., and Goldstrike Exchange Co. acquired substantially all of Gran Tierra Canada’s capital stock. Through these transactions, Gran Tierra Canada became our wholly-owned subsidiary.

Prior to the above-described transactions, our independent registered public accounting firm was Moen and Company, and the independent auditors for Gran Tierra Canada were Deloitte & Touche LLP. Because the above-described transactions were treated as a reverse acquisition for accounting purposes, our historical financial reports filed are those of Gran Tierra Canada, the accounting acquirer. Accordingly, our board of directors determined to change our independent registered public accounting firm from Moen and Company to Deloitte & Touche LLP. Moen and Company was dismissed as our independent registered public accounting firm on April 12, 2006, effective as of November 10, 2005, and Deloitte & Touche LLP was engaged as our independent registered public accounting firm on November 10, 2005. As a result of being the auditors of Gran Tierra Canada, Deloitte & Touche LLP consulted with us and Gran Tierra Canada regarding the above-described transactions.

The reports of Moen and Company on our financial statements for the fiscal years ended December 31, 2004 and December 31, 2003 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Moen and Company did express concern that that we would not be able to continue as a “going concern” because we had not sustained profitable operations. However, the report of Moen and Company on our financial statements for the fiscal years ended December 31, 2004 and December 31, 2003 did not contain an explanatory paragraph relating to our ability to continue as a “going concern.”

In connection with the audit of our financial statements for the fiscal year ended December 31, 2004, and during the fiscal years ended December 31, 2003 and December 31, 2004 through April 12, 2006, there were no disagreements with Moen and Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Moen and Company, would have caused Moen and Company to make reference to the matter in its reports.

During the most recent fiscal year and through the date of the dismissal of Moen and Company, no information is required to be reported under Item 304(a)(1)(iv)(B) of Regulation S-B.

Pursuant to our request, Moen and Company furnished us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements we have made in a report on Form 8-K/A. A copy of this letter was filed as exhibit 16.1 to our Form 8-K/A, filed on June 1, 2006.

GRAN TIERRA ENERGY INC.
(FORMERLY GOLDSTRIKE INC.)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page(s)
Consolidated Financial Statements (Unaudited) for the three month and nine month period ended September 30, 2006:	F-1

Consolidated Statement of Operations	F-1
Consolidated Balance Sheet	F-2
Consolidated Statement of Cash Flows	F-3
Consolidated Statement of Shareholders’ Equity	F-4
Notes to the Consolidated Financial Statements	F-5 - F-19

Consolidated Financial Statements (Audited) for the nine months ended September 30,2006	F-20
Report of Independent Registered Chartered Accountants	F-20
Consolidated Statement of Operations	F-21
Consolidated Balance Sheet	F-22
Consolidated Statement of Cash Flows	F-23
Consolidated Statement of Shareholders’ Equity	F-24
Notes to the Consolidated Financial Statements	F-25 - F-41

Consolidated Financial Statements for the period from incorporation on January 26, 2005 to December 31, 2005:	F-42

Report of Independent Registered Chartered Accountants	F-42
Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences	F-42
Consolidated Statement of Operations and Deficit	F-43
Consolidated Balance Sheet	F-44
Consolidated Statement of Cash Flows	F-45
Consolidated Statement of Shareholders’ Equity	F-46
Notes to the Consolidated Financial Statements	F-47 - F-59
Supplementary Data (unaudited)	F-60 - F-62

Pro Forma Financial Statements for the nine months ended September 30, 2006 and the year ended December 31, 2005:	F-63

Pro Forma Statement of Operations for the period January 1, 2006 to September 30, 2006	F-64
Pro Forma Statement of Operations for the period January 1, 2005 to December 31, 2005	F-65
Notes to Pro Forma Consolidated Financial Statements	F-66 - F-68

Financial Statements for Argosy Energy International, LP as of March 31, 2006 and for the period ended March 31, 2006 (Unaudited)	F-69
Statement of Income	F-70
Balance Sheet	F-71
Statement of Cash Flows	F-72
Statement of Partner's Equity	F-73
Notes to Financial Statements	F-74 - F-86

Financial Statements for Argosy Energy International, LP as of December 31, 2005 and 2004	F-87
Independent Auditor's Report	F-88
Statements of Income	F-89
Balance Sheets	F-90
Statement of Cash Flows	F-91
Statement of Partner's Equity	F-92
Notes to Financial Statements	F-93- F-106
Supplemental Oil and Gas Information	F-107- F-113

Schedule of Revenues, Royalties and Operating Cost corresponding to the 14% interest in the Palmar Largo joint venture for the eight-month period ended August 31, 2005:	F-114

Report of Independent Registered Public Accounting Firm	F-115
Schedule of Revenues, Royalties and Operating Cost	F-115
Notes to the Schedule of Revenues, Royalties and Operating Costs	F-116 - F-118

Schedule of Revenues, Royalties and Operating Cost corresponding to the 14% interest in the Palmar Largo joint venture for the years ended December 31, 2004 and 2003 (audited) and for the six months ended June 30, 2005 and 2004 (unaudited):
F-119

Report of Independent Registered Public Accounting Firm	F-119
Schedule of Revenues, Royalties and Operating Cost	F-120
Notes to the Schedule of Revenues, Royalties and Operating Cost	F-121 - F-124

Gran Tierra Energy Inc. Condensed Consolidated Statement of Operations (Unaudited) Stated in US dollars
	Three months ended September 30,		Nine months ended September 30, 2006 and the period from January 26 to September 30, 2005
	2006 $	2005 $	2006 $	2005 $
Revenue
Oil and Natural Gas Sales	5,219,308	349,263	8,358,921	349,263
Interest Revenue	175,641	—	195,816	—
	5,394,949	349,263	8,554,737	349,263

EXPENSES
Operating Expenses	1,259,888	125,000	2,702,507	125,000
General and Administrative	1,764,856	414,397	4,256,303	668,908
Interest Expenses	2,765	—	3,075	—
Depreciation, Depletion and Accretion	1,449,694	111,843	2,324,158	115,209
Foreign Exchange (gain)/loss	273,684	(24,703)	277,526	(21,064)
	4,750,887	626,537	9,563,569	888,053

INCOME/(LOSS) BEFORE INCOME TAXES	644,062	(277,274)	(1,008,832)	(538,790)

Income Taxes (Note 8)	710,417	7,370	848,200	7,370

NET INCOME/(LOSS)	(66,355)	(284,644)	(1,857,032)	(546,160)

NET EARNINGS/(LOSS) PER SHARE
Basic	0.00	(0.02)	(0.03)	(0.11)
Diluted	0.00	(0.02)	(0.03)	(0.11)
Weighted average number of shares - Basic	95,455,759	12,083,333	63,043,998	4,903,297
Weighted average number of shares - Diluted	130,612,674	12,083,333	98,200,913	4,903,297

See accompanying Notes to the Financial Statements

Gran Tierra Energy Inc. Condensed Consolidated Balance Sheets (Unaudited) Stated in US dollars
	September 30, 2006 $	December 31, 2005 $
ASSETS

CURRENT
Cash and cash equivalents	18,796,084	2,221,456
Restricted cash	12,617,263	400,427
Accounts receivable	7,137,920	808,960
Inventory	586,943	447,012
Prepaid expenses	247,073	42,701
Total Current Assets	39,385,283	3,920,556

Taxes Receivable	165,919	108,139
Property Plant and Equipment (Note 5)
Proven oil and gas properties, net	25,859,978	7,886,914
Unproven oil and gas properties not amortized	18,292,211	-
Other, net	499,146	426,294
Goodwill	15,005,083	-
Deferred Income Taxes	-	29,228
	99,207,620	12,371,131
LIABILITIES

CURRENT
Accounts payable	6,486,464	1,142,930
Accrued liabilities	1,367,368	121,122
Taxes Payable	1,708,955	-
	9,562,787	1,264,052

Long term Payables	76,147	-
Asset Retirement Obligation (Note 7)	121,655	67,732
Deferred Income Taxes (Note 8)	7,849,421	-
Deferred Remittance Taxes	1,385,849	-
Total Liabilities	18,995,859	1,331,784

SHAREHOLDERS’ EQUITY

Share capital (Note 6)	95,455	43,285
Additional Paid in Capital	71,361,463	11,807,313
Warrants (Note 6)	12,831,553	1,408,429
Deficit	(4,076,711)	(2,219,680)
	80,211,760	11,039,347
	99,207,620	12,371,131
See accompanying Notes to the Financial Statements

Gran Tierra Energy Inc. Condensed Consolidated Statements of Cash Flows (Unaudited) Stated in US dollars

	Nine Months ended September 30, 2006 $	For the Period from January 26, 2005 to September 30, 2005 $

CASH FLOWS RELATED TO THE
FOLLOWING ACTIVITIES:

OPERATING:
Net (loss) earnings	(1,857,032)	(546,160)
Adjustments for:
Depreciation, Depletion and Accretion	2,324,158	115,209
Stock-based compensation	203,306	-
Deferred Income Taxes	123,193	-
Asset Retirement Obligation, settled	(9,218)	-
Taxes Receivable	(57,780)	-
Changes in non-cash working capital (Note 9)	1,497,304	(192,732)
	2,223,931	(623,683)

FINANCING
Short term loan	-	6,655,223
Proceeds from issuance of common shares and warrants, net of issuance costs	70,826,137	1,713,412
	70,826,137	8,368,635

INVESTING
Property and equipment additions, net of asset retirement obligation assumed	(6,011,735)	(6,934,542)
Other	(28,940)	-
Business Combination, net of cash acquired (Note 3)	(38,217,930)	-
Restricted Cash	(12,216,835)	(377,491)
	(56,475,440)	(7,312,033)

NET INCREASE IN CASH AND CASH EQUIVALENTS	16,574,628	432,919

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,221,456	-

CASH AND CASH EQUIVALENTS, END OF PERIOD	18,796,084	432,919

See accompanying Notes to the Financial Statements

GRAN TIERRA ENERGY INC. Condensed Consolidated Statement of Shareholders’ Equity (unaudited) Stated in US dollars
	September 30, 2006 $	December 31, 2005 $

Share Capital
Balance beginning of period	43,285	-
Issue of common shares	52,170	43,285
Balance end of period	95,455	43,285

Additional paid-in-capital
Balance beginning of period	11,807,313	-
Issue of common shares	59,350,844	11,754,402
Stock-based compensation expense	203,306	52,911
Balance end of period	71,361,463	11,807,313

Warrants
Balance beginning of period	1,408,429	-
Issue of warrants	11,476,118	1,408,429
Redemption of warrants	(52,994)	-
Balance end of period	12,831,553	1,408,429

Deficit
Balance beginning of period	(2,219,680)	-
Net loss	(1,857,032)	(2,219,680)
Balance end of period	(4,076,712)	(2,219,680)

(See notes to the consolidated financial statements)

Gran Tierra Energy Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

1. DESCRIPTION OF BUSINESS AND GOING CONCERN

Gran Tierra Energy Inc. (the “Company”) is a publicly traded oil and gas exploration and production company with operations in Argentina and Colombia.

The Company’s ability to continue as a going concern is dependent upon obtaining the necessary financing to acquire oil and natural gas interests and generating profitable operations from its oil and natural gas interests in the future. The Company’s financial statements as at and for the nine month period ended September 30, 2006 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $1,857,032 for the period ended September 30, 2006, and, as at September 30, 2006, had a deficit of $4,076,711. The Company expects to incur substantial expenditures to further its capital investment programs and the Company’s cash and cash flow from operating activities may not be sufficient to satisfy its current obligations and meet its capital investment programs.

To address the above, management of the Company completed a sale and issuance of common shares during the second quarter of 2006. A total of $75,000,000 was raised through the sale of 50,000,000 units. Issue costs totalled $6,000,077, for net proceeds of $68,999,923. A portion of these proceeds was used to acquire producing and exploration assets in Colombia which add immediate cash flow, and provide exploration opportunities.

In addition, management of the Company is pursuing the following:

•	raise additional capital through issuance of debt. The Company is currently negotiating a debt facility that would provide capital for future expansion activities.

•	build a portfolio of production, development, and exploration opportunities using additional capital raised and cash provided by future operating activities.

Should the going concern assumption not be appropriate and the Company not be able to realize its assets and settle its liabilities and commitments in the normal course of operations, these consolidated financial statements would require adjustments to the amounts and classifications of assets and liabilities.

2. SIGNIFICANT ACCOUNTING POLICIES

These interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The preparation of financial statements in accordance with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the interim consolidated financial statements, and revenues and expenses during the reporting period. The company believes that the information and disclosures presented are adequate to make the information presented not misleading.

The note disclosure requirements of annual consolidated financial statements provide additional disclosures to that required for interim consolidated financial statements. Accordingly, these interim consolidated financial statements should be read in conjunction with our consolidated financial statements as at and for the year ended December 31, 2005 included in the Company’s 2005 Annual Report on Form 10-KSB. The accounting policies followed are described in note 2 of the consolidated financial statements included in the
Company’s 2005 Annual Report on Form 10-KSB.

Gran Tierra Energy Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

Goodwill

Goodwill represents the excess of purchase price of business combinations over the fair value of net assets acquired and is tested for impairment at least annually. The impairment test requires allocating goodwill and all other assets and liabilities to assigned reporting units. The fair value of each reporting unit is estimated and compared to the net book value of the reporting unit. If the estimated fair value of the reporting unit is less than the net book value, including goodwill, then the goodwill is written down to the implied fair value of the goodwill through a charge to expense. Because quoted market prices are not available for Gran Tierra’s reporting units, the fair values of the reporting units are estimated based upon several valuation analyses, including comparable companies, comparable transactions and premiums paid. The goodwill on Gran Tierra’s financial statements was a result of the Argosy acquisition, and relates entirely to the Colombia reporting segment.

New Accounting Pronouncements

In September 2005, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. This issue addresses the question of when it is appropriate to measure purchase and sales of inventory at fair value and record them in cost of sales and revenues and when they should be recorded as exchanges measured at the book value of the item sold. The EITF concluded that purchases and sales of inventory with the same counterparty that are entered into in contemplation of one another should be combined and recorded as exchanges measured at the book value of the item sold. The consensus has been applied to new arrangements entered into and modifications or renewals of existing agreements, beginning in the second quarter of 2006. The adoption of this statement did not have a material impact on our results of operations or financial position.

In February 2006, the Financial Accounting Standards Board (FASB) issued statement 155, Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements no. 133 and 140. This statement resolves issues addressed in Statement 133 Implementation Issue no. D1 “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This implementation guidance indicated that entities could continue to apply guidance related to accounting for beneficial interests in paragraphs 14 and 362 of Statement 140, which indicate that any security that can be contractually prepaid or otherwise settled in such a way that the holder of the security would not recover substantially all of its recorded investment should be subsequently measured like investments in debt securities classified as available for sale or trading, and may not be classified as held to maturity. Also, Implementation issue D1 indicated that holders of beneficial interests in securitized financial assets that are not subject to paragraphs 14 and 362 of Statement 140 are not required to apply Statement 133 to those beneficial interests, pending further guidance. Statement 155 eliminates the exemption from Statement 133 for interests in securitized financial assets. It also allows the preparer to elect fair value measurement at acquisition, at issuance or when a previously recognized financial instrument is subject to a remeasurement event. We do not expect the adoption of this statement will have a material impact on our results of operations or financial position.

Gran Tierra Energy Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

In March 2006, the FASB issued statement 156 Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140. Under statement 140, servicing assets and servicing liabilities are amortized over the expected period of estimated net servicing income or loss and assessed for impairment or increased obligation at each reporting date. This statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. Subsequent measurement of servicing assets and servicing liabilities at fair value is permitted, but not required. If derivatives are used to mitigate risks inherent in servicing assets and servicing liabilities, those derivatives must be accounted for at fair value. Servicing assets and servicing liabilities subsequently measured at fair value must be presented separately in the statement of financial position and there are additional disclosures for all separately recognized servicing assets and servicing liabilities. We do not expect the adoption of this statement will have a material impact on our results of operations or financial position.

In June 2006, the FASB issued interpretation no 48 Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109. This interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109. Recognition of a tax position should be based on whether it is more likely than not that a tax position will be sustained. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. This interpretation is effective for fiscal years beginning after December 15, 2006. We do not expect the adoption of this interpretation will have material impact on our results of operations or financial position.

In September 2006, the Securities and Exchange Commission (SEC) release Staff Accounting Bulletin (SAB) No. 108 regarding the effects of prior year misstatements in considering current year misstatements for the purpose of a materiality assessment. The opinion in SAB 108 is that in the case of an error that has occurred and been immaterial in a number of previous years, the cumulative effect should be considered in assessing the materiality of the error in the current year. If the cumulative effect of the error is material, then the current year statements, as well as prior year statements should be restated. In the case of restated prior year statements, previously filed reports do not need to be amended, if the error was considered immaterial to previous year’s financial statements. However the statements should be amended the next time they are filed. The effects of this guidance should be applied cumulatively to fiscal years ending after November 15, 2006. Additional disclosure should be made regarding any cumulative adjustments made in the current year financial statements. We do not expect the adoption of this SAB will have material impact on our results of operations or financial position.

3.	BUSINESS COMBINATION

Gran Tierra entered into a Securities Purchase Agreement dated May 25, 2006 with Crosby Capital LLC (“Crosby”) to acquire all of the limited partnership interests of Argosy Energy International (“Argosy) and all of the issued and outstanding capital stock of Argosy Energy Corp. On June 20, 2006 Gran Tierra closed the Argosy acquisition and paid consideration to Crosby consisting of $37.5 million cash, 870,647 shares of the Company’s common stock and overriding and net profit interests in certain of Argosy’s assets valued at $1 million. The value of the overriding and net profit interests was based on present value of expected future cash flows. All of Argosy Energy International’s assets are in Colombia.

Gran Tierra Energy Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

The acquisition has been accounted for using the purchase method, and the results of Argosy Energy International have been consolidated with Gran Tierra Energy from June 20, 2006. The following table shows the allocation of the purchase price based on the fair values of the assets and liabilities acquired:

$
Cash Paid, net	36,414,385
Common Shares Issued	1,305,971
Transaction Costs	497,574
Total Purchase Price	38,217,930

Purchase Price allocated:
Oil and Gas Assets	32,553,211
Goodwill (1)	15,005,083
Accounts Receivable	5,361,887
Inventories	567,355
Long Term Investments	6,772
Accounts Payable and Accrued Liabilities	(6,085,109)
Long Term Liabilities	(49,763)
Deferred Tax Liabilities	(9,141,506)
Total Purchase Price allocated	38,217,930

(1) Goodwill is not deductible for tax purposes.

The purchase price allocation has changed from the preliminary allocation performed on June 21, 2006. At June 21, 2006, the company was awaiting the results of an independent reserve audit, and relied on the information provided by Argosy for the preliminary allocation . The reserve report was received in September, 2006 and resulted in a reallocation of the purchase price. The changes are as follows:

$
Oil and Gas assets (Decrease)	(8,005,709)
Goodwill Increase	1,411,303
Deferred Tax Liabilities Decrease	6,097,406
Inventories Increase	497,000
Total Change	-

Gran Tierra Energy Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

The Argosy acquisition added 1,182,000 barrels of proven oil reserves to Gran Tierra (net after royalty) as of June 30, 2006.

The unaudited pro forma results for the year ended December 31, 2005 and the period ended September 30, 2006 are shown below, as if the acquisition had occurred on January 1, 2005. Pro forma results are not indicative of actual results or future performance.

	2006	2005
Revenue	15,780,000	12,950,000
Net Income (loss)	865,000	1,569,000
Earnings per share (Basic)	0.01	0.04
Earnings per share (diluted)	0.01	0.03

4. SEGMENT AND GEOGRAPHIC REPORTING

The Company’s reportable segments are Argentina and Colombia. The Company is primarily engaged in the exploration and production of oil and natural gas. The accounting policies for the segments are the same as those described in Note 2 of the Notes to the Consolidated Financial Statements on the Company’s form 10-KSB for 2005.

The Colombia assets were acquired in the second quarter of 2006, and the Argentina assets were acquired on September 1, 2005. Therefore the comparable segmented information for 2005 includes only one month of operations for Argentina, and there is no comparable 2005 information for Colombia.

The following tables present information on the Company’s reportable geographic segments:

	Third Quarter, 2006			Nine months ended September 30, 2006
	Colombia	Argentina	Total	Colombia	Argentina	Total
Revenues	3,616,833	1,602,474	5,219,308	4,077,035	4,281,885	8,358,921
Depreciation, Depletion and Accretion	1,042,234	394,520	1,436,755	1,164,560	1,125,302	2,289,863
Segment Income (loss) before income taxes	1,385,561	88,950	1,474,511	1,560,233	270,492	1,830,725
Segment Capital Expenditures	3,741,500	844,563	4,586,063	3,818,500	2,086,063	5,904,563

Gran Tierra Energy Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

	Third Quarter, 2005			Nine months ended September 30, 2005
	Colombia	Argentina	Total	Colombia	Argentina	Total
Revenues	-	349,263	349,263	-	349,263	349,263
Depreciation, Depletion and Accretion	-	113,000	113,000	-	113,000	113,000
Segment Income before income taxes	-	21,055	21,055	-	21,055	21,055
Segment Capital Expenditures	-	6,884,426	6,884,426	-	6,884,426	6,884,426

	September 30, 2006			December 31, 2005
	Colombia	Argentina	Total	Colombia	Argentina	Total
Property, Plant and Equipment, net	35,211,746	9,234,430	44,446,176	-	8,209,556	8,209,556
Goodwill	15,005,083	-	15,005,083	-	-	-

The following is a reconciliation of income before income taxes for reportable segments to consolidated income before income taxes:

	Third Quarter, 2006	Nine months ended September 30, 2006
Income before income taxes for reportable segments	1,474,511	1,830,725
Corporate Expenses	(830,449)	(2,839,557)
Consolidated income (loss) before income taxes	644,062	(1,008,832)

	Third Quarter, 2005	Period from January 26, 2005 to September 30, 2005
Income before income taxes for reportable segments	21,055	21,055
Corporate Expenses	294,328	555,844
Consolidated income (loss) before income taxes	(273,273)	(534,789)

The following is a reconciliation of capital expenditures for reportable segments to consolidated capital expenditures:

	Third Quarter, 2006	Nine months ended September 30, 2006
Total capital expenditures for reportable segments	4,586,063	5,904,563
Corporate capital expenditures	31,845	107,172
Consolidated capital expenditures	4,617,908	6,011,735

Gran Tierra Energy Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

	Third Quarter, 2005	Period from January 26, 2005 to September 30, 2005
Total capital expenditures for reportable segments	6,884,426	6,884,426
Corporate capital expenditures	50,116	50,116
Consolidated capital expenditures	6,934,542	6,934,542

The following is a reconciliation of reportable net property, plant and equipment to consolidated net property, plant and equipment:

	September 30, 2006	December 31, 2005
Property, Plant and Equipment, net for reportable segments	44,446,176	8,209,556
Corporate property, plant and equipment, net	205,158	103,652
Consolidated property, plant and equipment, net	44,651,335	8,313,208

5. CAPITAL ASSETS

	September 30, 2006
	Cost $	Accumulated Depletion and Depreciation $	Net Book Value $

Oil and natural gas properties
Proven	28,307,817	(2,682,656)	25,625,161
Unproven	18,292,211	-	18,292,211
Materials and supplies	234,817	-	234,817
Furniture and Fixtures	656,192	(461,461)	194,731
Computer equipment	485,763	(205,167)	280,596
Automobiles	43,901	(20,082)	23,819
	48,020,701	(3,369,366)	44,651,335

Gran Tierra Energy Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

	December 31, 2005
	Cost $	Accumulated Depletion and Depreciation $	Net Book Value $

Oil and natural gas properties	8,331,767	(444,853)	7,886,914
Materials and supplies	300,177	-	300,177
Furniture and Fixtures	20,167	(4,805)	15,362
Computer equipment	73,682	(2,649)	71,033
Automobiles	49,534	(9,812)	39,722
	8,775,327	(462,119)	8,313,208

Following is a description of properties and projects in unproven oil and gas properties, which are not currently subject to amortization

Block	Description	Acquisition Cost	Exploration Cost	Transfer to Amortizable	Total	Timing of Amortization
Rio Magdelena	Popa Exploration well	1,000,000	3,500,000		4,500,000	Q1 2007
Rio Magdelena	Exploration Land	4,052,301		(55,000)	3,997,301	2008
Talora	Exploration Land	402,720	20,000	(6,000)	416,720	2008
Chaza	Exploration Land	2,588,912	38,000		2,626,912	2008
Mecaya	Exploration Land	381,799	29,000		410,799	2008
Primavera	Exploration Land	282,427	54,000		336,427	2008
Santana	Linda Probable reserves	378,378			378,378	Q4 2007
Santana	Mary Probable reserves	1,010,077			1,010,077	Q4 2007
Santana	Miraflor Probable reserves	96,198			96,198	Q4 2007
Santana	G&G data	380,000		(380,000)	-
Guayuyaco	Exploration Land	3,791,841	67,000		3,858,841	2008
Guayuyaco	Probable reserves	693,558		(33,000)	660,558	Q4 2007
Guayuyaco	G&G Data	1,044,000		(1,044,000)	-
Guayuyaco	Seismic	431,000		(431,000)	-
New Projects		390,000		(390,000)	-
Total		16,923,211	3,708,000	(2,339,000)	18,292,211
All fields are in Colombia.

Gran Tierra Energy Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

6. SHARE CAPITAL

	Number of Shares	Amount $

Balance, January 1, 2006	43,285,112	43,285
Common shares issued, at par value of $0.001 per share	52,170,647	52,170
Balance, September 30, 2006	95,455,759	95,455

Share capital

Share capital consists of 78,471,632 common voting shares of the Company and 16,984,127 exchangeable shares of Goldstrike Exchange Co. (collectively, “common stock”). Each exchangeable share is exchangeable only into one common voting share of the Company. The holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote and are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. The holders of common stock have no pre-emptive rights, no conversion rights, and there are no redemption provisions applicable to the common stock.

Warrants

At September 30, 2006, the Company had 14,472,622 warrants outstanding to purchase 7,236,311 common shares for $1.25 per share and 55,841,208 warrants outstanding to purchase 27,920,604 common shares for $1.75 per share.

Registration Rights Payments

The shares and warrants have registration rights associated with their issuance.

The 15,047,606 units issued in the fourth quarter of 2005 and first quarter of 2006 have liquidated damages payable in the amount of 1% of the purchase price of the unit per month payable each month the registration statement is not declared effective beyond the mandatory effective date (July 10th, 2006). Total amount accrued to September 30, 2006 for these liquidated damages is $261,182.

The 50,000,000 units issued in June 2006 have liquidated damages payable each month the registration statement is not declared effective beyond the mandatory effective date, being 120 days after the closing date of June 20, 2006 or 150 days if the registration statement is subsequently reviewed by the Securities Exchange Commission:
- 1% of the purchase price for the 1st month after the mandatory effective date
- 1.5% of the purchase price for the 2nd and 3rd month after the mandatory effective date
- 2% of the purchase price for the 4th and 5th months after the mandatory effective date and
- ½% increase each quarter thereafter

Gran Tierra Energy Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

The total amount of liquidated damages shall not exceed 25% of the purchase price for the units. Under these provisions the maximum payment the company would make would be $18,750,000.

Stock options

The Company has granted options to purchase common shares to certain directors, officers, employees and consultants. Each option permits the holder to purchase one common share at the stated exercise price. The options vest over three years and have a term of ten years, or end of service to the Company, which ever occurs first. At the time of grant, the exercise price equals the market price. The following options have been granted:

	Number of Options	Weighted Average Exercise Price ($/option)

Outstanding, January 1, 2006	1,940,000	1.12
Granted	-	-
Cancelled	(110,000)	1.12
Balance, September 30, 2006	1,830,000	1.12

The table below summarizes unexercised stock options at September 30, 2006:

Exercise Price ($/option)	Number of Options Outstanding	Weighted Average Expiry (years)

$0.80	1,580,000	9.1
$2.62	250,000	9.2
Total	1,830,000	9.1

No stock options were exercisable at September 30, 2006.

Total stock-based compensation expense included in general and administrative expense was $203,306. The Black-Scholes option pricing model was used to determine the fair value of the option grants with the following assumptions:

Gran Tierra Energy Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

Dividend yield ($ per share)	0.00
Volatility (%)	57.0
Risk-free interest rate (%)	2.33
Expected life (years)	3.0
Forfeiture percentage (% per year)	10.0

The weighted average fair value per option is $0.35.

7. ASSET RETIREMENT OBLIGATION

Changes in the carrying amounts of the asset retirement obligations associated with our oil and natural gas properties are as follows:

	September 30,	December 31,
	2006	2005
	$	$

Balance beginning of period	67,732	-
Obligations assumed with property acquisitions	57,682	66,931
Expenditures made on asset retirements	(9,218)	-
Accretion	5,459	801
Balance, end of period	121,655	67,732

8. INCOME TAXES

The Company has losses of approximately $5,331,000 that can be carried forward and applied against future taxable income. A valuation allowance has been taken for the potential income tax benefit associated with the losses incurred by the Company, due to uncertainty of utilisation of the tax losses.

The income tax expense (recovery) reported differs from the amount computed by applying the statutory rate to loss before income taxes for the following reasons:

Gran Tierra Energy Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

	September 30,	September 30,
	2006	2005
	$	$

Loss before income taxes	(1,008,832)	(534,789)
Statutory income tax rate	34%	34%

Income tax benefit expected	(343,003)	(181,828)
Stock-based compensation	69,124	-
Tax losses in other jurisdictions, not recognized	1,122,079	189,197
Income tax expense	848,200	7,369

The deferred income tax liability of $7,849,421 on the balance sheet is related entirely to Colombia operations, for the following items:

September 30, 2006 $
Property, Plant and Equipment	8,006,421
Other long term assets and liabilities	(157,000)
Total	7,849,421

9. CHANGES IN NON-CASH WORKING CAPITAL

The changes in non-cash working capital are comprised of the following:

	September 30,	September 30,
	2006	2005
	$	$

Increase in Accounts receivable	(986,272)	(423,914)
Increase in Prepaids	(185,586)	-
Decrease in Inventory	110,073	-
Increase in Accounts payable	1,032,811	147,176
Increase in Accrued liabilities	568,874	76,637
Increase in Taxes Payable	957,404	7,369
Net Change in Non-cash Working Capital	1,497,304	(192,732)

10. COMMITMENTS

The Company entered into a lease beginning February 2006 for office space in Calgary, Canada that expires January 31, 2011 for $6,824 per month, and a lease beginning March 2006 for office space in Buenos Aires, Argentina that expires February 29, 2008 for $2,000 per month. In Colombia, the Company holds leases on 3 cars, one expiring September 27, 2007 for $2,264 per month, one expiring May 3, 2009 for $932 per month and one expiring September 25, 2008 for $1,496. There are also a two office leases expiring April 1, 2009 and February 28, 2007 for $696 and $2,326 respectively, and one housing accommodation lease for $1,739 expiring June 1, 2007. These leases are operating leases.

Gran Tierra Energy Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

Future minimum lease payments under these leases at September 30, 2006 are as follows:

$

2006	54,831
2007	177,097
2008	118,887
2009	89,330
2010	81,888
2011	6,824
Total minimum lease payments	528,857

The company entered into four capital leases in February March and June 2006 for office equipment in Calgary.  The length of the leases range from expiration in February 2008 until February 2011.  At September 30, 2006 capital assets included $34,405 related to assets under capital leases and total monthly payments are approximately $1,140.

Future minimum lease payments under these leases at September 30, 2006 are as follows:

$

2006	3,420
2007	13,680
2008	8,958
2009	4,366
2010	3,874
2011	646
Total minimum lease payments	34,944

Interest expense incurred under these capital leases to September 30, 2006 was $910.

Gran Tierra Energy Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

Guarantees

Corporate indemnities have been provided by the Company to directors and officers for various items including, but not limited to, all costs to settle suits or actions due to their association with the Company and its subsidiaries and/or affiliates, subject to certain restrictions. The Company has purchased directors’ and officers’ liability insurance to mitigate the cost of any potential future suits or actions. Each indemnity, subject to certain exceptions, applies for so long as the indemnified person is a director or officer of one of the Company’s subsidiaries and/or affiliates. The maximum amount of any potential future payment cannot be reasonably estimated.

The Company may provide indemnifications in the normal course of business that are often standard contractual terms to counterparties in certain transactions such as purchase and sale agreements. The terms of these indemnifications will vary based upon the contract, the nature of which prevents the Company from making a reasonable estimate of the maximum potential amounts that may be required to be paid. Management believes the resolution of these matters would not have a material adverse impact on the Company’s liquidity, consolidated financial position or results of operations.

11. Disagreement with Ecopetrol

As of September 30, 2006 the contracting parties of Guayuyaco Association Contract, Ecopetrol and Argosy Energy International, consulted with their legal advisors to clarify the procedure for allocation of oil produced and sold during the long term test of the Guayuyaco-1 and Guayuyaco-2 wells. Ecopetrol has advised Argosy of a material difference in the interpretation of the procedure established in the Clause 3.5 of Attachment-B of the Guayuyaco association Contract. Ecopetrol interprets the contract to provide that the extend test production up to a value equal to 30% of the direct exploration costs of the wells is for Ecopetrol’s account only and serves as reimbursement of its 30% back in to the Guayuyaco discovery. Argosy’s contention is that this amount is merely the recovery of 30% of the direct exploration costs of the wells and not exclusively for benefit of Ecopetrol. While Argosy believes its interpretation of the Guayuyaco Association Contract is correct, the resolution of this issue is still pending of agreement between the parties or determination through legal proceedings.

The estimated value of disputed production is $2,361,188 which possible loss is shared 50% ($1,180,594) with Solana Petroleum Exploration (Colombia) S.A. partner in the contract and 50% Argosy. No amount has been accrued in the financial statements related to this disagreement.

12. Subsequent Events

On February 22, 2006, the Company filed a Current Report on Form 8-K disclosing that the Company had made an offer to acquire certain interests of Compañía General de Combustibles S.A. (“CGC”). The Company offered to purchase CGC’s participation interests in a total of eight properties in Argentina. As disclosed in the Company’s Current Report on Form 8-K filed on August 8, 2006 the transaction is subject to Argentinean court approvals, the potential exercise of rights of first refusal and the need to obtain third-party consents.

Gran Tierra Energy Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

The Company has received evidence that court approval in Argentina has now been granted. On November 2, 2006 the Company purchased interests in four properties (a 93.18% participation in the Valle Morado Block, a 100% interest in the Santa Victoria Block and the remaining 50% interests in the Nacatimbay and Ipaguazu Blocks (in which the Company currently holds 50% interests)) for a total consideration of $2.1 million. The Company is considering its options whether to acquire the interests in the remaining four properties, which interests remain subject to rights of first refusal among joint venture partners and other third party consents.

Gran Tierra signed a License Contract for the Exploration and Exploitation of Hydrocarbons covering Block 122 in Peru on June 8, 2006. Terms of the License define a seven-year exploration term with four periods, each with minimum work obligations. Final ratification by the government of Peru occurred on November 3, 2006. The minimum commitment for the first work period of 18 months, which is mandatory, is $0.5 million. The subsequent three work periods are optional to the Company.

Report of Independent Registered Chartered Accountants

To the Board of Directors of Gran Tierra Energy, Inc.:

We have audited the consolidated balance sheet of Gran Tierra Energy, Inc. as at September 30, 2006 and the consolidated statements of operations, shareholders’ equity and cash flows the nine month period ended September 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Gran Tierra Energy, Inc. as at September 30, 2006 and the results of its operations and its cash flows for the nine month period ended September 30, 2006 in accordance with accounting principles generally accepted in the United States of America.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting, Accordingly we express no such opinion.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Calgary, Alberta, Canada
November 17, 2006

Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference

The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the financial statements. Although we conducted our audit in accordance with both Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), our report to the Board of Directors dated November 17, 2006 is expressed in accordance with Canadian reporting standards which do not permit a reference to such conditions and events in the auditors’ report when these are adequately disclosed in the financial statements.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Calgary, Alberta, Canada
November 17, 2006

Gran Tierra Energy Inc. Consolidated Statement of Operations Stated in US dollars
Nine months ended September 30, 2006
$

REVENUE
Oil and natural gas sales	8,358,921
Interest Revenue	195,816
8,554,737

EXPENSES
Operating Expenses	2,702,507
General and Administrative	4,256,303
Interest Expenses	3,075
Depreciation, Depletion and Accretion	2,324,158
Foreign Exchange (gain)/loss	277,526
9,563,569

INCOME/(LOSS) BEFORE INCOME TAXES	(1,008,832)

Income Taxes (Note 8)	848,200

NET INCOME/(LOSS)	(1,857,032)

NET EARNINGS/(LOSS) PER SHARE	(0.03)
Basic	(0.03)
Diluted	(0.03)
Weighted average number of shares - Basic	63,043,998
Weighted average number of shares - Diluted	98,200,913

See accompanying Notes to the Financial Statements

Gran Tierra Energy Inc. Consolidated Balance Sheet Stated in US dollars
September 30, 2006 $
ASSETS

CURRENT
Cash and cash equivalents	18,796,084
Restricted cash	12,617,263
Accounts receivable	7,137,920
Inventory	586,943
Prepaid expenses	247,073
Total Current Assets	39,385,283

Taxes Receivable	165,919
Property Plant and Equipment (Note 5)
Proven oil and gas properties, net	25,859,978
Unproven oil and gas properties not amortized	18,292,211
Other, net	499,146
Goodwill	15,005,083
Deferred Income Taxes	-
99,207,620
LIABILITIES

CURRENT
Accounts payable	6,486,464
Accrued liabilities	1,367,368
Taxes Payable	1,708,955
9,562,787

Long term Payables	76,147
Asset Retirement Obligation (Note 7)	121,655
Deferred Income Taxes (Note 8)	7,849,421
Deferred Remittance Taxes	1,385,849
Total Liabilities	18,995,859

SHAREHOLDERS’ EQUITY

Share capital (Note 6)	95,455
Additional Paid in Capital	71,361,463
Warrants (Note 6)	12,831,553
Deficit	(4,076,711)
80,211,760
99,207,620
See accompanying Notes to the Financial Statements

Gran Tierra Energy Inc. Consolidated Statements of Cash Flows Stated in US dollars

Nine Months ended September 30, 2006 $

CASH FLOWS RELATED TO THE
FOLLOWING ACTIVITIES:

OPERATING:
Net (loss) earnings	(1,857,032)
Adjustments for:
Depreciation, Depletion and Accretion	2,324,158
Stock-based compensation	203,306
Deferred Income Taxes	123,193
Asset Retirement Obligation, settled	(9,218)
Taxes Receivable	(57,780)
Changes in non-cash working capital (Note 9)	1,497,304
2,223,931

FINANCING
Proceeds from issuance of common shares and warrants, net of issuance costs	70,826,137
70,826,137

INVESTING
Property and equipment additions, net of asset retirement obligations assumed	(6,011,735)
Other	(28,940)
Business Combination, net of cash acquired (Note 3)	(38,217,930)
Restricted Cash	(12,216,835)
(56,475,440)

NET INCREASE IN CASH AND CASH EQUIVALENTS	16,574,628

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,221,456

CASH AND CASH EQUIVALENTS, END OF PERIOD	18,796,084

Supplemental Cash Flow Information
Cash paid for interest	3,075
Cash paid for taxes	408,569

See accompanying Notes to the Financial Statements

GRAN TIERRA ENERGY INC. Condensed Consolidated Statement of Shareholders’ Equity Stated in US dollars
September 30, 2006 $

Share Capital
Balance beginning of period	43,285
Issue of common shares	52,170
Balance end of period	95,455

Additional paid-in-capital
Balance beginning of period	11,807,313
Issue of common shares	59,350,844
Stock-based compensation expense	203,306
Balance end of period	71,361,463

Warrants
Balance beginning of period	1,408,429
Issue of warrants	11,476,118
Redemption of warrants	(52,994)
Balance end of period	12,831,553

Deficit
Balance beginning of period	(2,219,680)
Net loss	(1,857,032)
Balance end of period	(4,076,712)

(See notes to the consolidated financial statements)

Gran Tierra Energy Inc.
Notes to the Consolidated Financial Statements
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

1. DESCRIPTION OF BUSINESS AND GOING CONCERN

Gran Tierra Energy Inc. (the “Company”) is a publicly traded oil and gas exploration and production company with operations in Argentina and Colombia.

The Company’s ability to continue as a going concern is dependent upon obtaining the necessary financing to acquire oil and natural gas interests and generating profitable operations from its oil and natural gas interests in the future. The Company’s financial statements as at and for the nine month period ended September 30, 2006 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $1,857,032 for the period ended September 30, 2006, and, as at September 30, 2006, had a deficit of $4,076,711. The Company expects to incur substantial expenditures to further its capital investment programs and the Company’s cash and cash flow from operating activities may not be sufficient to satisfy its current obligations and meet its capital investment programs.

To address the above, management of the Company completed a sale and issuance of common shares during the second quarter of 2006. A total of $75,000,000 was raised through the sale of 50,000,000 units. Issue costs totalled $6,000,077, for net proceeds of $68,999,923. A portion of these proceeds was used to acquire producing and exploration assets in Colombia which add immediate cash flow, and provide exploration opportunities.

In addition, management of the Company is pursuing the following:

•	raise additional capital through issuance of debt. The Company is currently negotiating a debt facility that would provide capital for future expansion activities.

•	build a portfolio of production, development, and exploration opportunities using additional capital raised and cash provided by future operating activities.

Should the going concern assumption not be appropriate and the Company not be able to realize its assets and settle its liabilities and commitments in the normal course of operations, these consolidated financial statements would require adjustments to the amounts and classifications of assets and liabilities.

2. SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The company believes that the information and disclosures presented are adequate to make the information presented not misleading.

The significant accounting policies are:

Gran Tierra Energy Inc.
Notes to the Consolidated Financial Statements
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

Basis of consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated. The Company will proportionately consolidate its undivided interest in oil and gas exploration and development joint ventures.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign currency translation

The functional currency the Company, including its subsidiaries in Argentina and Colombia, is the United States dollar. The balance sheet accounts of the Company’s foreign operations that use different functional currencies are translated into US dollars at the period-end exchange rates, while income, expenses and cash flows are translated at the average exchange rates for the period. Translation gains or losses related to net assets will be included as a component of accumulated other comprehensive income in shareholders’ equity. Gains and losses resulting from foreign currency transactions, which are transactions denominated in a currency other than the entity’s functional currency, are included in the consolidated statement of operations and deficit.

Fair value of financial instruments

The Company’s financial instruments are cash, accounts receivable and accounts payable and accrued liabilities. The fair values of these financial instruments approximate their carrying values due to their immediate or short-term nature.

Cash Equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. These investments are carried at cost, which approximates fair value.

Restricted cash

Restricted cash consists of short term investments that are held in trust to secure various obligations of the Company including letters of credit and obligations to joint venture partners, in addition to funds raised from financing subject to release conditions and accumulated interest.

Gran Tierra Energy Inc.
Notes to the Consolidated Financial Statements
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

Inventory

Crude oil inventory is valued at lower of cost or market value. The cost of inventory is determined using the weighted average method. Inventory costs include expenditures directly or indirectly incurred in bringing the inventory to its existing condition.

Oil and natural gas properties

The Company uses the full cost method of accounting for its investment in oil and natural gas properties. Under this method, the Company capitalizes all acquisition, exploration and development costs incurred for the purpose of finding oil and natural gas reserves, including salaries, benefits and other internal costs directly attributable to these activities. Costs associated with production and general corporate activities, however, are expensed in the period incurred. Interest costs related to unproved properties and properties under development are also capitalized to oil and natural gas properties. Unless a significant portion of the Company’s proved reserve quantities in a particular country are sold (greater than 25 percent), proceeds from the sale of oil and natural gas properties are accounted for as a reduction to capitalized costs, and gains and losses are not recognized.

The Company computes depletion of oil and natural gas properties on a quarterly basis using the unit-of-production method based upon production and estimates of proved reserve quantities. Unproved properties are excluded from the amortizable base until evaluated. The cost of exploratory dry wells is transferred to proved properties and thus subject to amortization immediately upon determination that a well is dry in those countries where proved reserves exist. In countries where the Company has not booked proved reserves, all costs associated with a prospect or play are considered quarterly for impairment upon full evaluation of such prospect or play. This evaluation considers among other factors, seismic data, requirements to relinquish acreage, drilling results, remaining time in the commitment period, remaining capital plans, and political, economic, and market conditions. Geological and geophysical (“G&G”) costs are recorded in proved property and therefore subject to amortization as incurred in mature basins.

In exploration areas, G&G costs are capitalized in unproved property and evaluated as part of the total capitalized costs associated with a prospect or play. Future development costs are added to the amortizable base.

In performing its quarterly ceiling test, the Company limits, on a country-by-country basis, the capitalized costs of proved oil and natural gas properties, net of accumulated depletion and deferred income taxes, to the estimated future net cash flows from proved oil and natural gas reserves discounted at ten percent, net of related tax effects, plus the lower of cost or fair value of unproved properties included in the costs being amortized. If capitalized costs exceed this limit, the excess is charged as additional depletion expense. The Company calculates future net cash flows by applying end-of-the-period prices except in those instances where future natural gas or oil sales are covered by physical contract terms providing for higher or lower amounts.

Gran Tierra Energy Inc.
Notes to the Consolidated Financial Statements
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

Unproved properties will be assessed quarterly for possible impairments or reductions in value. If a reduction in value has occurred, the impairment is transferred to proved properties. For international operations where a reserve base has not yet been established, the impairment is charged to earnings.

Asset retirement obligations

The Company provides for future asset retirement obligations on its oil and natural gas properties based on estimates established by current legislation and industry practices. The asset retirement obligation is initially measured at fair value and capitalized to capital assets as an asset retirement cost. The asset retirement obligation accretes until the time the asset retirement obligation is expected to settle while the asset retirement cost is amortized over the useful life of the underlying capital assets.

The amortization of the asset retirement cost and the accretion of the asset retirement obligation will be included in depletion, depreciation and accretion. Actual asset retirement costs are recorded against the obligation when incurred. Any difference between the recorded asset retirement obligations and the actual retirement costs incurred is recorded as a gain or loss in the period of settlement.

Capital assets

Capital assets are recorded at cost upon acquisition. Depreciation is provided using the declining-balance-basis at the following annual rates:

Computer equipment	30%
Furniture and Fixtures	30%
Automobiles	30%

Revenue recognition

Oil and gas revenues are recognized when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collectibility of the revenue is probable.

Income taxes

Deferred income taxes are recognized using the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Valuation allowances are provided if, after considering available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Gran Tierra Energy Inc.
Notes to the Consolidated Financial Statements
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

Taxes receivable are recognized for cash taxes paid which are creditable against taxes expected to be incurred within the next twelve months.

Loss per share

Basic loss per share calculations are based on the net income (loss) attributable to common shareholders for the period divided by the weighted average number of common shares issued and outstanding during the period. The diluted earnings (loss) per share calculations are based on the weighed average number of common shares outstanding during the period, plus the effects of dilutive common share equivalents. This method requires that the dilutive effect of outstanding options and warrants issued should be calculated using the treasury stock method. This method assumes that all common share equivalents have been exercised at the beginning of the period (or at the time of issuance, if later), and that the funds obtained thereby were used to purchase common shares of the Company at the average trading price of common shares during the period.

Stock-based compensation

The Company follows the fair-value method of accounting for stock options granted to directors, officer and employees. Stock-based compensation expense is included in general and administrative expense with a corresponding increase to contributed surplus. Compensation expense for options granted is based on the estimated fair values at the time of grant and the expense is recognized over the expected life of the option.

Goodwill

Goodwill represents the excess of purchase price of business combinations over the fair value of net assets acquired and is tested for impairment at least annually. The impairment test requires allocating goodwill and all other assets and liabilities to assigned reporting units. The fair value of each reporting unit is estimated and compared to the net book value of the reporting unit. If the estimated fair value of the reporting unit is less than the net book value, including goodwill, then the goodwill is written down to the implied fair value of the goodwill through a charge to expense. Because quoted market prices are not available for Gran Tierra’s reporting units, the fair values of the reporting units are estimated based upon several valuation analyses, including comparable companies, comparable transactions and premiums paid. The goodwill on Gran Tierra’s financial statements was a result of the Argosy acquisition, and relates entirely to the Colombia reporting segment.

Gran Tierra Energy Inc.
Notes to the Consolidated Financial Statements
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

New Accounting Pronouncements

In September 2005, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. This issue addresses the question of when it is appropriate to measure purchase and sales of inventory at fair value and record them in cost of sales and revenues and when they should be recorded as exchanges measured at the book value of the item sold. The EITF concluded that purchases and sales of inventory with the same counterparty that are entered into in contemplation of one another should be combined and recorded as exchanges measured at the book value of the item sold. The consensus has been applied to new arrangements entered into and modifications or renewals of existing agreements, beginning in the second quarter of 2006. The adoption of this statement did not have a material impact on our results of operations or financial position.

In February 2006, the Financial Accounting Standards Board (FASB) issued statement 155, Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements no. 133 and 140. This statement resolves issues addressed in Statement 133 Implementation Issue no. D1 “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This implementation guidance indicated that entities could continue to apply guidance related to accounting for beneficial interests in paragraphs 14 and 362 of Statement 140, which indicate that any security that can be contractually prepaid or otherwise settled in such a way that the holder of the security would not recover substantially all of its recorded investment should be subsequently measured like investments in debt securities classified as available for sale or trading, and may not be classified as held to maturity. Also, Implementation issue D1 indicated that holders of beneficial interests in securitized financial assets that are not subject to paragraphs 14 and 362 of Statement 140 are not required to apply Statement 133 to those beneficial interests, pending further guidance. Statement 155 eliminates the exemption from Statement 133 for interests in securitized financial assets. It also allows the preparer to elect fair value measurement at acquisition, at issuance or when a previously recognized financial instrument is subject to a remeasurement event. We do not expect the adoption of this statement will have a material impact on our results of operations or financial position.

In March 2006, the FASB issued statement 156 Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140. Under statement 140, servicing assets and servicing liabilities are amortized over the expected period of estimated net servicing income or loss and assessed for impairment or increased obligation at each reporting date. This statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. Subsequent measurement of servicing assets and servicing liabilities at fair value is permitted, but not required. If derivatives are used to mitigate risks inherent in servicing assets and servicing liabilities, those derivatives must be accounted for at fair value. Servicing assets and servicing liabilities subsequently measured at fair value must be presented separately in the statement of financial position and there are additional disclosures for all separately recognized servicing assets and servicing liabilities. We do not expect the adoption of this statement will have a material impact on our results of operations or financial position.

Gran Tierra Energy Inc.
Notes to the Consolidated Financial Statements
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

In June 2006, the FASB issued interpretation no 48 Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109. This interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109. Recognition of a tax position should be based on whether it is more likely than not that a tax position will be sustained. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. This interpretation is effective for fiscal years beginning after December 15, 2006. We do not expect the adoption of this interpretation will have material impact on our results of operations or financial position.

In September 2006, the Securities and Exchange Commission (SEC) release Staff Accounting Bulletin (SAB) No. 108 regarding the effects of prior year misstatements in considering current year misstatements for the purpose of a materiality assessment. The opinion in SAB 108 is that in the case of an error that has occurred and been immaterial in a number of previous years, the cumulative effect should be considered in assessing the materiality of the error in the current year. If the cumulative effect of the error is material, then the current year statements, as well as prior year statements should be restated. In the case of restated prior year statements, previously filed reports do not need to be amended, if the error was considered immaterial to previous year’s financial statements. However the statements should be amended the next time they are filed. The effects of this guidance should be applied cumulatively to fiscal years ending after November 15, 2006. Additional disclosure should be made regarding any cumulative adjustments made in the current year financial statements. We do not expect the adoption of this SAB will have material impact on our results of operations or financial position.

3.	BUSINESS COMBINATION

Gran Tierra entered into a Securities Purchase Agreement dated May 25, 2006 with Crosby Capital LLC (“Crosby”) to acquire all of the limited partnership interests of Argosy Energy International (“Argosy) and all of the issued and outstanding capital stock of Argosy Energy Corp. On June 20, 2006 Gran Tierra closed the Argosy acquisition and paid consideration to Crosby consisting of $37.5 million cash, 870,647 shares of the Company’s common stock and overriding and net profit interests in certain of Argosy’s assets valued at $1 million. The value of the overriding and net profit interests was based on present value of expected future cash flows. All of Argosy Energy International’s assets are in Colombia.

The primary reasons for the acquisition and the principal factors contributing to a purchase price resulting in the recognition of goodwill were entry into the Colombian market, Argosy’s status as an oil and gas operator in Colombia, Argosy’s good reputation in Colombia, and the future growth opportunities presented by Argosy’s portfolio of land holdings.

The acquisition has been accounted for using the purchase method, and the results of Argosy Energy International have been consolidated with Gran Tierra Energy from June 20, 2006. The following table shows the allocation of the purchase price based on the fair values of the assets and liabilities acquired:

Gran Tierra Energy Inc.
Notes to the Consolidated Financial Statements
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

$
Cash Paid, net	36,414,385
Common Shares Issued	1,305,971
Transaction Costs	497,574
Total Purchase Price	38,217,930

Purchase Price allocated:
Oil and Gas Assets	32,553,211
Goodwill (1)	15,005,083
Accounts Receivable	5,361,887
Inventories	567,355
Long Term Investments	6,772
Accounts Payable and Accrued Liabilities	(6,085,109)
Long Term Liabilities	(49,763)
Deferred Tax Liabilities	(9,141,506)
Total Purchase Price allocated	38,217,930

(1) Goodwill is not deductible for tax purposes.

The purchase price allocation has changed from the preliminary allocation performed on June 21, 2006. At June 21, 2006, the company was awaiting the results of an independent reserve audit, and relied on the information provided by Argosy for the preliminary allocation . The reserve report was received in September, 2006 and resulted in a reallocation of the purchase price. The changes are as follows:

$
Oil and Gas assets (Decrease)	(8,005,709)
Goodwill Increase	1,411,303
Deferred Tax Liabilities Decrease	6,097,406
Inventories Increase	497,000
Total Change	-

The Argosy acquisition added 1,182,000 barrels of proven oil reserves to Gran Tierra (net after royalty) as of June 30, 2006.

The pro forma results for the year ended December 31, 2005 and the period ended September 30, 2006 are shown below, as if the acquisition had occurred on January 1, 2005. Pro forma results are not indicative of actual results or future performance.

	2006	2005
Revenue	15,780,000	12,950,000
Net Income (loss)	865,000	1,569,000
Earnings per share (Basic)	0.01	0.04
Earnings per share (diluted)	0.01	0.03

Gran Tierra Energy Inc.
Notes to the Consolidated Financial Statements
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

4. SEGMENT AND GEOGRAPHIC REPORTING

The Company’s reportable segments are Argentina and Colombia. The Company is primarily engaged in the exploration and production of oil and natural gas. The accounting policies for the segments are the same as those described in Note 2 of the Notes to the Consolidated Financial Statements.

The Colombia assets were acquired in the second quarter of 2006, and the Argentina assets were acquired on September 1, 2005.

The following tables present information on the Company’s reportable geographic segments:

	Nine months ended September 30, 2006
	Colombia	Argentina	Total
Revenues	4,077,035	4,281,885	8,358,921
Depreciation, Depletion and Accretion	1,164,560	1,125,302	2,289,863
Segment Income (loss) before income taxes	1,560,233	270,492	1,830,725
Segment Capital Expenditures	3,818,500	2,086,063	5,904,563

	September 30, 2006
	Colombia	Argentina	Total
Property, Plant and Equipment, net	35,211,746	9,234,430	44,446,176
Goodwill	15,005,083	-	15,005,083

The following is a reconciliation of income before income taxes for reportable segments to consolidated income before income taxes:

Nine months ended September 30, 2006
Income before income taxes for reportable segments	1,830,725
Corporate Expenses	(2,839,557)
Consolidated (loss) before income taxes	(1,008,832)

The following is a reconciliation of capital expenditures for reportable segments to consolidated capital expenditures:

Gran Tierra Energy Inc.
Notes to the Consolidated Financial Statements
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

Nine months ended September 30, 2006
Total capital expenditures for reportable segments	5,904,563
Corporate capital expenditures	107,172
Consolidated capital expenditures	6,011,735

The following is a reconciliation of reportable net property, plant and equipment to consolidated net property, plant and equipment:

September 30, 2006
Property, Plant and Equipment, net for reportable segments	44,446,176
Corporate property, plant and equipment, net	205,158
Consolidated property, plant and equipment, net	44,651,335

5.	CAPITAL ASSETS

	September 30, 2006
	Cost $	Accumulated Depletion and Depreciation $	Net Book Value $

Oil and natural gas properties
Proven	28,307,817	(2,682,656)	25,625,161
Unproven	18,292,211	-	18,292,211
Materials and supplies	234,817	-	234,817
Furniture and Fixtures	656,192	(461,461)	194,731
Computer equipment	485,763	(205,167)	280,596
Automobiles	43,901	(20,082)	23,819
	48,020,701	(3,369,366)	44,651,335

Following is a description of properties and projects in unproven oil and gas properties, which are not currently subject to amortization

Block	Description	Acquisition Cost	Exploration Cost	Transfer to Amortizable	Total	Timing of Amortization
Rio Magdelena	Popa Exploration well	1,000,000	3,500,000		4,500,000	Q1 2007
Rio Magdelena	Exploration Land	4,052,301		(55,000)	3,997,301	2008
Talora	Exploration Land	402,720	20,000	(6,000)	416,720	2008
Chaza	Exploration Land	2,588,912	38,000		2,626,912	2008

Gran Tierra Energy Inc.
Notes to the Consolidated Financial Statements
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

Mecaya	Exploration Land	381,799	29,000		410,799	2008
Primavera	Exploration Land	282,427	54,000		336,427	2008
Santana	Linda Probable reserves	378,378			378,378	Q4 2007
Santana	Mary Probable reserves	1,010,077			1,010,077	Q4 2007
Santana	Miraflor Probable reserves	96,198			96,198	Q4 2007
Santana	G&G data	380,000		(380,000)	-
Guayuyaco	Exploration Land	3,791,841	67,000		3,858,841	2008
Guayuyaco	Probable reserves	693,558		(33,000)	660,558	Q4 2007
Guayuyaco	G&G Data	1,044,000		(1,044,000)	-
Guayuyaco	Seismic	431,000		(431,000)	-
New Projects		390,000		(390,000)	-
Total		16,923,211	3,708,000	(2,339,000)	18,292,211
All fields are in Colombia.

6. SHARE CAPITAL

	Number of Shares	Amount $

Balance, January 1, 2006	43,285,112	43,285
Common shares issued, at par value of $0.001 per share	52,170,647	52,170
Balance, September 30, 2006	95,455,759	95,455

Share capital

Share capital consists of 78,471,632 common voting shares of the Company and 16,984,127 exchangeable shares of Goldstrike Exchange Co. (collectively, “common stock”). Each exchangeable share is exchangeable only into one common voting share of the Company. The holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote and are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. The holders of common stock have no pre-emptive rights, no conversion rights, and there are no redemption provisions applicable to the common stock.

Warrants

At September 30, 2006, the Company had 14,472,622 warrants outstanding to purchase 7,236,311 common shares for $1.25 per share and 55,841,208 warrants outstanding to purchase 27,920,604 common shares for $1.75 per share.

Gran Tierra Energy Inc.
Notes to the Consolidated Financial Statements
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

Registration Rights Payments

The shares and warrants have registration rights associated with their issuance.

The 15,047,606 units issued in the fourth quarter of 2005 and first quarter of 2006 have liquidated damages payable in the amount of 1% of the purchase price of the unit per month payable each month the registration statement is not declared effective beyond the mandatory effective date (July 10th, 2006). Total amount accrued to September 30, 2006 for these liquidated damages is $261,182.

The 50,000,000 units issued in June 2006 have liquidated damages payable each month the registration statement is not declared effective beyond the mandatory effective date, being 120 days after the closing date of June 20, 2006 or 150 days if the registration statement is subsequently reviewed by the Securities Exchange Commission:
- 1% of the purchase price for the 1st month after the mandatory effective date
- 1.5% of the purchase price for the 2nd and 3rd month after the mandatory effective date
- 2% of the purchase price for the 4th and 5th months after the mandatory effective date and
- ½% increase each quarter thereafter
The total amount of liquidated damages shall not exceed 25% of the purchase price for the units. Under these provisions the maximum payment the company would make would be $18,750,000.

Stock options

The Company has granted options to purchase common shares to certain directors, officers, employees and consultants. Each option permits the holder to purchase one common share at the stated exercise price. The options vest over three years and have a term of ten years, or end of service to the Company, which ever occurs first. At the time of grant, the exercise price equals the market price. The following options have been granted:

	Number of Options	Weighted Average Exercise Price ($/option)

Outstanding, January 1, 2006	1,940,000	1.12
Granted	-	-
Cancelled	(110,000)	1.12
Balance, September 30, 2006	1,830,000	1.12

Gran Tierra Energy Inc.
Notes to the Consolidated Financial Statements
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

The table below summarizes unexercised stock options at September 30, 2006:

Exercise Price ($/option)	Number of Options Outstanding	Weighted Average Expiry (years)

$0.80	1,580,000	9.1
$2.62	250,000	9.2
Total	1,830,000	9.1

No stock options were exercisable at September 30, 2006.

Total stock-based compensation expense included in general and administrative expense was $203,306. The Black-Scholes option pricing model was used to determine the fair value of the option grants with the following assumptions:

Dividend yield ($ per share)	0.00
Volatility (%)	57.0
Risk-free interest rate (%)	2.33
Expected life (years)	3.0
Forfeiture percentage (% per year)	10.0

The weighted average fair value per option is $0.35.

7. ASSET RETIREMENT OBLIGATION

Changes in the carrying amounts of the asset retirement obligations associated with our oil and natural gas properties are as follows:

September 30,
2006
$

Balance beginning of period	67,732
Obligations assumed with property acquisitions	57,682
Expenditures made on asset retirements	(9,218)
Accretion	5,459
Balance, end of period	121,655

Gran Tierra Energy Inc.
Notes to the Consolidated Financial Statements
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

8. INCOME TAXES

The Company has losses of approximately $5,331,000 that can be carried forward and applied against future taxable income. A valuation allowance has been taken for the potential income tax benefit associated with the losses incurred by the Company, due to uncertainty of utilisation of the tax losses.

The income tax expense (recovery) reported differs from the amount computed by applying the statutory rate to loss before income taxes for the following reasons:

September 30,
2006
$

Loss before income taxes	(1,008,832)
Statutory income tax rate	34%

Income tax benefit expected	(343,003)
Stock-based compensation	69,124
Tax losses from other jurisdictions not recognized	1,122,079
Income tax expense	848,200

The deferred income tax liability of $7,849,421 on the balance sheet is related entirely to Colombia operations, for the following items:

September 30, 2006 $
Property, Plant and Equipment	8,006,421
Other long term assets and liabilities	(157,000)
Total	7,849,421

Gran Tierra Energy Inc.
Notes to the Consolidated Financial Statements
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

9. CHANGES IN NON-CASH WORKING CAPITAL

The changes in non-cash working capital are comprised of the following:

September 30,
2006
$

Increase in Accounts receivable	(986,272)
Increase in Prepaids	(185,586)
Decrease in Inventory	110,073
Increase in Accounts payable	1,032,811
Increase in Accrued liabilities	568,874
Increase in Taxes Payable	957,404
Net Change in Non-cash Working Capital	1,497,304

10. COMMITMENTS

The Company entered into a lease beginning February 2006 for office space in Calgary, Canada that expires January 31, 2011 for $6,824 per month, and a lease beginning March 2006 for office space in Buenos Aires, Argentina that expires February 29, 2008 for $2,000 per month. In Colombia, the Company holds leases on 3 cars, one expiring September 27, 2007 for $2,264 per month, one expiring May 3, 2009 for $932 per month and one expiring September 25, 2008 for $1,496. There are also a two office leases expiring April 1, 2009 and February 28, 2007 for $696 and $2,326 respectively, and one housing accommodation lease for $1,739 expiring June 1, 2007. These leases are operating leases.

Future minimum lease payments under these leases at September 30, 2006 are as follows:

$

2006	54,831
2007	177,097
2008	118,887
2009	89,330
2010	81,888
2011	6,824
Total minimum lease payments	528,857

Gran Tierra Energy Inc.
Notes to the Consolidated Financial Statements
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

The company entered into four capital leases in February March and June 2006 for office equipment in Calgary.  The length of the leases range from expiration in February 2008 until February 2011.  At September 30, 2006 capital assets included $34,405 related to assets under capital leases and total monthly payments are approximately $1,140.

Future minimum lease payments under these leases at September 30, 2006 are as follows:

$

2006	3,420
2007	13,680
2008	8,958
2009	4,366
2010	3,874
2011	646
Total minimum lease payments	34,944

Interest expense incurred under these capital leases to September 30, 2006 was $910.

Guarantees

Corporate indemnities have been provided by the Company to directors and officers for various items including, but not limited to, all costs to settle suits or actions due to their association with the Company and its subsidiaries and/or affiliates, subject to certain restrictions. The Company has purchased directors’ and officers’ liability insurance to mitigate the cost of any potential future suits or actions. Each indemnity, subject to certain exceptions, applies for so long as the indemnified person is a director or officer of one of the Company’s subsidiaries and/or affiliates. The maximum amount of any potential future payment cannot be reasonably estimated.

The Company may provide indemnifications in the normal course of business that are often standard contractual terms to counterparties in certain transactions such as purchase and sale agreements. The terms of these indemnifications will vary based upon the contract, the nature of which prevents the Company from making a reasonable estimate of the maximum potential amounts that may be required to be paid. Management believes the resolution of these matters would not have a material adverse impact on the Company’s liquidity, consolidated financial position or results of operations.

Gran Tierra Energy Inc.
Notes to the Consolidated Financial Statements
For the Nine Month Period Ended September 30, 2006
Stated in US dollars

11. Disagreement with Ecopetrol

As of September 30, 2006 the contracting parties of Guayuyaco Association Contract, Ecopetrol and Argosy Energy International, consulted with their legal advisors to clarify the procedure for allocation of oil produced and sold during the long term test of the Guayuyaco-1 and Guayuyaco-2 wells. Ecopetrol has advised Argosy of a material difference in the interpretation of the procedure established in the Clause 3.5 of Attachment-B of the Guayuyaco association Contract. Ecopetrol interprets the contract to provide that the extend test production up to a value equal to 30% of the direct exploration costs of the wells is for Ecopetrol’s account only and serves as reimbursement of its 30% back in to the Guayuyaco discovery. Argosy’s contention is that this amount is merely the recovery of 30% of the direct exploration costs of the wells and not exclusively for benefit of Ecopetrol. While Argosy believes its interpretation of the Guayuyaco Association Contract is correct, the resolution of this issue is still pending of agreement between the parties or determination through legal proceedings.

The estimated value of disputed production is $2,361,188 which possible loss is shared 50% ($1,180,594) with Solana Petroleum Exploration (Colombia) S.A. partner in the contract and 50% Argosy. No amount has been accrued in the financial statements related to this disagreement.

12. Subsequent Events

On February 22, 2006, the Company filed a Current Report on Form 8-K disclosing that the Company had made an offer to acquire certain interests of Compañía General de Combustibles S.A. (“CGC”). The Company offered to purchase CGC’s participation interests in a total of eight properties in Argentina. As disclosed in the Company’s Current Report on Form 8-K filed on August 8, 2006 the transaction is subject to Argentinean court approvals, the potential exercise of rights of first refusal and the need to obtain third-party consents.

The Company has received evidence that court approval in Argentina has now been granted. On November 2, 2006 the Company purchased interests in four properties (a 93.18% participation in the Valle Morado Block, a 100% interest in the Santa Victoria Block and the remaining 50% interests in the Nacatimbay and Ipaguazu Blocks (in which the Company currently holds 50% interests)) for a total consideration of $2.1 million. The Company is considering its options whether to acquire the interests in the remaining four properties, which interests remain subject to rights of first refusal among joint venture partners and other third party consents.

Gran Tierra signed a License Contract for the Exploration and Exploitation of Hydrocarbons covering Block 122 in Peru on June 8, 2006. Terms of the License define a seven-year exploration term with four periods, each with minimum work obligations. Final ratification by the government of Peru occurred on November 3, 2006. The minimum commitment for the first work period of 18 months, which is mandatory, is $0.5 million. The subsequent three work periods are optional to the Company.

Report of Independent Registered Chartered Accountants

To the Board of Directors and Shareholders of
Gran Tierra Energy Inc.

We have audited the consolidated balance sheet of Gran Tierra Energy Inc. as at December 31, 2005 and the consolidated statements of operations, cash flows and shareholders’ equity for the period from incorporation on January 26, 2005 to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Gran Tierra Energy Inc. as at December 31, 2005 and the results of its operations and its cash flows for the period from incorporation on January 26, 2005 to December 31, 2005 in accordance with accounting principles generally accepted in the United States of America.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion.

Calgary, Alberta, Canada	/s/ Deloitte & Touche LLP
March 3, 2006	Independent Registered Chartered Accountants

Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences

The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph (following the opinion paragraph) when the consolidated financial statements are affected by conditions and events that cast a substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements. Our report to the board of directors and shareholders of Gran Tierra Energy Inc., dated March 3, 2006, is expressed in accordance with Canadian reporting standards, which do not require a reference to such conditions and events in the auditors’ report when these are adequately disclosed in the financial statements.

Calgary, Alberta, Canada	/s/ Deloitte & Touche LLP
March 3, 2006	Independent Registered Chartered Accountants

GRAN TIERRA ENERGY INC. Consolidated Statement of Operations Period from Incorporation on January 26, 2005 to December 31, 2005 (Stated in US dollars)
$

REVENUES	1,059,297

EXPENSES
Operating	395,287
General and administrative	2,482,070
Depletion, depreciation and accretion	462,119
Foreign exchange gain	(31,271)
3,308,205

LOSS BEFORE INCOME TAXES	(2,248,908)

INCOME TAXES	29,228

NET LOSS	(2,219,680)

BASIC AND DILUTED NET LOSS PER SHARE	(0.16)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	13,538,149

(See notes to the consolidated financial statements)

GRAN TIERRA ENERGY INC. Consolidated Balance Sheet December 31, 2005 (Stated in US dollars)
$

ASSETS

CURRENT
Cash	2,221,456
Restricted cash	400,427
Accounts receivable	808,960
Prepaid expenses and deposits	42,701
Inventory	447,012
3,920,556

Taxes receivable	108,139
Capital assets (Note 3)	8,313,208
Deferred income taxes (Note 6)	29,228
12,371,131

LIABILITIES

CURRENT
Accounts payable	1,142,930
Accrued liabilities	121,122
1,264,052

Asset retirement obligations (Note 5)	67,732

SHAREHOLDERS’ EQUITY

Share capital (Note 4) (24,554,953 common shares and 18,730,159 exchangeable shares, par value $0.001 per share, issued and outstanding)	43,285
Additional paid-in-capital	11,807,313
Warrants	1,408,429
Deficit	(2,219,680)
11,039,347
12,371,131

(See notes to the consolidated financial statements)

GRAN TIERRA ENERGY INC. Consolidated Statement of Cash Flows Period from Incorporation on January 26, 2005 to December 31, 2005 (Stated in US dollars)
$

CASH FLOWS RELATED TO THE FOLLOWING ACTIVITIES:

OPERATING
Net loss	(2,219,680)
Add (deduct) items not involving cash:
Depletion, depreciation and accretion	462,119
Deferred income taxes	(29,228)
Stock-based compensation	52,911
Tax receivable	(108,139)
Changes in non-cash working capital (Note 7)
Increase in accounts receivable	(808,960)
Increase in prepaid expenses	(42,701)
Increase in inventory	(447,012)
Increase in accounts payable	1,142,930
Increase in accrued liabilities	121,122
(1,876,638)

FINANCING
Proceeds from issuance of common shares and warrants, net of issuance costs	13,206,116

INVESTING
Purchase of capital assets	(8,707,595)
Restricted cash	(400,427)
(9,108,022)

NET INCREASE IN CASH	2,221,456

CASH, BEGINNING OF PERIOD	-

CASH, END OF PERIOD	2,221,456

Supplemental cash flow disclosures:
Cash paid for interest	-
Cash paid for taxes	-

(See notes to the consolidated financial statements)

GRAN TIERRA ENERGY INC. Consolidated Statement of Shareholders’ Equity Period from Incorporation on January 26, 2005 to December 31, 2005 (Stated in US dollars)
$

Share Capital
Balance beginning of period	-
Issue of common shares	43,285
Balance end of period	43,285

Additional paid-in-capital
Balance beginning of period	-
Issue of common shares	11,754,402
Stock-based compensation expense	52,911
Balance end of period	11,807,313

Warrants
Balance beginning of period	-
Issue of warrants	1,408,429
Balance end of period	1,408,429

Deficit
Balance beginning of period	-
Net loss	(2,219,680)
Balance end of period	(2,219,680)

(See notes to the consolidated financial statements)

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

1.     DESCRIPTION OF BUSINESS AND GOING CONCERN

Gran Tierra Energy Inc. is the successor company to Goldstrike Inc. On November 10, 2005 (the “Closing Date”), Goldstrike Inc. (“Goldstrike”), the previous public reporting entity, Gran Tierra Energy Inc., a privately held Canadian corporation (“Gran Tierra Canada”) and the holders of Gran Tierra Canada’s capital stock entered into a share purchase agreement, and Goldstrike and Gran Tierra Goldstrike, Inc. (“Goldstrike Exchange Co.”), a Canadian subsidiary of Goldstrike, entered into an assignment agreement. In these two transactions, the holders of Gran Tierra Canada’s capital stock acquired shares of either Goldstrike common stock or exchangeable shares of Goldstrike Exchange Co., and Goldstrike Exchange Co. acquired substantially all of Gran Tierra Canada’s capital stock. Immediately following these transactions , Goldstrike Exchange Co. acquired the remaining shares of Gran Tierra Canada outstanding after the initial share exchange for shares of common stock of Gran Tierra Energy Inc. using the same exchange ratio as used in the initial exchange transaction.  This two-step process was a part of a single transaction, whereby Gran Tierra Canada became a wholly-owned subsidiary of Goldstrike Inc.  Additionally, Goldstrike changed its name to Gran Tierra Energy Inc. (or the “Company”) and adopted the management and business operations of Gran Tierra Canada, remaining incorporated in the State of Nevada.

This transaction is accounted for as a reverse takeover of Goldstrike Inc. by Gran Tierra Canada. Gran Tierra Canada shareholders, as a group, immediately before the transaction held the majority of the voting rights of the combined corporation subsequent to the share exchange. As Gran Tierra Canada did not carry on operations prior to January 25, 2005, no comparative figures are provided. Goldstrike Inc. did not have any assets or liabilities at the date of acquisition.

The Company’s ability to continue as a going concern is dependent upon obtaining the necessary financing to acquire oil and natural gas interests and generate profitable operations from its oil and natural gas interests in the future. The Company’s financial statements as at and for the period ended December 31, 2005 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $2.2 million for the period ended December 31, 2005, negative cash flows from operations of $1.9 million, and, as at December 31, 2005, had a deficit of $2.2 million. The Company expects to incur substantial expenditures to further its capital investment programs and the Company’s cash flow from operating activities may not be sufficient to satisfy its current obligations and meet its capital investment objectives.

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

Management of the Company plans to address the above as follows:

•
raise additional capital through the sale and issuance of common shares. The Company closed a private offering of common stock on February 2, 2006 for 762,500 shares of common stock and warrants to acquire 381,250 shares of common stock, for proceeds of $610,000; and

•	build a portfolio of production, development, step-out and more speculative exploration opportunities using additional capital raised and cash provided by future operating activities.

Should the going concern assumption not be appropriate and the Company not be able to realize its assets and settle its liabilities in the normal course of operations, these consolidated financial statements would require adjustments to the amounts and classifications of assets and liabilities.

2.     SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The significant accounting policies are:

Basis of consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated. The Company will proportionately consolidate its undivided interest in oil and gas exploration and development joint ventures.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

Foreign currency translation

The functional currency of the Company, including its subsidiary in Argentina, is the United States dollar. The balance sheet accounts of the Company’s foreign operations that use different functional currencies are translated into US dollars at the period-end exchange rates, while income, expenses and cash flows are translated at the average exchange rates for the period. Gains and losses resulting from foreign currency transactions, which are transactions denominated in a currency other than the entity’s functional currency, are included in the consolidated statement of operations and deficit.

Fair value of financial instruments

The Company’s financial instruments are cash, accounts receivable, taxes receivable, accounts payable and accrued liabilities. The fair values of these financial instruments, other than taxes receivable, approximate their carrying values due to their immediate or short-term nature. The carrying value of taxes receivable is not expected to differ significantly from its realized value.

Restricted cash

Restricted cash consists of amounts held in trust until October 2006 in favour of the Company’s joint venture partners, in case the Company is unable to fund future cash calls of the joint venture.

Inventory

All inventory is crude oil in tanks and is valued at lower of cost or market value. The cost of inventory is determined using the weighted average method. Inventory costs include expenditures and other costs directly or indirectly incurred in bringing the inventory to its existing condition.

Taxes receivable

The Company calculates minimum presumed income for its subsidiary in Argentina by applying the current one percent tax rate to taxable assets as of the end of the period. If the tax on minimum presumed income exceeds income tax during a tax year, such excess may be computed as a prepayment of any income tax excess over the tax on minimum presumed income that may be generated in the next ten years.

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

Oil and natural gas properties

The Company uses the full cost method of accounting for its investment in oil and natural gas properties. Under this method, the Company capitalizes all acquisition, exploration and development costs incurred for the purpose of finding oil and natural gas reserves, including salaries, benefits and other internal costs directly attributable to these activities. Costs associated with production and general corporate activities, however, are expensed in the period incurred. Interest costs related to unproved properties and properties under development are also capitalized to oil and natural gas properties. Unless a significant portion of the Company’s proved reserve quantities in a particular country are sold (greater than 25 percent), proceeds from the sale of oil and natural gas properties are accounted for as a reduction to capitalized costs, and gains and losses are not recognized.

The Company computes depletion of oil and natural gas properties on a quarterly basis using the unit-of-production method based upon production and estimates of proved reserve quantities. Unproved properties are excluded from the amortizable base until evaluated. The cost of exploratory dry wells is transferred to proved properties and thus subject to amortization immediately upon determination that a well is dry in those countries where proved reserves exist. In countries where the Company has not booked proved reserves, all costs associated with a prospect or play are considered quarterly for impairment upon full evaluation of such prospect or play. This evaluation considers among other factors, seismic data, requirements to relinquish acreage, drilling results, remaining time in the commitment period, remaining capital plans, and political, economic, and market conditions. Geological and geophysical (“G&G”) costs are recorded in proved properties for development projects and therefore subject to amortization as incurred.

In exploration areas, G&G costs are capitalized in unproved property and evaluated as part of the total capitalized costs associated with a prospect or play. Future development costs are added to the amortizable base.

In performing its quarterly ceiling test, the Company limits, on a country-by-country basis, the capitalized costs of proved oil and natural gas properties, net of accumulated depletion and deferred income taxes, to the estimated future net cash flows from proved oil and natural gas reserves discounted at ten percent, net of related tax effects, plus the lower of cost or fair value of unproved properties included in the costs being amortized. If capitalized costs exceed this limit, the excess is charged as additional depletion expense. The Company calculates future net cash flows by applying end-of-the-period prices except in those instances where future natural gas or oil sales are covered by physical contract terms providing for higher or lower amounts.

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

Unproved properties will be assessed quarterly for possible impairments or reductions in value. If a reduction in value has occurred, the impairment is transferred to proved properties. For international operations where a reserve base has not yet been established, the impairment is charged to earnings.

Asset retirement obligations

The Company provides for future asset retirement obligations on its oil and natural gas properties based on estimates established by current legislation and industry practices. The asset retirement obligation is initially measured at fair value and capitalized to capital assets as an asset retirement cost. The asset retirement obligation accretes until the time the asset retirement obligation is expected to settle while the asset retirement cost is amortized over the useful life of the underlying capital assets.

The amortization of the asset retirement cost and the accretion of the asset retirement obligation will be included in depletion, depreciation and accretion. Actual asset retirement costs are recorded against the obligation when incurred. Any difference between the recorded asset retirement obligations and the actual retirement costs incurred is recorded as a gain or loss in the period of settlement.

Capital assets

Capital assets, including additions and replacements, are recorded at cost upon acquisition. The cost of repairs and maintenance is charged to expense as incurred. Depreciation is provided using the declining-balance-basis at the following annual rates:

Computer equipment	30%
Furniture and Fixtures	30%
Automobiles	30%

Revenue recognition

Oil and gas revenues are recognized when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collectibility of the revenue is probable.

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

Income taxes

Deferred income taxes are recognized using the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Valuation allowances are provided if, after considering available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Loss per share

Basic loss per share calculations are based on the loss attributable to common shareholders for the period divided by the weighted average number of common shares issued and outstanding during the period. The diluted loss per share calculations are based on the weighed average number of common shares outstanding during the period, plus the effects of dilutive common share equivalents. This method requires that the dilutive effect of outstanding options and warrants issued should be calculated using the treasury stock method. This method assumes that all common share equivalents have been exercised at the beginning of the period (or at the time of issuance, if later), and that the funds obtained thereby were used to purchase common shares of the Company at the average trading price of common shares during the period. At December 31, 2005, 1,940,000 options and 14,285,122 warrants to purchase 7,142,561 common shares were excluded from the diluted loss per share calculation as the instruments were anti-dilutive.

Stock-based compensation

The Company follows the fair-value method of accounting for stock options granted to directors, officer and employees pursuant to Financial Accounting Standards Board Statement 123 (Revised). Stock-based compensation expense is included in general and administrative expense with a corresponding increase to contributed surplus. Compensation expense for options granted is based on the estimated fair values at the time of grant and the expense is recognized over the expected life of the option.

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

New Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement 151, Inventory Costs. This statement amends Accounting Research Bulletin (“ARB”) 43 to clarify that:

•	abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) should be recognized as current-period charges; and
•	the allocation of fixed production overhead to inventory based on the normal capacity of the production facilities is required.

The provisions of this statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect the adoption of this statement will have any material impact on our results of operations or financial position.

In December 2004, the FASB issued Statement 153, Exchanges of Nonmonetary Assets, an amendment of Accounting Principles Board (“APB”) Opinion 29, Accounting for Nonmonetary Transactions. This amendment eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Under Statement 153, if a nonmonetary exchange of similar productive assets meets a commercial-substance test and fair value is determinable, the transaction must be accounted for at fair value resulting in the recognition of any gain or loss. This statement is effective for nonmonetary transactions in fiscal periods that begin after June 15, 2005. We do not expect the adoption of this statement will have any material impact on our results of operations or financial position.

In March 2005, the FASB issued Financial Interpretation 47, Accounting for Conditional Asset Retirement Obligations (FIN 47). FIN 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of this statement has not had a material impact on our results of operations or financial position.

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

In June 2005, the FASB issued Statement 154, Accounting Changes and Error Corrections, which replaces APB Opinion 20 and FASB Statement 3. Statement 154 changes the requirements for the accounting and reporting of a change in accounting principle. Opinion 20 previously required that most voluntary changes in accounting principles be recognized by including the cumulative effect of the new accounting principle in net income of the period of the change. In the absence of explicit transition provisions provided for in new or existing accounting pronouncements, Statement 154 now requires retrospective application of changes in accounting principle to prior period financial statements, unless it is impracticable to do so. The Statement is effective for fiscal years beginning after December 15, 2005. We do not expect the adoption of this statement will have a material impact on our results of operations or financial position.

In September 2005, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. This issue addresses the question of when it is appropriate to measure purchase and sales of inventory at fair value and record them in cost of sales and revenues and when they should be recorded as exchanges measured at the book value of the item sold. The EITF concluded that purchases and sales of inventory with the same counterparty that are entered into in contemplation of one another should be combined and recorded as exchanges measured at the book value of the item sold. The consensus should be applied to new arrangements entered into and modifications or renewals of existing agreements, beginning with the second quarter of 2006. We do not expect the adoption of this statement will have a material impact on our results of operations or financial position.

3.     CAPITAL ASSETS

	2005
	Cost $	Accumulated Depletion and Depreciation $	Net Book Value $

Oil and natural gas properties	8,331,767	(444,853)	7,886,914
Materials and supplies	300,177	-	300,177
Furniture and Fixtures	20,167	(4,805)	15,362
Computer equipment	73,682	(2,649)	71,033
Automobiles	49,534	(9,812)	39,722
	8,775,327	(462,119)	8,313,208

Materials and supplies will be used in drilling capital projects in the Palmar Largo oil fields and are classified as capital assets.  Materials and supplies are not depreciated because they have not yet been used.

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

4.          SHARE CAPITAL

	Number of Shares	Amount $

Balance, beginning of period	-	-
Shares acquired at closing of share exchange, at par value of $0.001 per share	42,491,462	42,491
Shares acquired subsequent to closing of share exchange, at par value $0.001 per share	793,650	794

Balance, end of period	43,285,112	43,285

Share capital

Share capital consists of 24,554,953 common voting shares of the Company and 18,730,159 exchangeable shares of Goldstrike Exchange Co. (collectively, “common stock”). Each exchangeable share is exchangeable only into one common voting share of the Company. The holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote and are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. The holders of common stock have no pre-emptive rights, no conversion rights, and there are no redemption provisions applicable to the common stock. The holders of exchangeable shares have the same rights and preferences as holders of our common stock.

Warrants

Beginning August 31, 2005, the Company completed a series of private placements for proceeds of approximately $11.4 million from the issuance of approximately 14.3 million units, each unit consisting of one common share for $0.80 per share and one warrant to purchase one-half at $.625 per one-half share. The proceeds from the issuance of the units were allocated between common shares and warrants based on the relative value at the date of issue. The fair value of each warrant was estimated to be $0.106 per warrant using the Black-Scholes option pricing model with the following assumptions:

Dividend yield ($ per share)	0.00
Volatility (%)	57.0
Risk-free interest rate (%)	2.33
Expected life (years)	3.0

At December 31, 2005, the Company had 14,285,122 warrants outstanding to purchase 7,142,561 common shares for $0.625 per one-half share. The warrants are exercisable during the period ending five years from the date of grant.

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

Stock options

The Company has granted options to purchase common shares to directors, officers and employees. Each option permits the holder to purchase one common share at the stated exercise price. The options vest over three years and have a term of ten years, or end of service to the Company, which ever occurs first. At the time of grant, the exercise price equals the market price. The following options have been granted:

	Number of Options	Weighted Average Exercise Price ($/option)

Outstanding, beginning of period	-	-
Granted	1,940,000	1.12
Balance, end of period	1,940,000	1.12

The table below summarizes unexercised stock options at December 31, 2005:

Exercise Price ($/option)	Number of Options Outstanding	Weighted Average Expiry (years)

$0.80	1,600,000	9.9
$2.62	340,000	10.0
Total Options	1,940,000	9.9

No stock options were exercisable at December 31, 2005.

Total stock-based compensation expense included in general and administrative expense was $52,911. The Black-Scholes option pricing model was used to determine the fair value of the option grants with the following assumptions:

Dividend yield ($ per share)	0.00
Volatility (%)	57.0
Risk-free interest rate (%)	2.33
Expected life (years)	3.0
Forfeiture percentage (% per year)	10.0

The weighted average fair value per option is $0.35.

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

5.     ASSET RETIREMENT OBLIGATIONS

Changes in the carrying amounts of the asset retirement obligations associated with our oil and natural gas properties are as follows:

2005
$

Balance beginning of period	-
Obligations assumed with property acquisitions	66,931
Expenditures made on asset retirements	-
Accretion	801
Revisions to estimates	-
Balance, end of period	67,732

6.     INCOME TAXES

The Company has losses of approximately $2,180,000 that can be carried forward and applied against future taxable income. The entire operating loss expires December 31, 2010. The Company does not have any income tax liabilities during the current period and, accordingly, no income taxes are recorded. A valuation allowance has been taken for the potential income tax benefit associated with the loss incurred by the Company in the period, due to uncertainty of utilisation of the tax loss. The deferred tax asset relates to Company’s activities in Argentina.

The income tax expense (recovery) reported differs from the amount computed by applying the statutory rate to loss before income taxes for the following reasons:

2005
$

Loss before income taxes	(2,248,908)
Statutory income tax rate	34%

Income tax benefit	(764,628)
Stock-based compensation	17,990
Valuation allowance	717,410
Deferred income tax recovery and deferred tax asset	(29,228)

Taxes receivable of $108,139 relate to Argentine alternative minimum tax assessed for 2006. Management believes it is more likely than not that this receivable will be realized in the next 12 months as a credit against income tax payable. The income tax benefit and expense for this receivable net against each other in the Statement of Operations.

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

7.     CHANGES IN NON-CASH WORKING CAPITAL

The changes in non-cash working capital are comprised of the following:

2005
$

Increase in accounts receivable	(808,960)
Increase in prepaid expenses	(42,701)
Increase in inventory	(447,012)
Increase in accounts payable	1,142,930
Increase in accrued liabilities	121,122
(34,621)

8.     COMMITMENTS

The Company leases an automobile under a capital lease that expires on April 30, 2006. At December 31, 2005, capital assets include $30,392 related to the capital lease.

The future minimum lease payments under the capital lease at December 31, 2005 are as follows:

$

2006	7,578
Total minimum lease payments	7,578

Subsequent to December 31, 2005, the Company entered into a lease beginning February 2006 for office space in Calgary, Canada that expires January 31, 2011 for $6,824 per month, and a lease beginning March 2006 for office space in Buenos Aires, Argentina that expires February 29, 2008 for $2,000 per month. Minimum lease payments under these office leases are as follows:

$

2006	88,240
2007	105,888
2008	85,888
2009	81,888
2010	81,888
2011	6,824
Total minimum lease payments	450,616

GRAN TIERRA ENERGY INC.

Notes to the Consolidated Financial Statements
Period From Incorporation on January 26, 2005 to December 31, 2005
(Stated in US dollars)

Guarantees

Corporate indemnities have been provided by the Company to directors and officers for various items including, but not limited to, all costs to settle suits or actions due to their association with the Company and its subsidiaries and/or affiliates, subject to certain restrictions. The Company has purchased directors’ and officers’ liability insurance to mitigate the cost of any potential future suits or actions. Each indemnity, subject to certain exceptions, applies for so long as the indemnified person is a director or officer of one of the Company’s subsidiaries and/or affiliates. The maximum amount of any potential future payment cannot be reasonably estimated.

The Company may provide indemnifications in the normal course of business that are often standard contractual terms to counterparties in certain transactions such as purchase and sale agreements. The terms of these indemnifications will vary based upon the contract, the nature of which prevents the Company from making a reasonable estimate of the maximum potential amounts that may be required to be paid. Management believes the resolution of these matters would not have a material adverse impact on the Company’s liquidity, consolidated financial position or results of operations.

GRAN TIERRA ENERGY INC.

Supplementary Data (unaudited)

OIL AND GAS PRODUCING ACTIVITIES

The following oil and gas information for Gran Tierra Energy Inc. (the “Company”) is provided in accordance with the Financial Accounting Standards Board Statement No. 69 Disclosures about Oil and Gas Producing Activities.

All oil and gas producing activities and related capitalized costs are in Argentina.

A.     Reserve Quantity Information - Period ended December 31, 2005

The Company’s proved reserves and changes in those reserves for its operations are disclosed below. The proved reserves represent management’s best estimate of proved oil and natural gas reserves. Reserve estimates for each property are assessed each year by independent qualified reserves consultants. Results are presented net of royalties of 12%.

Estimates of crude oil and natural gas proved reserves are determined through analysis of geological and engineering data, and demonstrate reasonable certainty that they are recoverable from known reservoirs under economic and operating conditions that existed at year end. See Critical Accounting Estimates in management’s discussion and analysis for a description of the reserves estimation process.

	Oil	Gas
	(barrels)	(thousand cubic feet)
Proved developed and undeveloped reserves, beginning of period	-	-
Revisions of previous estimates	-	-
Improved recovery	-	-
Purchase of reserves in place	618,703	84,693
Extensions and discoveries	-	-
Production	(36,011)	(60,229)
Sales of reserves in place	-	-
Proved developed and undeveloped reserves, end of period	582,692	24,464

Proved developed reserves, end of period	463,892	24,464

GRAN TIERRA ENERGY INC.

Supplementary Data (unaudited)

B.     Capitalized Costs - December 31, 2005
$

Unproved oil and gas properties	12,588
Proved oil and gas properties	8,319,179
8,331,767
Accumulated depletion, depreciation and amortization	(444,853)
Capitalized costs	7,886,914

C. Costs Incurred - Period Ended December 31, 2005
$
Property acquisition costs
Proved	7,087,858
Unproved	12,588
Exploration costs	-
Development costs	1,231,321
Loans Incurred	8,331,767

D. Results of Operations for Producing Activities - Period Ended December 31, 2005

$

Net sales	1,059,297
Production costs	395,287
Depletion, depreciation and accretion	444,853
219,157
Income taxes	76,705
Results of operations for producing activities	142,452

GRAN TIERRA ENERGY INC.

Supplementary Data (unaudited)

E.     Standardized Measure of Discounted Future Net Cash Flows - December 31, 2005

Future cash inflows are computed by applying year-end prices to the Company’s share of estimated annual future production from proved oil and gas reserves. Future development and production costs to be incurred in producing and further developing the proved reserves are based on year-end cost indicators. Future income taxes are computed by applying year-end statutory-tax rates. These rates reflect allowable deductions and tax credits, and are applied to the estimated pre-tax future net cash flows.

Discounted future net cash flows are calculated using 10% mid-period discount factors. The calculations assume the continuation of existing economic, operating and contractual conditions. However, such arbitrary assumptions have not proved to be the case in the past. Other assumptions could give rise to substantially different results.

Management believes this information does not in any way reflect the current economic value of our oil and gas producing properties or the present value of their estimated future cash flows as:

•	no economic value is attributed to probable and possible reserves;
•	use of a 10% discount rate is arbitrary; and
•	prices change constantly from year-end levels.

$

Future cash inflows	25,445,000
Future production and development costs	(11,965,000)
Future income taxes	(1,575,000)
Future net cash flows	11,905,000
10% discount factor	(2,725,000)
Standardized measure	9,180,000

GRAN TIERRA ENERGY, INC.
PRO FORMA FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND THE YEAR ENDED DECEMBER 31, 2005

On June 20, 2006, Gran Tierra Energy acquired all of the limited partnership interest of Argosy Energy International (“Argosy”) and all of the issued and outstanding capital stock of Argosy Energy Corp (“AEC”), a Delaware corporation and the general partner of Argosy. Gran Tierra paid US $37.5 million in cash, issued 870,647 shares of our common stock and granted participation rights (including overriding royalty interests and net profits interests) in Argosy’s assets valued at $1,000,000. The value of the royalty and net profits interests was deemed appropriate by both parties based on the present value of expected future cash flows.

The accompanying unaudited pro forma consolidated financial statements (“pro forma statements”) reflect the above acquisition as well as the acquisition of the Palmar Largo Property which occurred on September 1, 2005 for $6,969,659, assuming they occurred on January 1, 2005.

The pro forma statements have been prepared for inclusion in a Current Report on Form 8-K to be filed by the Company and have been prepared from, and should be read in conjunction with, the following:
•	Gran Tierra Energy’s audited consolidated financial statements for the period from incorporation on January 26, 2005 to December 31, 2005.
•	Gran Tierra Energy’s unaudited consolidated financial statements for the nine months ended September 30, 2006.
•	Argosy’s audited financial statements for the year ended December 31, 2005;
•	Audited schedules of revenues, royalties and operating costs of the Palmar Largo Property for the eight months ended August 31, 2005.

Gran Tierra Energy Inc. Pro Forma Statement of Operations (unaudited) For the period January 1 to September 30, 2006 Stated in thousands of US dollars

	Gran Tierra Energy	Argosy Energy	Pro forma Adjustments	Pro forma Consolidated

Revenue
Oil and Natural Gas Sales	8,359	7,226	--	15,585
Interest Revenue	196	--	--	196
	8,555	7,226	--	15,780

Expenses
Operating	2,703	891	--	3,594
General and Administrative	4,256	520	--	4,776
Other Income and expenses, net	--	(235)	--	(235)
Interest Expense	3	--	--	3
Depletion, depreciation and accretion (Note 2a)	2,324	372	1,523	4,219
Foreign exchange gain	278	--	--	278
	9,564	1,548	1,523	12,635

Earnings (loss) before income taxes	(1,009)	5,678	(1,523)	3,145

Provision for income taxes (Note 2b)	(848)	(1,966)	533	(2,281)

Net Earnings (loss) for the period	(1,857)	3,712	(990)	865

Basic Earnings (loss) per share	(0.02)			0.01

Diluted Earnings (loss) per share	(0.02)			0.01

Weighted Average Shares - Basic	63,043,998		25,870,647	88,914,645

Weighted Average Shares - Diluted	98,200,913		25,870,647	124,071,560

Gran Tierra Energy Inc. Pro Forma Statement of Operations (unaudited) For the period January 1 to December 31, 2005 Stated in thousands of US dollars

	Gran Tierra Energy	Argosy Energy	Pro Forma Adjustment	Pro Forma Consolidated Subtotal	Palmar Largo Property	Pro Forma Consolidated

Revenue	1,059	11,891	-	12,950	2,560	15,510

Operating Expense (Note 2c)	395	2,452	-	2,847	1,081	3,928

	664	9,439	-	10,103	1,479	11,582

Other Expenses
General and Administrative	2,482	1,082	-	3,564	-	-
Depreciation, Depletion and Accretion (Note 2d)	462	697	2,322	3,481	-	-
Foreign Exchange Gain	(31)			(31)	-	-
Other Income, Net		(449)	-	(449)	-	-
	2,913	1,330	2,322	6,565	-	-

Earnings (Loss) Before Income Taxes	(2,249)	8,109	(2,322)	3,538	-	-

Provision For Income and Remittance Taxes (Note 2e)	29	(2,892)	894	(1,969)	-	-

Earnings (Loss) for the period	(2,220)	5,217	(1,428)	1,569	-	-

Basic Earnings Per Share (Note 4)	(0.06)	-	-	0.04	-	-
Diluted Earnings Per Share (Note 4)	(0.06)	-	-	0.03	-	-
Weighted Average Shares - Basic	13,538,149		25,870,647	39,408,796
Weighted Average Shares - Diluted	20,680,702		25,870,647	46,551,349

GRAN TIERRA ENERGY, INC.

Notes to the Pro forma Consolidated Financial Statements
For the Nine-Month Period Ended September 30, 2006 and the
Year Ended December 31, 2005
(Unaudited)
(Tabular amounts expressed in thousands of US dollars)

1. BASIS OF PRESENTATION

These pro forma consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and Gran Tierra Energy’s accounting policies, as disclosed in Note 2 of the audited financial statements of Gran Tierra Energy for the period ended December 31, 2005.

The pro forma consolidated financial statements are based on the estimates and assumptions included in these notes and include all adjustments necessary for the fair presentation of the transactions in accordance with GAAP.

Omitted Financial Information - Historical financial statements reflecting financial position, results of operations and cash flows required by accounting principles generally accepted in the United States of America are not presented for the Palmar Largo property as such information is not available on an individual property basis and not meaningful to the Palmar Largo Properties. Historically, no allocation of general and administrative, interest, corporate taxes accretion of asset retirement obligations, depreciation, depletion and amortization was made to the Palmar Largo Property. Accordingly, the statements of revenue, royalty and operating expenses are presented in lieu of the financial statements required under Rule 3-01 of the Securities and Exchange Commission Regulation S-X.

The accompanying audited statements of revenues, royalties and operating expenses were derived from historical accounting records and reflect the revenues, royalties and direct operating expenses of the Palmar Largo property. Production and direct operating cost information was acquired from Plus Petrol, the operator. Price, royalty, transportation and selling cost information was acquired from Dong Won Corporation (the seller). Such amounts may not be representative of future operations. The statements do not include depreciation, depletion and amortization, general and administrative expenses, income taxes or interest expense as these costs may not be comparable to the expenses expected to be incurred by the Company on a prospective basis

These pro forma consolidated financial statements are not intended to reflect results from operations or the financial position which would have actually resulted had the acquisition been effected on the dates indicated. These pro forma statements do not include any cost savings or other synergies that may result from the transaction. Moreover, these pro forma statements are not intended to be indicative of the results of operations or financial position which may be obtained in the future.

GRAN TIERRA ENERGY, INC.

Notes to the Pro forma Consolidated Financial Statements
For the Nine-Month Period Ended September 30, 2006 and the
Year Ended December 31, 2005
(Unaudited)
(Tabular amounts expressed in thousands of US dollars)

2.	PRO FORMA ADJUSTMENTS TO THE CONSOLIDATED STATEMENTS OF OPERATIONS

The following adjustments have been made to reflect the transactions described above as if the transactions had occurred on January 1, 2005 for purposes of the pro forma consolidated statement of operations for the nine months ended September 30, 2006:

a.
Depreciation, depletion and accretion expense (DD&A) has been increased by $1,523 thousand to reflect the additional DD&A from the Argosy asset purchase from January 1 to June 20, 2006.  Additional DD&A is due to the increased cost basis of Argosy assets from recording them at full value on the acquisition date (of January 1, 2005 for pro forma purposes.)

b.	Provision for income taxes has been decreased by $533 thousand to account for the tax effects of operating income and DD&A adjustment related to the Argosy acquisition.

The following adjustments have been made to reflect the transactions described above as if the transactions had occurred on January 1, 2005 for purposes of the pro forma consolidated statement of operations for the period January 1 to December 31, 2005:

c.	Costs incurred to operate and maintain wells and related equipment and facilities.
d.
DD&A has been adjusted to reflect the effect of the Argosy acquisition in the amount of $2,322 thousand. An adjustment of $704 thousand would be associated with the Palmar Largo acquisition.  Additional DD&A is due to the increased cost basis of Argosy and Palmar Largo assets from recording them at full value on the acquisition date (of January 1, 2005 for pro forma purposes.)

e.	Provision for income taxes has been decreased by $894 thousand to account for the tax effects of operating income and DD&A adjustment related to the Argosy acquisition.

3.	PURCHASE PRICE ALLOCATION

The total purchase price has been allocated to the Palmar Largo and Argosy Assets based on their estimated fair values.

GRAN TIERRA ENERGY, INC.
Notes to the Pro forma Consolidated Financial Statements
For the Nine-Month Period Ended September 30, 2006 and the
Year Ended December 31, 2005
(Unaudited)
(Tabular amounts expressed in thousands of US dollars)

Argosy Acquisition:

$
Cash paid, net of cash acquired	36,414
Shares issued	1,306
Transaction costs	498
38,218
Purchase Price Allocated
Oil & natural gas assets	32,553
Goodwill	15,005
Accounts Receivable	5,362
Inventories	568
Long term investments	7
Accounts Payable and Accrued Liabilities	(6,085)
Long term Payable	(50)
Deferred Tax Liabilities	(9,142)
38,218

The purchase price allocation has changed from the preliminary allocation performed on June 21, 2006 as the Company was awaiting the results of an independent reserve audit which was received in September 2006.

Palmar Largo Acquisition:

$

Cash paid	7,000

Purchase price allocated
Oil and natural gas properties	7,110
Asset retirement obligations	(110)
7,000

4.	BASIC AND DILUTED EARNINGS PER SHARE

Basic earnings per share are calculated using 88,914,645 shares of common stock at September 30, 2006 and 39,408,796 shares of common stock at December 31, 2005. Diluted earnings per share are calculated using 124,071,560 shares of common stock at September 30, 2006 and 46,551,349 shares of common stock at December 31, 2005. This includes 25,870,647 shares valued at $1.50 per share,  issued in conjunction with the Argosy Acquisition, added as if they were issued on January 1, 2005.

ARGOSY ENERGY INTERNATIONAL, LP

Financial Statements

March 31, 2006 and the period ended March 31, 2006 (Unaudited)

ARGOSY ENERGY INTERNATIONAL, LP

Statements of Income (Unaudited)
For the Three Months Ended March 31, 2006 and 2005
(Expressed in thousands of US dollars)

	2006	2005

Oil sales to Ecopetrol	$3,575	1,521

Operating cost (note 8)	367	364
Depreciation, depletion and amortization	190	80
General and administrative expenses	282	148
	839	592
Operating profit	2,736	929

Other income, net	79	116
Income before income and remittance taxes	2,815	1,045

Current income tax (note 9)	1,017	370
Deferred remittance tax	109	42
Total income and remittance taxes	1,126	412
Net income	$1,689	633

See accompanying notes to unaudited financial statements.

ARGOSY ENERGY INTERNATIONAL, LP

Balance Sheets (Unaudited)
March 31, 2006 and December 31, 2005
(Expressed in thousands of US dollars)

Assets	March 31, 2006	December 31, 2005

Current assets:
Cash and cash equivalents (note 3)	$2,670	7,124
Accounts receivable, net (note 4)	3,898	951
Accounts receivable reimbursement Ecopetrol	1,186	1,186
Inventories:
Crude oil	211	218
Materials and supplies	626	557
	837	775
Total current assets	8,591	10,036

Other long-term assets	25	16
Property, plant and equipment (note 5):
Unproved properties	3,831	3,622
Proved properties	5,305	5,401
	9,136	9,023
Total assets	$17,752	19,075

Liabilities and Partners' Equity

Current liabilities:
Accounts payable	4,852	4,979
Tax payable	1,721	1,326
Employee benefits	97	103
Accrued liabilities	547	522
Total current liabilities	7,217	6,930

Long-term accounts payable (note 10)	686	686
Deferred income tax	473	475
Deferred remittance tax	1,210	1,104
Pension plan	-	-
Total liabilities	9,586	9,195
Partners' equity (note 7)	8,166	9,880
Total liabilities and partners' equity	$17,752	19,075

See accompanying notes to unaudited financial statements.

ARGOSY ENERGY INTERNATIONAL, LP

Statements of Cash Flows (Unaudited)
For the Three Months Ended March 31, 2006 and 2005
(Expressed in thousands of US dollars)

	2006	2005
Cash flows from operating activities:
Net income	$1,689	633
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, depletion and amortization	190	80
Deferred remittance tax	109	42
Changes in assets and liabilities:
Accounts receivable	(3,147)	(839)
Inventories	(62)	58
Accounts payable	(127)	202
Tax payable	395	99
Employee benefits	(6)	48
Accrued Liabilities	25	491
Deferred income tax	(2)	1
Deferred remittance tax	(3)	4
Pensions	-	(5)
Net cash (used in) provided by operating activities	(939)	814

Cash flows from investing activities:
Increase in long term investments	(9)	(1)
Payments from Petroleum Equipment International - Talora	200	-
Additions to property, plant and equipment	(303)	(767)
Net cash used in investing activities	(112)	(768)

Cash flows from financial activities:
Bank overdrafts	-	106
Distributions to partners	(3,250)	-
Aviva redemption shares	(153)	-
Net cash (used in) provided by financial activities	(3,403)	106

(Decrease) increase in cash and cash equivalents	(4,454)	152
Cash and cash equivalents at beginning of year	7,124	6,954
Cash and cash equivalents at end of the period	$2,670	7,106

See accompanying notes to unaudited financial statements.

ARGOSY ENERGY INTERNATIONAL, LP

Statements of Partners' Equity (Unaudited)
For the Three Months Ended March 31, 2006 and the Year Ended December 31, 2005
(Expressed in thousands of US dollars)

	Limited	General	Total
	partners'	partners'	partners'
	capital	capital	equity

Balance as of December 31, 2005	9,810	70	9,880
Redemption of partnership payments interest - Aviva Overseas Inc. (note 10)	(152)	(1)	(153)
Distributions to partners	(3,227)	(23)	(3,250)
Net income	1,677	12	1,689
Balance as of March 31, 2006	$8,108	58	8,166

See accompanying notes to unaudited financial statements.

 ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements (Unaudited)

March 31, 2006 and 2005

(Expressed in thousands of US dollars)

(1) Business Activities

Argosy Energy International, LP is a Utah (USA) Limited Partnership, which established a Colombian Branch in 1983.

Argosy Energy International, LP is engaged in the business of exploring for, developing and producing oil and gas. The principal properties and operations are located in Colombia, which are carried out through its Colombian Branch in the Putumayo, Cauca, Tolima and Cundinamarca Provinces. The oil production is sold to Empresa Colombiana de Petróleos, the Colombian National Oil Company, (“Ecopetrol”).

There are risks involved in conducting oil and gas activities in remote, rugged and primitive regions of Colombia. The guerrillas have operated within Colombia for many years and expose the Company’s operations to potentially detrimental activities. The guerrillas are present in the Putumayo and Río Magdalena areas where the Company's properties are located. Since 1998, the Company has only experienced minor attacks on pipelines and equipment.

Operations

As of March 31, 2006, Argosy was participating in the following Association Contracts signed with Ecopetrol and Exploration and Exploitation Contracts signed with the Hydrocarbons National Agency - ANH.

Contract	Participation	Operator	Phase

Santana	35%	ARGOSY	Exploitation
Guayuyaco	70%	ARGOSY	Exploitation
Aporte Putumayo	100%	ARGOSY	Abandonment
Río Magdalena	70%	ARGOSY	Exploration
Talora	20%	ARGOSY	Exploration
Chaza	50%	ARGOSY	Exploration

The first four contracts have been signed with ECOPETROL and the last two with ANH.

An association contracts are those where the Government participate as partner of the field through the national oil company - ECOPETROL.

Exploration and production contracts (E&P) are those signed with the ANH - “Agencia Nacional de Hidrocarburos” (National Agency for Hydrocarbons) in which the Government only receive royalties and taxes for the rights of exploration and production but there is not a participation from the national oil company - ECOPETROL or any other government entity.

(Continued)

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements (Unaudited)

The main terms of the above-mentioned contracts are as follows:

Santana Association Contract

On May 27, 1987 (effective date July 27, 1987), Argosy Energy International, LP signed this association contract to explore for and produce oil, in the area called Santana. The contract is in its 19th year and the Company reduced the area to a 5 kilometer reserve area around each field. The remaining contract area is approximately 1,100 acres.

Under the terms of the contract with Ecopetrol, a minimum of 25% of all revenues from oil sold to Ecopetrol is paid in Colombian pesos, which may only be utilized in Colombia. However, this proportion can be modified through parties agreement.

Aporte Putumayo - Association Contract

The Aporte Putumayo area has been returned to the Government. Such devolution is subject to the approval of the environmental restoration of the region by the Environmental Ministry and the wells abandonment have to be approved by Ecopetrol and the Ministry of Mines.

Río Magdalena Association Contract

On December 10, 2001 (effective date February 8, 2002), Argosy Energy International, LP and Ecopetrol signed this Association Contract, to explore and produce oil, in the area called Río Magdalena of approximately 145,000 acres, located in the Middle Magdalena Valley of Colombia in the provinces of Cundinamarca and Tolima.

The contract has a maximum duration of 28 years distributed as follows: an exploration period of 6 years and a production period of 22 years starting on the date of termination of the exploration period. The exploratory well, Popa-1 was drilled during June and July, 2006 and is on the completion stage.

Upon finalization of each phase, Argosy has the option to relinquish the contract, once completed the obligations for each phase.

BT Letter Agreement

On February 27, 2001 Argosy Energy International, LP signed a letter agreement with BT Operating Company for the acquisition and management of the Río Magdalena Exploration Area. BT and Argosy mutually agreed to pay their 50% share of costs under the terms of the Ecopetrol Association contract and provide certain services toward management and compliance of the obligations.

As of March 31, 2006 BT had not paid their obligations under this agreement and outstanding accounts receivable of $355 related to their share of cost related to the Río Magdalena Association Contract were provisioned as bad debts.

(Continued)

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements (Unaudited)

Guayuyaco Association Contract

On August 2, 2002 (effective date September 30, 2002) Argosy Energy International, LP signed this association contract with Ecopetrol, to explore and produce oil, in the area called Guayuyaco. This Association contract gives Argosy the right to explore potential reserves in prospects adjacent to the existing Santana oil field. The block is located in the Putumayo and Cauca provinces and covers approximately 52.000 acres originally held under the Santana Risk Sharing Agreement.

The Guayuyaco contract has a maximum duration of 27.5 years with an exploration period of 5.5 years and a production period of 22 years, which starts upon termination of the exploration period.

During the second exploration phase, two wells were drilled (Guayuyaco-1 and Guayuyaco-2) which were successful. Therefore, on December 28, 2005 Ecopetrol accepted the Commerciality of the field.

Solana Petroleum Exploration Commercial Agreement

Argosy and Solana Petroleum Exploration entered into a commercial agreement in 2003 whereby, Solana through fulfillment of certain obligations could earn a participating interest in the Inchiyaco Well Prospect (Santana Association Contract) and have an option to enter the next exploration prospect under the Guayuyaco Association Contract. Inchiyaco-1 was drilled and completed as a producing well in 2003 resulting in Solana’s sharing 26.21% interest in Argosy’s net share of the prospect.

The commercial agreement was revised in 2004, giving Solana the right to share a 50% interest in Argosy’s net share of the Guayuyaco association contract by paying 66.7% of two exploratory wells (Guayuyaco-1 and Juanambu-1) and 50% for a new seismic program and additional projects.

Talora Exploration and Exploitation Contract

On September 16, 2004 (effective date) Argosy and the National Hydrocarbons Agency (ANH) signed the Talora Exploration and Exploitation Contract to explore and produce oil, in an area of approximately 108,000 acres located in Tolima and Cundinamarca Provinces.

The contract has a maximum duration of 30 years with an exploration period of 6 years and a production period of 24 years, which starts upon the date in which Argosy receives the oil field commerciality declaration from ANH.

The contract may be relinquished at the end of each phase after fulfillment of the agreed obligations.

(Continued)

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements (Unaudited)

Argosy and Petroleum Equipment International (PEI) signed a commercial agreement on March 9, 2006. Through fulfillment of certain obligations PEI could earn an 80% of Argosy’s interest under the ANH contract on the Talora Block. In conjunction with such assignment, Argosy shall designate PEI as the operator previous approval of the ANH.

Contractual Commitments:

Phase	Starting date	Obligations
3	December 16, 2006	One exploratory well.
4	December 16, 2007	One exploratory well.
5	December 16, 2008	One exploratory well.
6	December 16, 2009	One exploratory well.

The contract may be relinquished at the end of each phase after fulfillment of the agreed obligations.

Chaza Exploration and Exploitation Contract

On June 27, 2005 (effective date) Argosy and the National Hydrocarbons Agency (ANH) signed the Chaza Exploration and Exploitation Contract to explore and produce oil, in an area of approximately 80,000 acres located in Putumayo and Cauca Provinces.

The contract has a maximum duration of 30 years with an exploration period of 6 years and a production period of 24 years, which starts upon the date in which Argosy receives the oil field commerciality declaration from ANH.

The ANH’s Resolution 0217, dated September 13, 2005, approved the 2005 assignment of 50% interest of the contract to Solana Petroleum Exploration.

Contractual Commitments:

Phase	Starting date	Obligations
2	June 27, 2006	One exploratory well.
3	June 27, 2007	One exploratory well.
4	December 27, 2008	One exploratory well.
5	December 27, 2009	One exploratory well.
6	December 27, 2010	One exploratory well.

The contract may be relinquished at the end of each phase after fulfillment of the agreed obligations.

(Continued)

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements (Unaudited)

(2) Summary of Significant Accounting Policies and Practices

(a) Foreign Currency Translation

The transactions and accounts of the Company's operations denominated in currencies other than US dollars are re-measured into United States dollars in accordance with Statement of Financial Accounting Standards FAS 52. The United States dollar is used as the functional currency. Exchange adjustments resulting from foreign currency balances are recognized in expense or income in the current period.

(b) Cash Equivalents

Cash equivalents are highly liquid investments purchased with an original maturity of three months or less.

(c) Inventories

Inventories consist of crude oil and materials and supplies and are stated at the lower of cost or market.

(d) Property, Plant and Equipment

The Company follows the full cost method to account for exploration and development of oil and gas reserves whereby all productive and nonproductive costs are capitalized. The only cost center is Colombia. All capitalized costs plus the undiscounted future development costs of proved reserves are depleted using the unit of production method based on total proved reserves applicable to the country.

Proved oil and gas reserves are the estimated quantities of crude oil that geological and engineering data demonstrate with reasonable certainty can be recovered in future years from known reservoirs under existing economic and operating conditions considering future production and development costs.

Costs related to initial exploration activities with no proved reserves are initially capitalized and periodically evaluated for impairment. The Company capitalizes internal costs directly identified with exploration and development activities. The net capitalized costs of oil properties are subject to a ceiling test, which limits such pooled costs to the aggregate of the present value of future net revenues attributable to proved oil and gas reserves discounted at 10% plus the lower of cost or market value of unproved properties. If capitalized costs exceed this limit, the excess is charged to expense and reflected as additional accumulated depreciation, depletion and amortization.

While the quantities of proved reserves require substantial judgment, the associated prices of oil reserves that are included in the discounted present value of the reserves are objectively determined. The ceiling test calculation requires use of prices and costs in effect as of the last day of the accounting period, which are generally held constant for the life of the properties. As a result, the present value is not necessarily an indication of the fair value of the reserves. Oil and gas prices have historically been volatile and the prevailing prices at any given time may not reflect our Partnership’s or the industry’s forecast of future prices.

(Continued)

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements (Unaudited)

Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves of oil and gas attributable to a country.

Support equipment and facilities are depreciated using the unit of production method based on total reserves of the field related to the support equipment and facilities.

(e) Environmental Liabilities and Expenditures

Argosy accrues for losses associated with environmental remediation obligations when such losses are probable and can be reasonably estimated. These accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

(f) Asset Retirement Obligations

Liability for asset retirement obligation is considered to be negligible at this time, based on projected production profiles, expiry dates and terms of the Association Contracts for current operations. However, the Company has accrued the costs related to environmental remediation and abandonment of the wells belonging to Aporte Putumayo Contract.

(g) Concentration of Credit Risks

All of the Company’s production is sold to Ecopetrol; the sale price is agreed between both parts, according to local regulations in Colombia.

(h) Income Taxes

Deferred income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(Continued)

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements (Unaudited)

(i) Financial Instruments Fair Value

The carrying amounts of cash and cash equivalents approximate fair value because of the short maturity of those instruments. The carrying value of other on-balance-sheet financial instruments approximates fair value, and the cost, if any, to terminate off-balance-sheet financial instruments is not significant.

(j) Employee Benefits

The Company recognizes the obligations with its employees in accordance with the current Colombian labor law. These obligations include the severance indemnity and the legal service bonus each one equivalent to a monthly salary per year and interest on severance at the rate of 12% on the balance of severance indemnities paid. The relevant liability for these two concepts is shown under the "Employee benefits" account as current liabilities at the closing of the period.

(k) Defined Benefit Pension Plan

The Company has a defined benefit pension plan covering one employee. The benefits are based on years of service, age and the employee’s compensation. Currently, the cost of this program is not being funded. The actuarial study is performed at the end of each year in accordance with the guidelines established by FAS 87.

(l) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.

(m) Revenue Recognition

The Company recognizes revenue when the crude oil is delivered to Ecopetrol.

Ecopetrol pays the oil sales invoicing 25% in local currency and the 75% in US Dollars, according to the terms of the Oil Sales Contract executed between Ecopetrol and Argosy, through which the oil sale price is fixed, with expiration dated November 1, 2006.

(n) Management Fee

The Company accounts for the management fees received from its partners as operator of the contracts as a less value of the operating costs.

(Continued)

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements (Unaudited)

(o) Comprehensive Income

For each period presented in the accompanying statements of income, comprehensive income and net income are the same amount.

(3) Cash and Cash Equivalents

The following is a summary of cash and cash equivalents as of March 31, 2006 and December 31, 2005:

	March 31, 2006	December 31, 2005
Held in United States dollars	$2,040	6,329
Held in Colombian pesos	157	394
Short-term investments	473	401
	$2,670	7,124

(4) Accounts Receivable

The following is a summary of accounts receivable as of March 31, 2006 and December 31, 2005:

	March 31, 2006	December 31, 2005
Trade	$3,248	675
B.T.O. Río Magdalena Agreement	355	355
Vendor Advances	177	172
Petroleum Equipment Investments - Talora	300	-
Other	173	104
	4,253	1,306
Less allowance for bad debts	(355)	(355)
	$3,898	951

(5) Property, Plant and Equipment

The following is a summary of property, plant and equipment as of March 31, 2006 and December 31, 2005:

	March 31, 2006	December 31, 2005
Oil properties:
Unproved	$3,831	3,622
Proved	59,190	59,096
	63,021	62,718
Less accumulated depreciation, depletion, and amortization	53,885	53,695
	$9,136	9,023

Capitalized Cost Unproved
Excluded From the Capitalized Cost Being Amortized

									Month Anticipated
			Exploration Cost			Cost Incurred			to be included
AFE	Contract	Detail	Dec-04	Dec-05	Mar-06	2004	2005	2006	in Amortization
MARY WELLWEST PROSPECT	Santana	Geological & Geophysical Data	287	287	287	287			Dec-06
MARY WEST WELL TESTING	Santana	Geological & Geophysical Data	93	93	93	93			Dec-06
Expl. 100% NEW PROJECTS	New Projects	Geological & Geophysical Data	253	363	375	253	110	12	Dec-06
Expl. 100% SANTANA	Guayuyaco	Geological & Geophysical Data	1,044	1,044	1,044	1,044			Dec-06
Expl. 100% RIO MAGDALENA	Rio Magdalena	Seismic Program	634	808	889	634	174	81	Mar-07
TALORA PROJECT	Talora	Seismic Program	1	89	134	1	88	44	Sep-07
SEISMIC GUAYUYACO	Guayuyaco	Seismic Program	0	431	431		431		Dec-06
SEISMIC CHAZA	Chaza	Seismic Program	0	505	538		505	33	Sep-07
POPA-1 WELL EXPLORATORY	Rio Magdalena	Road and Location Well	0	0	32			32	Mar-07
JUANAMBU-1 WELL EXPLORATORY	Guayuyaco	Road and Location Well	0	2	8		2	6	Jun-07
				0	0
Total Unproved Exploration Costs			2,312	3,622	3,831	2,312	1,310	208
All capital excluded from capital costs being amortized relates to exploration cost. No acquisition costs, development costs or capitalized interest costs are identified.

(Continued)

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements (Unaudited)

(6) Pension Plan

The following is a detail of the components of pension cost as of March 31, 2006 and 2005:

	March 31, 2006	March 31, 2005
Interest cost	$8	8
Expected return of assets	(13)	(6)
Amortization of unrecognized net transition obligation (asset)	1	1
Net periodic pension cost	$(4)	3

(7) Equity

Stockholders’ Capital

The following is a detail of the stockholders’ participation in the capital as of March 31, 2006 and December 31, 2005:

Stockholder	March 31, 2006	December 31, 2005
Crosby Capital L.L.C.	$98.75	98.75
Argosy Energy Corp. **	0.71	0.71
Dale E. Armstrong	0.41	0.41
Richard S. McKnight	0.13	0.13
	$100.0	100.00

** Argosy Energy Corp. is a general partner interest. All others are limited partnership interests. Net income is allocated according to the participation of each stockholder in the Company’s capital.

Foreign Exchange Restrictions

In accordance with current legislation in Colombia, the branches of foreign companies in the oil industry are not under the obligation to refund to the Colombian exchange market the proceeds from their foreign currency sales either inside or outside the country. The net proceeds from oil exports may be used by the branches of oil companies to reimburse abroad the capital and profits from the operation in Colombia. As a result of this foreign exchange liberation, the branch cannot purchase foreign currency in the Colombian exchange market to remit profits, repatriate capital, repay external debt or pay foreign currency expenses.

Distributions to Partners

On March 30, 2006 the partners of Argosy Energy International resolved, with the majority vote of its partners, distribute the amount of $2,500 on March 1, 2006 and $750 on March 30, 2006, ratably to each of its partners.

(Continued)

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements (Unaudited)

(8) Operating Cost

The following is a summary of operating cost incurred for the period ended March 31, 2006 and 2005:

	March 31, 2006	March 31, 2005

Direct labor	$111	86
Maintenance, materials and lubricants	86	49
Repairs - third party	123	196
General expenses - other	47	33
	$367	364

(9) Income Taxes

All of the income and income tax was derived from activities of the Branch in Colombia.

Deferred Remittance Tax

Deferred remittance tax is calculated based upon commercial net income. Commercial net income of Colombian branches of foreign companies derived from exploration, development or production of hydrocarbons is levied an additional remittance tax of 7%.

The law establishes that when this income is reinvested in the country for five years, the payment of the remittance tax will be deferred, after which time the payment of this tax will be exonerated.

Under the law, reinvestment occurs when the net income remains five years within the equity of the entity.

Tax Reconciliation

Income tax expense attributable to income from continuing operations was $1,126 and $412 for the periods ended March 31, 2006 and 2005, and differed from the amounts computed by applying the Colombian income tax rate of 35% (the statutory tax rate of the partnership’s Branch) to pretax income from continuing operations as a result of the following:

	March 31, 2006		March 31, 2005
	Amount	%	Amount	%
Income before taxes	$2,815	100.00	1,045	100.00
Computed “Expected” tax expense	985	35.00	366	35.00
Tax expense	1,126	40.00	412	39.43
Difference	$141	5.00	46	4.43

(Continued)

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements (Unaudited)

			March 31, 2006			March 31, 2005
	Basis		Amount	%	Basis	Amount	%
Explanation:
Difference in principles and translation		$(312)	(109)	(3.88)	(86)	(30)	(2.87)
Surcharge tax (10%)			92	3.28		34	3.25
Remitance tax expense (7%)			146	5.19		42	4.02
Inflation adjustment		(23)	(8)	(0.28)		-	-
No deductible expenses		9	3	0.11		-	-
No deductible taxes (Industry and commerce, stamp tax )		41	14	0.51		-	-
Assessments to financial movements		6	2	0.07		-	-
Income not taxable		4	1	0.00		-
	$		141	5.00		46	4.43

The deferred tax is originated in the following temporary differences as of March 31, 2006 and December 31, 2005:

	March 31, 2006	December 31, 2005

Accrued liabilities	$201	201
Property, plant and equipment	(674)	(676)
Net deferred tax liability	$(473)	(475)

Roll forward of deferred taxes:
Beginning balance	475	223
Increase in year	-	352
Translation	(2)	(100)
	$473	475

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible and tax carryforwards utilizable. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the branch will realize the benefits of these deductible differences, net of the existing valuation allowances at March 31, 2006. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

(Continued)

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements (Unaudited)

Major Changes Introduced by Law 863 (December 29, 2003)

1)
An equity tax was created for fiscal years 2004, 2005 and 2006. Such tax must be liquidated applying at 0.3 % over the net equity at January 1st of each year. This applies to equities of 3.000 million pesos in 2004, 3.183 million pesos in 2005 and 3.344 million pesos in 2006.

2)	The financial transaction tax increased from 3 per thousand to 4 per thousand and it is applicable through the year 2007.

3)	Paid taxes are not deductible except for 80% of industrial and commercial and Property Taxes.

4)	The 10% income tax surcharge (3.5%) is applicable for years 2003 through 2006. This payment is not deductible for tax purposes.

(10) Settlement Agreement with Aviva Overseas Inc.

Effective August 19, 2005 Argosy Energy International, LP, Argosy Energy Corp., Crosby Capital, LLC, and Aviva Overseas, Inc. entered into a settlement agreement which principal terms are as follows:

1.	The parties agreed that the agreement is a negotiated resolution of various disputes between the parties.

2.	Aviva Overseas, Inc. assigned and transferred all interests in the partnership, corresponding to 29.6196%, to Argosy Energy International, LP as a redemption of such interests.

3.
Argosy Energy International, LP is required to make the following payments to Aviva Overseas, Inc.: an initial cash payment of $300 as reimbursement to Aviva Overseas, Inc. for a portion of its cost incurred in connection with the disputes, a 90 day promissory note amounted to $3,050, a two year promissory note in the amount of $1,125 (the “Note”, represented for 8 quarterly payments of $153 beginning in November 2005, including interest at 8%), and an additional payment (described below) accrued in the amount of $329 as of the agreement date. As of March 31, 2006, amounts outstanding under the agreement include $990 due on the Note and $310 accrued for the additional payment. The outstanding amount is payable as follows: $614 in 2006 and $686 in 2007.

The additional payment is calculated as follows: after the earlier of i) The date Argosy Energy makes final payment of the “Note”, or (ii) after the occurrence of an event of default, Argosy shall make a payment in cash in an amount equal to (i) $56,250 multiplied by the numeric amount by which the average daily closing price of the New York Mercantile Exchange nearby month contract for West Texas Intermediate crude oil over the note term exceeds $55 per barrel, reduced by (ii) all interest paid by Argosy on the principal of the Note. The additional payment was recorded at the date of the settlement agreement based on a calculation of the required payment at that date.

(Continued)

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements (Unaudited)

Crosby Capital, LLC has guaranteed the payments required by Argosy Energy International, LP.

The new ownership percentages in Argosy Energy International L.P., after the redemption of the partnership interest held by Aviva Overseas Inc. are as follows:

Partner	Interest	Type of interest

Crosby Capital L.L.C.	98.7491%	Limited Partner
Argosy Energy Corporation	0.7104%	General Partner
Dale E. Armstrong	0.4122%	Limited Partner
Richard S. McKnight	0.1283%	Limited Partner
Total	100.0000%

(11) Disagreement Between Argosy Energy International and Ecopetrol

As of March 31, 2006 the contracting parties of Guayuyaco Association Contract, Ecopetrol and Argosy Energy International, consulted with their legal advisors to clarify the procedure for allocation of oil produced and sold during the long term test of the Guayuyaco-1 and Guayuyaco-2 wells. Ecopetrol has advised Argosy of a material difference in the interpretation of the procedure established in the Clause 3.5 of Attachment-B of the Guayuyaco association Contract. Ecopetrol interprets the contract to provide that the extend test production up to a value equal to 30% of the direct exploration costs of the wells is for Ecopetrol’s account only and serves as reimbursement of its 30% back in to the Guayuyaco discovery. Argosy’s contention is that this amount is merely the recovery of 30% of the direct exploration costs of the wells and not exclusively for benefit of Ecopetrol. While Argosy believes its interpretation of the Guayuyaco Association Contract is correct, the resolution of this issue is still pending of agreement between the parties or determination through legal proceedings.

The estimated value of disputed production is $2,361,188 which possible loss is shared 50% ($1,180,594) with Solana Petroleum Exploration (Colombia) S.A. partner in the contract and 50% Argosy.

At this time no amount has been accrued in the financial statements.

(12) Subsequent Events

•	The Company signed in May and June, 2006 two new exploration and production contracts with the National Hydrocarbons Agency (ANH) called Primavera and Mecaya, to explore and produce oil, respectively.

These contracts have a maximum duration of 30 years with an exploration period of 6 years and a production period of 24 years, which starts upon the date in which Argosy receives the oil field commerciality declaration from ANH.

The contracts may be relinquished at the end of each phase after fulfillment of the agreed obligations.

•	On April 1, 2006 the partners of the partnership entered into a redemption agreement pursuant to which all of Dale E. Armstrong interest and Richard S. McKnight interest.

•	On June 21, 2006 Gran Tierra Energy Inc. acquired all of the outstanding partnership interest in the Company.

(Continued)

ARGOSY ENERGY INTERNATIONAL, LP

Financial Statements

December 31, 2005 and 2004

With Independent Auditors’ Report Thereon

INDEPENDENT AUDITORS’ REPORT

Partners of
Argosy Energy International, LP:

We have audited the accompanying balance sheets of Argosy Energy International, LP as of December 31, 2005 and 2004, and the related statements of income, partner’s equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Argosy Energy International, LP as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG Ltda
Bogotá, Colombia

July 28, 2006

(Continued)

ARGOSY ENERGY INTERNATIONAL, LP

Statements of Income

Years ended December 31, 2005 and 2004

(Expressed in thousands of US dollars)

	2005	2004

Oil sales to Ecopetrol	$11,891	6,393
Operating cost (note 9)	2,452	2,060
Depreciation, depletion and amortization	697	357
General and administrative expenses	1,082	859

	4,231	3,276

Operating profit	7,660	3,117

Other income, net (note 10)	449	225

Income before income and remittance taxes	8,109	3,342

Current income tax (note 11)	2,187	1,026
Deferred income tax	352	245
Deferred remittance tax	353	146
Total income and remittance taxes	2,892	1,417
Net Income	$5,217	1,925

See accompanying notes to financial statements.

(Continued)

ARGOSY ENERGY INTERNATIONAL, LP

Balance Sheets

December 31, 2005 and 2004

(Expressed in thousands of US dollars)

Assets	2005	2004

Current assets:
Cash and cash equivalents (note 3)	$7,124	6,954
Accounts receivable, net (note 4)	951	584
Accounts receivable reimbursement Ecopetrol	1,186	-
Inventories:
Crude oil	218	154
Materials	557	248
	775	402
Total current assets	10,036	7,940

Other long-term assets	16	10
Property, plant and equipment (note 5):
Unproved properties	3,622	2,312
Proved properties, net	5,401	3,211
	9,023	5,523
Total assets	$19,075	13,473

Liabilities and Partners' Equity

Current liabilities:
Accounts payable	4,979	1,745
Tax payable	1,326	826
Employee benefits	103	88
Accrued liabilities	522	375
Total current liabilities	6,930	3,034

Long-term accounts payable (note 6)	686	-
Deferred income tax	475	223
Deferred remmittance tax	1,104	714
Pension plan (note 7)	-	35
Total liabilities	9,195	4,006
Partners' equity (note 8)	9,880	9,467
Total liabilities and Partners' equity	$19,075	13,473

See accompanying notes to financial statements.

(Continued)

ARGOSY ENERGY INTERNATIONAL, LP

Statements of Cash Flows

Years ended December 31, 2005 and 2004

(Expressed in thousands of US dollars)

	2005	2004

Cash flows from operating activities:
Net income	$5,217	1,925
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, depletion and amortization	697	357
Bad debt allowance	116	239
Deferred income tax	352	245
Deferred remittance tax	353	146
Pensions	24	59
Changes in assets and liabilities:
Accounts receivable	(1,669)	(191)
Inventories	(373)	339
Accounts payable	2,620	1,245
Tax payable	500	716
Employee benefits	15	28
Accrued liabilities	147	102
Deferred income tax	(100)	(4)
Deferred remmittance tax	37	58

Net cash provided by operating activities	7,936	5,264

Cash flows from investing activities:
Increase in long term investments	(65)	(70)
Additions to property, plant and equipment	(4,197)	(748)

Net cash used in investing activities	(4,262)	(818)

Cash flows used in financial activities - Redemption of partnership
interest - Aviva Overseas Inc.	(3,504)	-

Net increase in cash and cash equivalents	170	4,446
Cash and cash equivalents at beginning of year	6,954	2,508

Cash and cash equivalents at end of year	$7,124	6,954

See accompanying notes to financial statements.

(Continued)

ARGOSY ENERGY INTERNATIONAL, LP

Statements of Partners' Equity

Years ended December 31, 2005 and 2004

(Expressed in thousands of US dollars)

	Limited	General	Total
	partners'	partners'	partners'
	capital	capital	equity

Balance as of December 31, 2003	$7,504	38	7,542

Net income	1,915	10	1,925

Balance as of December 31, 2004	9,419	48	9,467

Net income	5,180	37	5,217

Redemption of partnership interest -
Aviva Overseas Inc. (note 6)	(4,789)	(15)	(4,804)
Balance as of December 31, 2005	$9,810	70	9,880

See accompanying notes to financial statements.

(Continued)

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements

December 31, 2005 and 2004

(Expressed in thousands of US dollars)

(1) Business Activities

Argosy Energy International, LP is a Utah (USA) Limited Partnership, which established a Colombian Branch in 1983.

Argosy Energy International, LP is engaged in the business of exploring for, developing and producing oil and gas. The principal properties and operations are located in Colombia, which are carried out through its Colombian Branch in the Putumayo, Cauca, Tolima and Cundinamarca Provinces. The oil production is sold to Empresa Colombiana de Petróleos, the Colombian National Oil Company, (“Ecopetrol”).

There are risks involved in conducting oil and gas activities in remote, rugged and primitive regions of Colombia. The guerrillas have operated within Colombia for many years and expose the Company’s operations to potentially detrimental activities. The guerrillas are present in the Putumayo and Río Magdalena areas where the Company's properties are located. Since 1998, the Company has only experienced minor attacks on pipelines and equipment.

Operations

As of December 31, 2005, Argosy was participating in the following Association Contracts signed with Ecopetrol and Exploration and Exploitation Contracts signed with the Hydrocarbons National Agency - ANH.

Contract	Participation	Operator	Phase

Santana	35%	ARGOSY	Exploitation
Guayuyaco	70%	ARGOSY	Exploitation
Aporte Putumayo	100%	ARGOSY	Abandonment
Río Magdalena	70%	ARGOSY	Exploration
Talora	20%	ARGOSY	Exploration
Chaza	50%	ARGOSY	Exploration

The first four contracts have been signed with ECOPETROL and the last two with ANH.

An association contracts are those where the Government participate as partner of the field through the national oil company - ECOPETROL.

Exploration and production contracts (E&P) are those signed with the ANH - “Agencia Nacional de Hidrocarburos” (National Agency for Hydrocarbons) in which the Government only receive royalties and taxes for the rights of exploration and production but there is not a participation from the national oil company - ECOPETROL or any other government entity.

(Continued)

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements

The main terms of the above-mentioned contracts are as follows:

Santana Association Contract

On May 27, 1987 (effective date July 27, 1987), Argosy Energy International, LP signed this association contract to explore for and produce oil, in the area called Santana. The contract is in its 19th year and the Company reduced the area to a 5 kilometer reserve area around each field. The remaining contract area is approximately 1,100 acres.

Under the terms of the contract with Ecopetrol, a minimum of 25% of all revenues from oil sold to Ecopetrol is paid in Colombian pesos, which may only be utilized in Colombia. However, this proportion can be modified through parties agreement.

Aporte Putumayo - Association Contract

The Aporte Putumayo area has been returned to the Government. Such devolution is subject to the approval of the environmental restoration of the region by the Ministry of Environment and the treatment of the abandonment of the wells agreed with Ecopetrol and the Ministry of Mines.

Río Magdalena Association Contract

On December 10, 2001 (effective date February 8, 2002), Argosy Energy International, LP and Ecopetrol signed this Association Contract, to explore and produce oil, in the area called Río Magdalena of approximately 145,000 acres, located in the Middle Magdalena region of Colombia in the provinces of Cundinamarca and Tolima.

The contract has a maximum duration of 28 years distributed as follows: an exploration period of 6 years and a production period of 22 years starting on the date of termination of the exploration period. The exploratory well, Popa-1 was drilled during June and July and is on the completion stage.

Upon finalization of each phase, Argosy has the option to cancel the contract having previously completed the obligations agreed for each phase.

BT Letter Agreement

On February 27, 2001 Argosy Energy International, LP signed a letter agreement with BT Operating Company for the acquisition and management of the Río Magdalena Exploration Area. BT and Argosy mutually agreed to pay their 50% share of costs under the terms of the Ecopetrol Association contract and provide certain services toward management and compliance of the obligations. As of December 31, 2005 BT had not met their obligations under this agreement and outstanding accounts receivable of $355 related to their share of costs related to the Río Magdalena Association Contract were provisioned as bad debts.

(Continued)

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements

Guayuyaco Association Contract

On August 2, 2002 (effective date September 30, 2002) Argosy Energy International, LP signed this association contract with Ecopetrol, to explore and produce oil, in the area named Guayuyaco. This Association contract gives Argosy the right to explore potential reserves in prospects adjacent to the existing Santana oil field. The block is located in the Putumayo and Cauca provinces and covers approximately 52.000 acres originally held under the Santana Risk Sharing Agreement.

The Guayuyaco contract has a maximum duration of 27.5 years with an exploration period of 5.5 years and a production period of 22 years, which starts upon termination of the exploration period.

Argosy has the obligation of carry out the exploration work in two phases, which were completed. In the first phase, the Branch drilled the Inchiyaco -1 exploration well which was successful. During the second exploration phase, two wells were drilled, Guayuyaco-1 and Guayuyaco-2, which were successful. Therefore, on December 28, 2005, Ecopetrol accepted the Commerciality of the field.

Solana Petroleum Exploration Commercial Agreement

Argosy and Solana Petroleum Exploration entered into a commercial agreement in 2003 whereby, Solana through fulfillment of certain obligations could earn a participating interest in the Inchiyaco Prospect and have an option to enter the next exploration prospect under the Guayuyaco Association Contract. Inchiyaco-1 was drilled and completed as a producing well in 2003 resulting in Solana’s sharing 26.21% interest in Argosy’s net share of the prospect.

The commercial agreement was revised in 2004, giving Solana the right to share a 50% interest in Argosy’s net share of the Guayuyaco association contract by paying 66.7% of two exploratory wells (Guayuyaco-1 and Juanambu-1) and 50% for a new seismic program and additional projects.

Talora Exploration and Exploitation Contract

On September 16, 2004, (effective date), Argosy and the National Hydrocarbons Agency (ANH) signed the Talora exploration and exploitation contract to explore and produce oil, in an area of approximately 108,000 acres located in Tolima and Cundinamarca Provinces.

The contract has a maximum duration of 30 years with an exploration period of 6 years and a production period of 24 years, which starts upon the date in which Argosy receives the oil field commerciality declaration from ANH.

(Continued)

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements

Contractual Commitments:

Phase	Starting date	Obligations

3	December 16, 2006	One exploratory well.
4	December 16, 2007	One exploratory well.
5	December 16, 2008	One exploratory well.
6	December 16, 2009	One exploratory well.

The contract may be relinquished at the end of each phase after fulfillment of the agreed obligations.

  Chaza Exploration and Exploitation Contract

On June 27, 2005 (effective date) Argosy and the National Hydrocarbons Agency (ANH) signed the Chaza exploration and exploitation contract to explore and produce oil, in an area of approximately 80,000 acres located in Putumayo and Cauca Provinces.

The contract has a maximum duration of 30 years with an exploration period of 6 years and a production period of 24 years, which starts upon the date in which Argosy receives the oil field commerciality declaration from ANH.

The ANH Resolution 0217, dated September 13, 2005, approved the 2005 assignment of 50% interest of the contract to Solana Petroleum Exploration.

Contractual Commitments:

Phase	Starting date	Obligations

2	June 27, 2006	One exploratory well.
3	June 27, 2007	One exploratory well.
4	December 16, 2008	One exploratory well.
5	December 16, 2009	One exploratory well.
6	December 16, 2010	One exploratory well.

The contract may be relinquished at the end of each phase after fulfillment of the agreed obligations.

(Continued)

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements

(2) Summary of Significant Accounting Policies and Practices

(a) Foreign Currency Translation

The transactions and accounts of the Company's operations denominated in currencies other than US dollars are re-measured into United States dollars in accordance with Statement of Financial Accounting Standards FAS 52. The United States dollar is used as the functional currency. Exchange adjustments resulting from foreign currency balances are recognized in expense or income in the current period.

(b) Cash Equivalents

Cash equivalents are highly liquid investments purchased with an original maturity of three months or less.

(c) Inventories

Inventories consist of crude oil and materials and supplies and are stated at the lower of cost or market.

(d) Property, Plant and Equipment

The Company follows the full cost method to account for exploration and development of oil and gas reserves whereby all productive and nonproductive costs are capitalized. The only cost center is Colombia. All capitalized costs plus the undiscounted future development costs of proved reserves are depleted using the unit of production method based on total proved reserves applicable to the country.

Proved oil and gas reserves are the estimated quantities of crude oil that geological and engineering data demonstrate with reasonable certainty can be recovered in future years from known reservoirs under existing economic and operating conditions considering future production and development costs.

Costs related to initial exploration activities with no proved reserves are initially capitalized and periodically evaluated for impairment. The Company capitalizes internal costs directly identified with exploration and development activities. The net capitalized costs of oil properties are subject to a ceiling test, which limits such pooled costs to the aggregate of the present value of future net revenues attributable to proved oil and gas reserves discounted at 10% plus the lower of cost or market value of unproved properties. If capitalized costs exceed this limit, the excess is charged to expense and reflected as additional accumulated depreciation, depletion and amortization.

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements

While the quantities of proved reserves require substantial judgment, the associated prices of oil reserves that are included in the discounted present value of our reserves are objectively determined. The ceiling test calculation requires use of prices and costs in effect as of the last day of the accounting period, which are generally held constant for the life of the properties. As a result, the present value is not necessarily an indication of the fair value of the reserves. Oil and gas prices have historically been volatile and the prevailing prices at any given time may not reflect our Partnership’s or the industry’s forecast of future prices.

Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves of oil and gas attributable to a country.

Support equipment and facilities are depreciated using the unit of production method based on total reserves of the field related to the support equipment and facilities.

(e) Environmental Liabilities and Expenditures

Argosy accrues for losses associated with environmental remediation obligations when such losses are probable and can be reasonably estimated. These accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

(f)  Asset Retirement Obligations

Liability for asset retirement obligation is considered to be negligible at this time, based on projected production profiles, expiry dates and terms of the Association Contracts for current operations. However, the Company has accrued the costs related to environmental remediation and abandonment of the wells belonging to Aporte Putumayo Contract.

(g) Concentration of Credit Risks

All of the company’s production is sold to Ecopetrol in which the sale price is agreed between both parts, according to local regulations in Colombia.

(h) Income Taxes

Deferred Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss.

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (i) Financial Instruments Fair Value

The carrying amounts of cash and cash equivalents approximate fair value because of the short maturity of those instruments. The carrying value of other on-balance-sheet financial instruments, approximates fair value, and the cost, if any, to terminate off-balance-sheet financial instruments is not significant.

(j) Employee Benefits

The Company recognizes the obligations with its employees in accordance with the current Colombian labor law. These obligations include the severance indemnity and the legal service bonus each one equivalent to a monthly salary per year and interest on severance at the rate of 12% on the balance of severance indemnities paid. The relevant liability for these two concepts is shown under the "Employee benefits" account as current liabilities at the closing of the period.

(k) Defined Benefit Pension Plan

The Company has a defined benefit pension plan covering one employee. The benefits are based on years of service, age and the employee’s compensation. Currently, the cost of this program is not being funded. The actuarial study is performed at the end of each year in accordance with the guidelines established by FAS 87.

(l) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.

(m)  Revenue Recognition

The Company recognizes revenue when the crude oil is delivered to Ecopetrol.

Ecopetrol pays the oil sales invoicing 25% in local currency and the 75% in US Dollars, according to the terms of the Oil Sales Contract executed between Ecopetrol and Argosy, through which the oil sale price is fixed, with expiration dated November 1, 2006.

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements
(n) Management Fee

The Company accounts for the management fees received from its partners as operator of the contracts as a less value of the operating costs.

(o)  Comprehensive Income

For each period presented in the accompanying statements of income, comprehensive income and net income are the same amount.

(3) Cash and Cash Equivalents

The following is a summary of cash and cash equivalents as of December 31:
	2005	2004

Held in United States dollars	$6,329	6,454
Held in Colombian pesos	394	185
Short-term investments	401	315
	$7,124	6,954

(4) Accounts Receivable

The following is a summary of accounts receivable as of December 31:

	2005	2004

Trade	$675	81
B.T. Río Magdalena Agreement	355	239
Vendor advances	172	60
Solana joint account	-	324
Other	104	119
	1,306	823
Less allowance for bad debts	(355)	(239)
	$951	584

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements

(5) Property, Plant and Equipment

The following is a summary of property, plant and equipment as of December 31:

	2005	2004

Oil properties:
Unproved	$3,622	2,312
Proved	59,096	56,218
	62,718	58,530
Less accumulated depreciation, depletion,
and amortization	53,695	53,007
	$9,023	5,523

Capitalized Cost Unproved
Excluded From the Capitalized Cost Being Amortized

							Month Anticipated
			Exploration Cost		Cost Incurred		to be included
AFE	Contract	Detail	Dec-04	Dec-05	2004	2005	in Amortization
MARY WELLWEST PROSPECT	Santana	Geological & Geophysical Data	287	287	287		Dec-06
MARY WEST WELL TESTING	Santana	Geological & Geophysical Data	93	93	93		Dec-06
EXPL. 100% NEW PROJECTS	New Projects	Geological & Geophysical Data	253	363	253	110	Dec-06
EXPL. 100% SANTANA	Guayuyaco	Geological & Geophysical Data	1,044	1,044	1,044		Dec-06
EXPL. 100% RIO MAGDALENA	Rio Magdalena	Sesimic Program	634	808	634	174	Mar-07
TALORA PROJECT	Talora	Seismic Program	1	89	1	88	Sep-07
SEISMIC GUAYUYACO	Guayuyaco	Seismic Program	0	431		431	Dec-06
SEISMIC CHAZA	Chaza	Seismic Program	0	505		505	Sep-07
POPA-1 WELL EXPLORATORY	Rio Magdalena	Road and Location Well	0	0			Mar-07
JUANAMBU-1 WELL EXPLORATORY	Guayuyaco	Road and Location Well	0	2		2	Jun-07
				0
Total Unproved Exploration Costs			2,312	3,622	2,312	1,310

All capital excluded from capitalized cost being amortized relates to exploration cost. No acquisition costs, development costs or capitalized interest costs are identified.

(6) Settlement Agreement with Aviva Overseas Inc

Effective August 19, 2005 Argosy Energy International, LP, Argosy Energy Corp., Crosby Capital, LLC, and Aviva Overseas, Inc. entered into a settlement agreement which principal terms are as follows:

1. The parties agreed that the agreement is a negotiated resolution of various disputes between the parties.

2. Aviva Overseas, Inc. assigned and transferred all interests in the partnership, corresponding to 29.6196%, to Argosy Energy International, LP as a redemption of such interests.

3. Argosy Energy International, LP is required to make the following payments to Aviva Overseas, Inc.: an initial cash payment of $300 as reimbursement to Aviva Overseas, Inc. for a portion of its cost incurred in connection with the disputes, a 90 day promissory note amounted to $3,050, a two year promissory note in the amount of $1,125 (the “Note”, represented for 8 quarterly payments of $153 beginning in November 2005, including interest at 8%), and an additional payment (described below) accrued in the amount of $329 as of the agreement date. As of December 31, 2005, amounts outstanding under the agreement include $990 due on the Note and $310 accrued for the additional payment. The outstanding amount is payable as follows: $614 in 2006 and $686 in 2007.

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements

The additional payment is calculated as follows: after the earlier of i) The date Argosy Energy makes final payment of the “Note”, or (ii) after the occurrence of an event of default, Argosy shall make a payment in cash in an amount equal to (i) $56,250 multiplied by the numeric amount by which the average daily closing price of the New York Mercantile Exchange nearby month contract for West Texas Intermediate crude oil over the note term exceeds $55 per barrel, reduced by (ii) all interest paid by Argosy on the principal of the Note. The additional payment was recorded at the date of the settlement agreement based on a calculation of the required payment at that date.

Crosby Capital, LLC has guaranteed the payments required by Argosy Energy International, LP.

The new ownership percentages in Argosy Energy International L.P., after the redemption of the partnership interest held by Aviva Overseas Inc. is as follows:

Partner	Interest	Type of interest

Crosby Capital L.L.C.	98.7491%	Limited Partner
Argosy Energy Corporation	0.7104%	General Partner
Dale E. Armstrong	0.4122%	Limited Partner
Richard S. McKnight	0.1283%	Limited Partner
Total	100.0000%

(7) Pension Plan

Costs of the retirement plan are accrued based on various assumptions and discount rates, as described below. The actuarial assumptions used could change in the near term as a result of changes in expected future trends and other factors, which depending on the nature of the changes, could cause increases or decreases in the liabilities accrued.

The components of pension cost as of December 31 are:

	2005	2004

Interest cost	$34	31
Expected return of assets	(48)	(30)
Amortization of unrecognized net transition obligation (asset)	3	3
Net periodic pension cost	$(11)	4

Changes in plan assets:
Fund assets at beginning of year	300	232
Interest earned	61	68
Fund assets at end of year	$361	300

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements
	2005	2004
Funded status:
Projected benefit obligation	359	335
Assets at fair value	361	300
Funded status	2	(35)
Unrecognized net transaction obligation remaining	31	32
Unrecognized prior service cost	-	-
Adjustment additional minimum liability	(2)	(5)
Unrecognized net loss or (gain)	(29)	(27)
Prepaid (unfunded accrued) pension cost	$2	(35)

The Company’s fund asset to cover pension benefits is represented in a mutual fund amounting to $361 and $300, in 2005 and 2004, respectively.

	2005	2004
Change in benefit obligation
Benefit obligation at beginning of year	335	276
Interest Cost	34	31
Benefits Paid	(24)	(22)
Foreign Currency Exchange	14	50
Total Activity	24	59
Benefit obligation at end of year	359	335

The weighted-average assumptions used to determine benefit obligations at December 31 are as follows:

	2005%	2004%

Discount rate	9.3	10.5
Rate of compensation increase	4.7	6.0

Estimated future benefit payments are expected to be paid as follows:

Year	Amount

2006	25
2007	23
2008	22
2009	20
2010	19
2011- 2016	250

No expected contributions will be made to the plan during the year 2006.

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements

(8) Equity

Stockholders’ Capital

The following is a detail of the stockholders’ participation in the capital:
Stockholders	2005%	2004%

Crosby Capital L.L.C.	98.75	69.50
Argosy Energy Corp. .**	0.71	0.50
Aviva Overseas, Inc	-	29.62
Dale E. Armstrong	0.41	0.29
Richard S. McKnight	0.13	0.09
	100.00	100.00

** Argosy Energy Corp. is a general partner interest. All others are limited partnership interests. Net income is allocated according to the participation of each stockholder in the Company’s capital.

Foreign Exchange Restrictions

In accordance with current legislation in Colombia, the branches of foreign companies in the oil industry are not under the obligation to refund to the Colombian exchange market the proceeds from their foreign currency sales either inside or outside the country. The net proceeds from oil exports may be used by the branches of oil companies to reimburse abroad the capital and profits from the operation in Colombia. As a result of this foreign exchange liberation, the branch cannot purchase foreign currency in the Colombian exchange market to remit profits, repatriate capital, repay external debt or pay foreign currency expenses.

(9) Operating Cost

The following is a summary of operating cost incurred as of December 31:

	2005	2004
Direct labor	$383	316
Maintenance, materials and lubricants	417	417
Repairs - third party	700	752
General expenses - others	952	575
	$2,452	2,060

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements

(10) Other Income and Expenses, net

The following is a summary of other income and expenses, net as of December 31:
	2005	2004
Oil transportation	$18	146
Financial income	171	65
Insurance reimbursement	126	-
Other income	217	162
Foreign translation gain (loss)	33	(148)
Allowance for bad debts	(116)	-
	$449	225

(11) Income Taxes

All of the income and income tax was derived from activities of the branch in Colombia.

Deferred Remittance Tax

Deferred remittance tax is calculated based upon commercial net income. Commercial net income of Colombian branches of foreign companies derived from exploration, development or production of hydrocarbons is levied an additional remittance tax of 7%.

The law establishes that when this income is reinvested in the country for five years, the payment of the remittance tax will be deferred, after which time the payment of this tax will be exonerated.

Under the law, reinvestment occurs when the net income remains five years within the equity of the entity.

Tax reconciliation

Income tax expense attributable to income from continuing operations was $2,892 and $1,417 for the years ended December 31, 2005 and 2004, respectively, and differed from the amounts computed by applying the Colombian income tax rate of 35% (the statutory tax rate of the partnership’s Branch) to pretax income from continuing operations as a result of the following:

	2005		2004
	Basis Amount %		Basis Amount %

Income before taxes	$8,109	100.00	3,342	100.00
Computed “Expected” tax expense	2,838	35.00	1,170	35.00
Tax expense	2,892	35.66	1,417	42.40
Difference	$54	0.66	247	7.40

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements

	2005				2004
	Basis		Amount	%	Basis	Amount	%
Explanation:
Difference in principles		$(593)	(207)	(2.56)	(49)	(17)	(0.51)
Surcharge tax (10%)			199	2.45		93	2.79
Remittance tax expense (7%)			353	4.35		146	4.37
Inflation adjustment		(53)	(19)	(0.23)	(21)	(7)	(0.22)
No deductible expense		32	11	0.14	16	6	0.17
No deductible tax (Stamp tax)		130	46	0.56	57	20	0.60
Assessments to financial
movements		45	16	0.19	13	4	0.13
Equity tax		25	9	0.11	31	11	0.33
Deduction fixed real productive
assets		(1,014)	(355)	(4.38)
Income not taxable		4	1	0.03	(23)	(9)	(0.26)
	$		54	0.66		247	7.40

The deferred tax is the following:

	2005	2004

Accrued liabilities	$201	183
Property, plant and equipment	(676)	(406)
Net deferred tax liability	$(475)	(223)

Roll forward of deferred taxes:
Net deferred tax to December 31:
Beginning balance	223	(18)
Increase in year	352	245
Translation	(100)	(4)
	$475	223

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible and tax carryforwards utilizable. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the branch will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2005 and 2004. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements

Major Changes Introduced by Law 863 (December 29, 2003)

1)
An equity tax was created for fiscal years 2004, 2005 and 2006. Such tax must be liquidated applying at 0.3 % over the net equity at January 1st of each year. This applies to equities of 3.000 millions pesos in 2004, 3.183 millions pesos in 2005 and 3.344 millions pesos in 2006.

2)	The financial transaction tax increased from 3 per thousand to 4 per thousand and it is applicable through the year 2007.

3)	Paid taxes are not deductible except for 80% of industrial and commercial and property Taxes.

4)	The 10% income tax surcharge (3.5%) is applicable for years 2003 through 2006. This payment is not deductible for tax purposes.

(12) Disagreement Between Argosy Energy International and Ecopetrol

As of December 31, 2005 the contracting parties of the Guayuyaco Association Contract, Ecopetrol and Argosy, consulted with their legal advisors to clarify the procedure for allocation of oil produced and sold during the long-term test of the Guayuyaco-1 and Guayuyaco-2 wells. Ecopetrol has advised Argosy of a material difference in the interpretation of the procedure established in Clause 3.5 of Attachment-B to the Guayuyaco Association Contract. Ecopetrol interprets the contract to provide that the extended test production up to a value equal to 30% of the direct exploration costs of the wells is for Ecopetrol’s account only and serves as reimbursement of its 30% back-in to the Guayuyaco discovery. Argosy’s contention is that this amount is merely the recovery of 30% of the direct exploration costs of the wells and not exclusively for the benefit of Ecopetrol. While Argosy believes its interpretation of the Guayuyaco Association Contract is correct, the resolution of this issue is pending agreement of the parties or determination through legal proceedings.  At this time no amount has been accrued in the financial statements as it is not considered probable that a loss will be incurred.

The estimated value of the disputed production is US$2,361,188, which possible loss is shared 50% (US$1,180,594) with the Argosy’s Guayuyaco partner, Solana Petroleum Exploration (Colombia) S.A.

ARGOSY ENERGY INTERNATIONAL, LP

Notes to Financial Statements

(13) Subsequent Events

•	The Company signed in May and June, 2006 two new exploration and production contracts with the National Hydrocarbons Agency (ANH) called Primavera and Mecaya, to explore and produce oil, respectively.

These contracts have a maximum duration of 30 years with an exploration period of 6 years and a production period of 24 years, which starts upon the date in which Argosy receives the oil field commerciality declaration from ANH.

The contracts may be relinquished at the end of each phase after fulfillment of the agreed obligations.

•	On April 1, 2006 the partners of the partnership entered into a redemption agreement pursuant to which all of Dale E. Armstrong interest and Richard S. McKnight interest.

•	On June 21, 2006 Gran Tierra Energy Inc. acquired all of the outstanding partnership interest in the Company.

Supplemental Oil and Gas Information (Unaudited)

The following tables set forth Argosy´s net interests in quantities of proved developed and undeveloped reserves of crude oil. Crude oil reserves represent the Argosy-own oil reserves projected for properties located in Colombia. The reserves are stated after applicable royalties. These estimates include reserves in which Argosy holds an economic interest under production-sharing contracts. The studies to estimated proved oil reserves for the years 2003, 2004 and 2005 were prepared by Huddleston & Co., Inc.

In accordance with SFAS No. 69 and Securities and Exchange Commission (“SEC”) rules and regulations, the following information is presented with regard oil proved reserves, all of which are located in Colombia. These rules require inclusion as a supplement to the basic financial statements a standardized measure of discounted future net cash flows relating to proved oil and gas reserves. The standardized measure, in management’s opinion, should be examined with caution. The bases for these disclosures are independent petroleum engineer’s reserve studies which contains imprecise estimates of quantities and rates of production of reserves. Revision of prior year estimates can have a significant impact on the results. Also, exploration and production improvement costs in one year may significantly change previous estimates of proved reserves and their valuation. Values of unproved properties and anticipated future price, and cost increases or decreases are not considered. Therefore, the standardized measure is not necessarily a “best estimate” of the fair value of oil and gas properties or of future net cash flows.

I-Oil Reserves Information
(In barrels)

Proved Developed and Undeveloped Reserves

Balance at December 31, 2003	1,845,654
Revision of previous estimates	168,766
Improved recovery	-
Purchases of proved reserves	-
Extension and discoveries	-
Production	(197,027)
Sales	-
Balance at December 31, 2004	1,817,393
Revision of previous estimates	(18,936)
Improved recovery	-
Purchases of proved reserves	-
Extension and discoveries	822,007
Production	(283,795)
Sales	-
Balance at December 31, 2005	2,336,669

Proved developed reserves
December 31, 2004	1,817,393
December 31, 2005	2,336,669

II- Capitalized Costs Relating to Oil And Gas Producing Activities
(In thousands)

	As of December 31,
	2005	2004

Oil & gas properties:
Unproved	$3,622	2,312
Proved	59,096	56,218

Accumulated depreciation, depletion and amortization	(53,695)	(53,007)
Net capitalized costs	$9,023	5,523

III- Cost Incurred in Oil And Gas Property Acquisition,
Exploration and Development Activities
(In thousands)

	For the year ended December 31,
	2005	2004

Property acquisitions costs	$-	-

Exploration costs	1,310	405

Development costs	2,878	45
Costs incurred	$4,188	450

IV- Results of operations for producing activities
(In thousands)
	For the year ended December 31,
	2005	2004

Revenues - Oil sales	$11,891	6,393

Production costs	(2,452)	(2,060)

Depreciation, depletion and amortization	(697)	(357)

Income tax expenses	(2,892)	(1,417)

Results of operations	$5,850	2,559

V- Standardized Measure of Discounted Future Net Cash Flows
(In thousands)

	As of December 31,
	2005	2004

Future cash inflows	$112,721	64,626

Future production and development costs	(26,756)	(21,553)

Future income tax expense	(31,844)	(15,952)

Future net cash flows	54,121	27,121

10% Annual discount factor	(15,688)	(8,188)
Standardized measure	$38,433	18,933

Changes in the Standardized Measure of Discounted Future
Net Cash Flows From Proved Reserve Quantities During 2005

Balance as of December 31, 2004	$18,933
Sales and transfers of oil and gas produced, net of production costs	(9,439)
Net changes in prices and production costs	20,115
Extensions, discoveries and improved recover, net of related costs	25,626
Development costs incurred during the period	0
Revision of previous quantity estimates	(702)
Accretion of discount	1,175
Net change in income taxes	(15,892)
Other	(1,383)
Balance as of December 31, 2005	$38,433

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Dong Won Corporation and Gran Tierra Energy Inc.

We have audited the accompanying schedule of revenues, royalties and operating cost (the “financial statements”) corresponding to the 14% interest in the Palmar Largo joint venture (representing the 14% working interest acquired by Gran Tierra Energy Inc. through its wholly owned subsidiary Gran Tierra Energy Argentina S.A. in the “YPF S.A. - Pluspetrol S.A. - Compañía General de Combustibles S.A. - Dong Won Corporation - Palmar Largo Unión Transitoria de Empresas” (the “Palmar Largo joint venture”)) for the eight-month period ended August 31, 2005 (the “Schedule of Revenues, Royalties and Operating Cost”). The Schedule of Revenues, Royalties and Operating Cost is the responsibility of Dong Won Corporation’s management. Our responsibility is to express an opinion on this Schedule of Revenues, Royalties and Operating Cost based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Dong Won Corporation is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of Dong Won Corporation's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the revenues, royalties and operating cost corresponding to the 14% interest in the Palmar Largo joint venture on the basis of accounting described in Notes 1 and 2 for the eight-month period ended August 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Buenos Aires, Argentina
November 7, 2005

Deloitte & Co. S.R.L.

/s/ Ricardo C. Ruiz
Ricardo C. Ruiz
Partner

Schedule of Revenues, Royalties and Operating Cost corresponding to the 14%
interest in the Palmar Largo joint venture for the eight-month period ended
August 31, 2005 (audited) (Note 1)

(Amounts expressed in U.S. Dollars - Note 2)

Eight-month period ended
August 31, 2005

Revenues	2,913,532
Royalties	(353,228)
Operating costs	(1,081,085)
1,479,219

Schedule of Revenues, Royalties and Operating Cost corresponding to the 14%
interest in the Palmar Largo joint venture for the eight-month period ended
August 31, 2005 (audited)

1.     Basis of Presentation.

The accompanying Schedule of Revenues, Royalties and Operating Cost includes the revenues, royalties and operating cost for the eight-month period ended August 31, 2005, corresponding to the 14% working interest in the “YPF S.A. - Pluspetrol S.A. - Compañía General de Combustibles S.A. - Dong Won Corporation - Palmar Largo Unión Transitoria de Empresas” (the “Palmar Largo joint venture”) acquired on September 1, 2005 by Gran Tierra Energy Inc. through its wholly owned subsidiary Gran Tierra Energy Argentina S.A. from Dong Won Corporation. The Schedule of Revenues, Royalties and Operating Cost does not include any cost related to indirect general and administrative costs, income and capital taxes or any provisions related to depletion, depreciation or asset retirement obligation.

The Palmar Largo joint venture was formed on November 24, 1992 under the method foreseen in Chapter III, Section II of Argentine Law No. 19.550 (volume 1984 and their modifications). The Palmar Largo joint venture aims at exploring, exploiting and developing the hydrocarbons of the “Palmar Largo” Area.

On December 18, 1992, by Decree 2.444/92 of the Argentine Federal Executive, the production and exploration concession corresponding to “Palmar Largo” Area - Northwest Basin- Provinces of Salta and Formosa offered by the International Public Bidding No 14-280/92 was awarded to Y.P.F S.A., Pluspetrol Exploración y Producción S.A., Norcen Argentina S.A., Compañía General de Combustibles S.A. and Dong Won Co Ltd. According to Argentine laws, production concessions have a term of 25 years, which may be extended for an additional ten-year term, in accordance with the corresponding applicable legislation.

The concession is managed through the joint venture´s partners through a formal joint venture operating agreement. After giving effect to the acquisition of the 14% interest in the Palmar Largo joint venture by Gran Tierra Energy Argentina S.A. as mentioned in the first paragraph, the interest of each of the companies making up the joint venture are as follows: YPF S.A.: 30%, Pluspetrol S.A. (joint venture’s Operator): 38.15%, Compañía General de Combustibles S.A.: 17.85% and Gran Tierra Energy Argentina S.A.: 14%.

Since the Palmar Largo joint venture's partners are the holders of the hydrocarbons produced in the Palmar Largo area, each of them withdraws the production that the Operator assigns in the measurement and delivery point.

The accompanying schedule of revenues, royalties and operating cost only represents the revenues, royalties and operating cost corresponding to the Palmar Largo joint venture's production assigned to and commercialized by Dong Won Corporation for the eight-month period ended August 31, 2005, representing its 14% interest in the Palmar Largo joint venture's assigned production for such period.

Schedule of Revenues, Royalties and Operating Cost corresponding to the 14%
interest in the Palmar Largo joint venture for the eight-month period ended
August 31, 2005 (audited)

2.     Significant Accounting Policies

The schedule of revenues, royalties and operating cost has been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) as follows:

Revenues

Revenues from the sale of product are recognized upon delivery to purchasers.

Royalties

A 12% royalty is payable on the estimated value at the wellhead of crude oil production and the natural gas volumes commercialized. The estimated value is calculated based upon the actual sale price of the crude oil and gas produced, less the costs of transportation and storage.

Operating cost

Operating cost includes amounts incurred on extraction of product to the surface, gathering, field processing, treating, field storage and transportation.

Translation to U.S. dollars

In preparing the Schedule of Revenues, Royalties and Operating Cost, the results have been translated from Argentine pesos to U.S. dollars using the average exchange rate for the eight-month period ended August 31, 2005. The average exchange rates from Argentine pesos to U.S. dollars was Argentine peso 2.9015 to U.S. dollar for the eight-month period ended August 31, 2005.

RESERVES QUANTITY INFORMATION
FOR THE PERIOD ENDED AUGUST 31, 2005

Proved developed and undeveloped reserves:
Beginning of year, January 1, 2005	733,857

Revisions of previous estimates	(37,381)

Production	(80,091)

End of year, August 31, 2005*	616,385

Proved Developed Reserves:
Beginning of year, January 1, 2005	577,321

End of year, August 31, 2005*	497,585
*Denotes the date at which Gran Tierra Energy purchased the assets of Palmar Largo.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND
CHANGES THEREIN RELATING TO PROVED OIL AND GAS RESERVES
AT AUGUST 31, 2005

Palmar Largo
Future Cash Inflows*	27,000,420
Future Production and Development Costs*	(14,226,418)
Future Income Tax Expense*	(1,080,530)
Future Net Cash Flows	11,693,472
10% annual discount for estimated timing of cash flows	(3,476,304)
Standardized Measure of discounted future net cash flows	8,217,168

The following are the principal sources of change in the standardized measure of discounted future net cash flows during 2005:

Sales and transfers of oil and gas produced, net of production costs	(1,848,790)
Net changes in prices, volumes and production costs	2,590,816
Extentions, discoveries and improved recovery, less related costs	656,101
Accretion of Discount	902,368
Net change in income taxes	(1,429,504)
Total Explained Variance	870,991

* Future net cash flows were computed using year-end prices and costs, and year-end statutory tax rates (adjusted for permanent differences) that relate to existing proved oil and gas reserves in which the enterprise has mineral interests, including those mineral interests related to long-term supply agreements with governments for which the enterprise serves as the producer of the reserves.

Report of Independent Registered
Public Accounting Firm

To the Board of Directors of
Dong Won Corporation and Gran Tierra Energy Inc.

We have audited the accompanying schedule of revenues, royalties and operating cost (the "financial statements") corresponding to the 14% interest in the Palmar Largo joint venture (representing the 14% working interest acquired by Gran Tierra Energy Inc. through its wholly owned subsidiary Gran Tierra Energy Argentina S.A. in the "YPF S.A. - Pluspetrol S.A. - Compania General de Combustibles S.A. - Dong Won Corporation - Palmar Largo Union Transitoria de Empresas" (the "Palmar Largo joint venture")) for the years ended December 31, 2004 and 2003 (the "Schedule of Revenues, Royalties and Operating Cost"). The Schedule of Revenues, Royalties and Operating Cost is the responsibility of Dong Won Corporation's management. Our responsibility is to express an opinion on this Schedule of Revenues, Royalties and Operating Cost based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. Dong Won Corporation is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of Dong Won Corporation's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statement presents fairly, in all material respects, the revenues, royalties and operating cost corresponding to the 14% interest in the Palmar Largo joint venture on the basis of accounting described in Notes 1 and 2 for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

Buenos Aires, Argentina
November 7, 2005

Deloitte & Co. S.R.L.

/s/Ricardo C. Ruiz
Ricardo C. Ruiz
Partner

Schedule of Revenues, Royalties and Operating Cost corresponding to the 14% interest in the Palmar Largo joint venture for the years ended December 31, 2004 and 2003 (audited) and for the six months ended June 30, 2005 and 2004 (unaudited) (Note 1)

(Amounts expressed in U.S. Dollars - Note 2)

	Six-month period ended		Year ended
	June 30, 2005	June 30, 2004	2004	2003
	(unaudited)	(unaudited)	(audited)	(audited)
Revenues	2,065,587	2,036,454	4,703,136	4,422,688
Royalties	(258,716)	(239,111)	(492,535)	(457,293)
Operating costs	(837,524)	(635,088)	(1,424,152)	(1,297,260)

	969,347	1,162,255	2,786,449	2,668,135

Schedule of Revenues, Royalties and Operating Cost corresponding to the 14% interest in the Palmar Largo joint venture for the years ended December 31, 2004 and 2003 (audited) and for the six months ended June 30, 2005 and 2004 (unaudited)

1.     Basis of Presentation

The accompanying Schedule of Revenues, Royalties and Operating Cost includes the revenues, royalties and operating costs for the years ended December 31, 2004 and 2003 and for the six months ended June 30, 2005 and 2004 (unaudited), corresponding to the 14% working interest in the “YPF S.A. – Pluspetrol S.A. – Compañía General de Combustibles S.A. – Dong Won Corporation - Palmar Largo Unión Transitoria de Empresas” (the “Palmar Largo joint venture”) acquired on September 1, 2005 by Gran Tierra Energy Inc. through its wholly owned subsidiary Gran Tierra Energy Argentina S.A. from Dong Won Corporation. The Schedule of Revenues, Royalties and Operating Cost does not include any cost related to indirect general and administrative costs, income and capital taxes or any provisions related to depletion, depreciation or asset retirement obligation.

The interim financial information for the six months ended June 30, 2005 and 2004 is unaudited and has been prepared on the same basis as the audited financial statement. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. The results for the six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

The Palmar Largo joint venture was formed on November 24, 1992 under the method foreseen in Chapter III, Section II of Argentine Law No. 19.550 (volume 1984 and their modifications). The Palmar Largo joint venture aims at exploring, exploiting and developing the hydrocarbons of the “Palmar Largo” Area.

On December 18, 1992, by Decree 2.444/92 of the Argentine Federal Executive, the production and exploration concession corresponding to “Palmar Largo” Area - Northwest Basin - Provinces of Salta and Formosa offered by the International Public Bidding No. 14-280/92 was awarded to Y.P.F., S.A., Pluspetrol Exploración y Producción S.A., Norcen Argentina S.A., Compañía General de Combustibles S.A. and Dong Won Co. Ltd. According to Argentine laws, production concessions have a term of 25 years, which may be extended for an additional ten-year term, in accordance with the corresponding applicable legislation.

The concession is managed through the joint venture’s partners through a formal joint venture operating agreement. After given effect to the acquisition of the 14% interest in the Palmar Largo joint venture by Gran Tierra Energy Argentina S.A. as mentioned in the first paragraph, the interest of each of the companies making up the joint venture are as follows: YPF S.A.: 30%, Pluspetrol S.A. (joint venture's Operator): 38.15%, Compañía General de Combustibles S.A.: 17.85% and Gran Tierra Energy Argentina S.A.: 14%.

Since the Palmar Largo joint venture’s partners are the holders of the hydrocarbons produced in the Palmar Largo area, each of them withdraws the production that the Operator assigns in the measurement and delivery point.

The accompanying schedule of revenues, royalties and operating cost only represents the revenues, royalties and operating cost corresponding to the Palmar Largo joint venture’s production assigned to and commercialized by Dong Won Corporation for the years ended December 31, 2004 and 2003 and for the six months ended June 30, 2005 and 2004 (unaudited), representing its 14% interest in the Palmar Largo joint venture’s assigned production for such years.

Schedule of Revenues, Royalties and Operating Cost corresponding to the 14% interest in the Palmar Largo joint venture for the years ended December 31, 2004 and 2003 (audited) and for the six months ended June 30, 2005 and 2004 (unaudited)

2.     Significant Accounting Policies

The schedule of revenues, royalties and operating cost has been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) as follows:

Revenues

Revenues from the sale of product are recognized upon delivery to purchasers.

Royalties

A 12% royalty is payable on the estimated value at the wellhead of crude oil production and the natural gas volumes commercialized. The estimated value is calculated based upon the actual sale price of the crude oil and gas produced, less the costs of transportation and storage.

Operating cost

Operating cost include amounts incurred on extraction of product to the surface, gathering, field processing, treating, field storage and transportation.

Translation to U.S. dollars

In preparing the Schedule of Revenues, Royalties and Operating Cost, the results have been translated from Argentine pesos to U.S. dollars using the average exchange rate for each year. The average exchange rates from Argentine pesos to U.S. dollars were Argentine peso 2.9416 and 2.9492 to U.S. dollar for the years ended December 31, 2004 and 2003, respectively and Argentine peso 2.9108 and 2.9069 to U.S. dollar for the six months ended June 30, 2005 and 2004, respectively.

RESERVES QUANTITY INFORMATION
FOR THE PERIOD ENDED DECEMBER 31, 2004

Proved developed and undeveloped reserves:
Beginning of year, January 1, 2004	868,477

Revisions of previous estimates

Production	(134,620)

End of year, December 31, 2004	733,857

Proved Developed Reserves:
Beginning of year, January 1, 2004	711,941

End of year, December 31, 2004	577,321

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND
CHANGES THEREIN RELATING TO PROVED OIL AND GAS RESERVES
AT DECEMBER 31, 2004

Palmar Largo
Future Cash Inflows*	22,909,244
Future Production and Development Costs*	(13,469,358)
Future Income Tax Expense*	348,974
Future Net Cash Flows	9,788,860
10% annual discount for estimated timing of cash flows	(2,442,683)
Standardized Measure of discounted future net cash flows	7,346,177

The following are the principal sources of change in the standardized measure of discounted future net cash flows during 2004:

Sales and transfers of oil and gas produced, net of production costs	(369,103)
Net changes in prices, volumes and production costs	(191,468)
Extentions, discoveries and improved recovery, less related costs	1,590,000
Accretion of Discount	717,305
Net change in income taxes	(798,956)
Other	(23,518)
Total Explained Variance	924,259

* Future net cash flows were computed using year-end prices and costs, and year-end statutory tax rates (adjusted for permanent differences) that relate to existing proved oil and gas reserves in which the enterprise has mineral interests, including those mineral interests related to long-term supply agreements with governments for which the enterprise serves as the producer of the reserves.

RESERVES QUANTITY INFORMATION
FOR THE PERIOD ENDED DECEMBER 31, 2003

Proved developed and undeveloped reserves:
Beginning of year, January 1, 2003	1,017,857

Revisions of previous estimates

Production	(149,380)

End of year, December 31, 2003	868,477

Proved Developed Reserves:
Beginning of year, January 1, 2003	861,321

End of year, December 31, 2003	711,941

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND
CHANGES THEREIN RELATING TO PROVED OIL AND GAS RESERVES
AT DECEMBER 31, 2003

Palmar Largo
Future Cash Inflows*	24,990,646
Future Production and Development Costs*	(16,949,292)
Future Income Tax Expense*	1,147,930
Future Net Cash Flows	9,189,284
10% annual discount for estimated timing of cash flows	(2,767,366)
Standardized Measure of discounted future net cash flows	6,421,918

17,572,745 Shares of Common Stock

Gran Tierra Energy Inc.

PROSPECTUS

March 6, 2007